Filed pursuant to Rule 424(b)(3)
Registration No. 333-253587

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell, nor do they seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. A registration statement relating to these securities has been declared effective by the Securities and Exchange Commission.

SUBJECT TO COMPLETION, DATED OCTOBER 14, 2021.

PRELIMINARY PROSPECTUS SUPPLEMENT

(TO PROSPECTUS DATED APRIL 15, 2021)

U.S. $

Republic of Colombia

5.200% Global Bonds due 2049

The bonds will mature on May 15, 2049. The Republic of Colombia (“Colombia” or the “Republic”) will pay interest on the bonds each May 15 and November 15, commencing on                 , 2021. The bonds will be issued in denominations of U.S. $200,000 and integral multiples of U.S. $1,000 in excess thereof.

The bonds will be direct, general, unconditional, unsecured and unsubordinated external indebtedness of Colombia and will be backed by the full faith and credit of Colombia. The bonds will rank without any preference among themselves and equally with all other unsecured and unsubordinated external indebtedness of Colombia. It is understood that this provision shall not be construed so as to require Colombia to make payments under the bonds ratably with payments being made under any other external indebtedness.

The bonds offered on the date of this prospectus supplement will be a further issuance of, and will form a single series with, the outstanding U.S. $1,800,000,000 aggregate principal amount of Colombia’s 5.200% Global Bonds due 2049 that were previously issued on January 28, 2019 and January 30, 2020, and will be fully fungible with the outstanding bonds. The total aggregate amount of the previously issued bonds and the bonds now being issued will be U.S.$                 .

Colombia may, at its option, redeem the bonds, in whole or in part, before maturity, on not less than 30 nor more than 60 days’ notice on the terms described under “Description of the Bonds—Optional Redemption” in this prospectus supplement. The bonds will not be entitled to the benefit of any sinking fund.

The bonds will be issued under an indenture and, with the outstanding U.S. $1,800,000,000 aggregate principal amount of Colombia’s 5.200% Global Bonds due 2049 that were previously issued on January 28, 2019 and January 30, 2020, constitute a separate series of debt securities under the indenture. The indenture contains provisions regarding future modifications to the terms of the bonds that differ from those applicable to Colombia’s outstanding public external indebtedness issued prior to January 28, 2015. Under these provisions, which are described beginning on page 7 of the accompanying prospectus, Colombia may amend the payment provisions of any series of debt securities (including the bonds) and other reserve matters listed in the indenture with the consent of the holders of: (1) with respect to a single series of debt securities, more than 75% of the aggregate principal amount of the outstanding debt securities of such series; (2) with respect to two or more series of debt securities, if certain “uniformly applicable” requirements are met, more than 75% of the aggregate principal amount of the outstanding debt securities of all series affected by the proposed modification, taken in the aggregate; or (3) with respect to two or more series of debt securities, more than 66 2/3% of the aggregate principal amount of the outstanding bonds of all series affected by the proposed modification, taken in the aggregate, and more than 50% of the aggregate principal amount of the outstanding debt securities of each series affected by the proposed modification, taken individually.

Application will be made to list the bonds on the official list of the Luxembourg Stock Exchange and to trade them on the Euro MTF Market of the Luxembourg Stock Exchange.

See “Risk Factors” beginning on page S-7 to read about certain risks you should consider before investing in the bonds.

Section 309B(1)(c) of the Securities and Futures Act (Chapter 289 of Singapore) Notification

The notes are prescribed capital markets products (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018).

Neither the Securities and Exchange Commission, referred to as the SEC, nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per bond		Total
Public offering price(1)		%	U.S. $
Underwriting discount		%	U.S. $
Proceeds, before expenses, to Colombia		%	U.S. $

(1)

Purchasers will also be required to pay accrued interest totaling U.S. $                or U.S. $                per U.S. $1,000 principal amount of the bonds, from May 15, 2021, to but not including                 , 2021, the date Colombia expects to deliver the bonds offered by this prospectus supplement, and additional interest to the date of delivery, if later.

Delivery of the bonds is expected to be made to investors through the book-entry delivery system of The Depository Trust Company for the account of its participants, including Clearstream and Euroclear, on or about                , 2021.

Joint Book-Running Managers

BBVA	BNP PARIBAS	Goldman Sachs & Co. LLC

The date of this prospectus supplement is                , 2021.

Prospectus Supplement

Prospectus

Colombia has only provided to you the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus. Colombia has not authorized anyone to provide you with different information. Colombia is not making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information contained in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date on the front of this prospectus supplement.

PROHIBITION OF SALES TO EEA RETAIL INVESTORS—The bonds are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or (ii) a customer within the meaning of Directive 2016/97/EC (as amended, the “Insurance Distribution Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II. Consequently, no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the bonds or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the bonds or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.

PROHIBITION OF SALES TO UK RETAIL INVESTORS—The bonds are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the United Kingdom (“UK”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client, as defined in point (8) of Article 2 of Regulation (EU) 2017/565 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 (“EUWA”); or (ii) a customer within the meaning of the provisions of the Financial Services and Markets Act 2000 (the “FSMA”) and any rules or regulations made under the FSMA to implement Directive (EU) 2016/97, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the EUWA. Consequently, no key information document required by Regulation (EU) No 1286/2014 (as amended) as it forms part of domestic law by virtue of the EUWA (the “UK PRIIPs Regulation”) for offering or selling the bonds or otherwise making them available to retail investors in the UK has been prepared and therefore offering or selling the bonds or otherwise making them available to any retail investor in the UK may be unlawful under the UK PRIIPs Regulation.

SUMMARY

This summary highlights information contained elsewhere in this prospectus supplement and the accompanying prospectus. It is not complete and may not contain all of the information that you should consider before investing in the bonds. You should read this entire prospectus supplement and the accompanying prospectus carefully.

The Issuer

Overview

Colombia is the fourth largest country in South America, with a territory of 441,020 square miles (1,141,748 square kilometers). Located on the northwestern corner of the South American continent, Colombia borders Panama and the Caribbean Sea on the north, Peru and Ecuador on the south, Venezuela and Brazil on the east and the Pacific Ocean on the west. According to the Departamento Administrativo Nacional de Estadística (National Administrative Department of Statistics, or “DANE”) based on the latest available population statistics, Colombia’s population in 2021 is estimated to be approximately 51.0 million. The latest available population statistics also estimated 7.8 million people live in Bogotá, the capital of Colombia. Furthermore, in 2021, Medellín and Cali, the second and third largest cities, had populations of approximately 2.6 million and 2.3 million, respectively. Of the total population, 76.2% live in populated municipal centers and 23.8% in dispersed rural areas.

Government

Colombia is governed as a Presidential Republic. Colombia’s territory is divided into 32 departments. Each department is divided into municipalities.

The Republic of Colombia is one of the oldest democracies in the Americas. In 1991, a popularly elected Constitutional Assembly approved a new Constitution, replacing the Constitution of 1886. The Constitution provides for three independent branches of government: an executive branch headed by the President; a legislative branch consisting of the bicameral Congress, composed of the Chamber of Representatives and the Senate; and a judicial branch consisting of the Corte Constitucional (Constitutional Court), the Corte Suprema de Justicia (Supreme Court of Justice, or “Supreme Court”), the Consejo de Estado (Council of State), the Consejo Superior de la Judicatura (Supreme Judicial Council), the Fiscalía General de la Nación (National Prosecutor General) and in such lower courts as may be established by law.

In the presidential elections that took place in 2018, Iván Duque was elected as president of Colombia. The next presidential election is scheduled for May 2022.

Judicial power is vested in the Constitutional Court, the Supreme Court, the Council of State, the Supreme Judicial Council, the National Prosecutor General and in such lower courts as may be established by law. The function of the Constitutional Court, whose nine members are elected by the Senate for an eight-year term, is to ensure that all laws are consistent with the Constitution and to review all decisions regarding fundamental rights. The Supreme Court is the final appellate court for resolving civil, criminal and labor proceedings. The Council of State adjudicates all matters relating to the exercise of public authority or actions taken by the public sector, including the review of all administrative decisions or resolutions that are alleged to contradict the Constitution or the law. The Council of State also acts as advisor to the Government on administrative matters. The Supreme Court and Council of State justices are appointed for eight-year terms by their predecessors from a list of candidates provided by the Supreme Judicial Council. The National Prosecutor General, who is appointed for a four-year term by the Supreme Court from a list of three candidates submitted by the President, acts as the nation’s prosecutor. The judicial branch is independent from the executive branch with respect to judicial appointments as well as budgetary matters.

National legislative power is vested in the Congress, which consists of a 108-member Senate and a 172-member Chamber of Representatives. Senators and Representatives are elected by direct popular vote for terms of four years. Senators are elected on a nonterritorial basis, while Representatives are elected on the basis of proportional, territorial representation. In each department, administrative power is vested in departmental assemblies whose members are elected by direct popular vote. At the municipal level, administrative power is vested in municipal councils, which preside over budgetary and administrative matters.

The most recent Congressional elections occurred on March 11, 2018. The composition of the Congress for the period 2018-2022 was modified to expand the number of seats in both of its chambers. As a result of the peace agreement signed with the Fuerzas Armadas Revolucionarias Colombianas (Colombian Revolutionary Armed Forces, or “FARC”), and the political reform approved in 2015, a total of 12 congressional seats were added, increasing the total number of congressional seats from 268 to 280. In the Senate, candidates from Partido Centro Democrático, Partido Cambio Radical, Partido Liberal Colombiano, Partido Social de Unidad Nacional (Partido de la U), Partido Conservador Colombiano, Partido Alianza Verde, Partido Polo Democrático Alternativo, Partido FARC, Coalición Lista de la Decencia (ASI, UP), Colombia Justa y Libre, Partido Político Mira, Movimiento Alternativo Indígena y Social (MAIS) and Gustavo Petro, won 19, 16, 14, 14, 13, 9, 5, 4, 3, 3, 3, 2 and 1 seats, respectively, with two additional vacant seats. In the Chamber of Representatives, Partido Liberal Colombiano, Partido Centro Democrático, Partido Cambio Radical, Partido Social de Unidad Nacional (Partido de la U), Partido Conservador Colombiano, Partido Alianza Verde, Partido FARC, Polo Democrático Alternativo, Partido Opción Ciudadana, Coalición Lista de la Decencia (ASI, UP), Movimiento Alternativo Indígena y Social (MAIS), G.S.C. Colombia Justa Libres, Coalición Alternativa Santandereana, Partido Político Mira, C.C. Ancestral de comunidades negras playa renaciente, Consejo Comunitario la Mamuncia and Angela María Robledo won 35, 32, 30, 25, 21, 9, 5, 2, 2, 2, 2, 1, 1, 1, 1, 1 and 1 seats, respectively, with one additional vacant seat. The next Congressional elections will be held in March 2022.

Selected Colombian Economic Indicators

	2016	2017	2018	2019	2020
Domestic Economy
Real GDP Growth (percent)(1)	2.1%	1.4%	2.5%	3.3%	(6.8)%
Private Consumption Growth (percent)(1)	1.6	2.1	3.2	3.9	(5.6)
Public Consumption Growth (percent)(1)	1.8	3.6	7.4	5.3	3.7
Consumer Price Index(2)	5.5	5.5	3.7	3.8	1.6
Producer Price Index(2)	2.2	3.3	2.3	6.1	(0.9)
Interest Rate (percent)(3)	6.8	6.0	4.7	4.5	3.4
Unemployment Rate (percent)(4)	8.7	8.6	9.7	9.5	13.4
Balance of Payments(5)	(millions of U.S. dollars)

Exports of Goods	31,191	37,452	41,575	39,037	30,397
Imports of Goods	44,889	46,076	51,233	52,703	43,489
Current Account Balance	(12,782)	(10,744)	(13,669)	(14,508)	(9,326)
Net Direct Investment	(9,330)	(10,147)	(6,409)	(11,316)	(6,355)
Net International Reserves	46,675	47,629	48,393	53,167	59,031
Months of Coverage of Imports	10.0	9.8	9.0	9.7	13.8
Public Finance(6)	(billions of pesos or percentage of GDP)

Non-financial Public Sector Revenue(7)	Ps. 351,084	Ps. 363,394	Ps. 405,075	Ps. 450,263	Ps. 452,992
Non-financial Public Sector Expenditures(7)	368,051	384,794	428,547	471,097	527,478
Non-financial Public Sector Primary Surplus/ (Deficit)(8)	7,564	4,371	1,651	5,687	(52,446)
Percent of Nominal GDP	0.9%	0.5%	0.2%	0.5%	(5.2)%
Non-financial Public Sector Fiscal Surplus/(Deficit)	(20,693)	(24,581)	(25,323)	(25,593)	(75,986)
Percent of Nominal GDP	(2.4)%	(2.7)%	(2.6)%	(2.4)%	(7.6)%
Central Government Fiscal Surplus/ (Deficit)	(34,925)	(33,636)	(30,316)	(26,049)	(77,763)
Percent of Nominal GDP	(4.0)%	(3.7)%	(3.1)%	(2.5)%	(7.8)%
Public Debt(9)	(billions of pesos or percentage of GDP)

Public Sector Internal Funded Debt(10)	Ps. 292,865,173	Ps. 318,309,291	Ps. 355,595,931	Ps. 397,364,761	Ps. 454,157,968
Percent of Nominal GDP(1)	33.3%	34.6%	36.0%	37.3%	45.3%
Public Sector External Funded Debt(11)	$ 50,771	$54,135	$ 57,054	$ 58,653	$75,184
Percent of Nominal GDP(1)	17.6%	17.5%	18.8%	18.1%	25.7%

1:	Figures for 2019 and 2020 are preliminary. Preliminary figures are published during the year succeeding the reference period and become final two years thereafter.
2:	Percentage change over the twelve months ended December 31 of each year.
3:	Average for each year of the short-term composite reference rate, as calculated by the Superintendencia Financiera (Financial Superintendency).
4:	Refers to the average national unemployment rates in December of each year.
5:

Calculations based on the methodology in the sixth edition of the IMF’s Balance of Payments Manual. For more information, see “Foreign Trade and Balance of Payments—Balance of Payments” in the 2020 Annual Report (as defined below).

6:

All figures calculated according to IMF methodology, which includes privatization, concession and securitization proceeds as part of public sector revenues and nets transfers among the different levels of the non-financial public sector.

7:

The amounts of transfers among the different levels of the consolidated non-financial public sector are not eliminated in the calculation of consolidated non-financial public sector revenue and consolidated non-financial public sector expenditures and, accordingly, the revenue and expenditure figures are greater than those that would appear had such transfers been eliminated upon consolidation.

8:	Primary surplus/(deficit) equals total consolidated non-financial public sector surplus (deficit) without taking into account interest payments or interest income.
9:	Exchange rates as of December 31 of each year.
10:

Includes peso-denominated debt of the Government (excluding state-owned financial institutions) with an original maturity of more than one year and public sector entities’ guaranteed internal debt (excluding payable accounts).

11:

In millions of dollars. Includes external debt of the Government (including Banco de la República, public agencies and entities, departments and municipal governments and state-owned financial institutions) with an original maturity of more than one year (excluding payable accounts).

Sources: Banco de la República, Ministry of Finance and Public Credit (“Ministry of Finance”), DANE and CONFIS.

The Offering

Issuer	Republic of Colombia.

Aggregate Principal Amount	U.S. $

Issue Price	% of the principal amount of the bonds, plus accrued interest totaling U.S. $ or U.S. $ per U.S. $1,000 principal amount of the bonds, from , 2021, to but not including , 2021, the date Colombia expects to deliver the bonds offered by this prospectus supplement, and additional interest to the date of delivery, if later.

Issue Date	, 2021.

Maturity Date	May 15, 2049.

Form of Securities	The bonds will be issued in the form of one or more registered global securities without coupons. The bonds will not be issued in bearer form. The bonds will be registered in the name of a nominee of The Depository Trust Company, known as DTC, and recorded on, and transferred through the records maintained by DTC and its participants, including the depositaries for Euroclear Bank SA/NV. as operator of the Euroclear System plc, and Clearstream Banking, S.A..

Denominations	The bonds will be issued in denominations of U.S. $200,000 and integral multiples of U.S. $1,000 in excess thereof.

Interest	The bonds will bear interest from May 15, 2021 at the rate of 5.200% per year. Colombia will pay you interest semi-annually in arrears on May 15 and November 15 of each year. The first interest payment will be made on , 2021.

Redemption	Colombia may, at its option, redeem the bonds, in whole or in part, before maturity, on not less than 30 nor more than 60 days’ notice on the terms described under “Description of the Bonds—Optional Redemption” in this prospectus supplement. The bonds will not be entitled to the benefit of any sinking fund.

Risk Factors	Risk factors relating to the bonds:

•	The price at which the bonds will trade in the secondary market is uncertain.

•	The bonds will contain provisions that permit Colombia to amend the payment terms without the consent of all holders.

Risk factors relating to Colombia:

•	Colombia is a foreign sovereign state and accordingly it may be difficult to obtain or enforce judgments against it.

•	Certain economic risks are inherent in any investment in an emerging market country such as Colombia.

•	The worldwide economic effects of the outbreak and economic shutdown caused by the COVID-19 pandemic have adversely affected Colombia’s economy, and the impact could be material.

•

Colombia’s economy is vulnerable to external shocks, including those that could be caused by continued or future significant economic difficulties of its major regional trading partners or by more general “contagion” effects, all of which could have a material adverse effect on Colombia’s economic growth and its ability to service its public debt.

See “Risk Factors” below for a discussion of certain factors you should consider before deciding to invest in the bonds.

Status	The bonds will be direct, general, unconditional, unsecured and unsubordinated external indebtedness of Colombia and will be backed by the full faith and credit of Colombia. The bonds will rank without any preference among themselves and equally with all other unsecured and unsubordinated external indebtedness of Colombia. It is understood that this provision shall not be construed so as to require Colombia to make payments under the bonds ratably with payments being made under any other external indebtedness.

Single Series	The bonds offered on the date of this prospectus supplement will be a further issuance of, and will form a single series with, the outstanding U.S. $1,800,000,000 aggregate principal amount of Colombia’s 5.200% Global Bonds due 2049 that were previously issued on January 28, 2019 and January 30, 2020 and will be fully fungible with the outstanding bonds. The total aggregate amount of the previously issued bonds and the bonds now being issued will be U.S. $ .

Withholding Tax and Additional Amounts	Colombia will make all payments on the bonds without withholding or deducting any taxes imposed by Colombia, subject to certain specified exceptions. For more information, see “Description of the Securities—Debt Securities—Additional Amounts” on page 4 of the accompanying prospectus.

Further Issues	Colombia may from time to time, without the consent of the holders, increase the size of the issue of the bonds, or issue additional debt securities having the same terms and conditions as the bonds in all respects, except for the issue date, issue price and first payment on those additional bonds or debt securities; provided, however, that any additional debt securities subsequently issued shall be fungible with the previously outstanding bonds for U.S. federal income tax purposes. Additional debt securities issued in this manner will be consolidated with and will form a single series with the previously outstanding bonds.

Listing	Application will be made to list the bonds on the official list of the Luxembourg Stock Exchange and to trade them on the Euro MTF Market of the Luxembourg Stock Exchange.

Governing Law	State of New York; provided, that the laws of Colombia will govern all matters relating to authorization and execution by Colombia.

Additional Provisions	The bonds will contain provisions regarding future modifications to their terms that differ from those applicable to Colombia’s outstanding public external indebtedness issued prior to January 28, 2015. Those provisions are described in the sections entitled “Description of the Securities—Meetings and Amendments—Collective Action Clause” and “—Certain Amendments Not Requiring Holder Consent” in the accompanying prospectus.

Use of Proceeds	The net proceeds of the sale of the bonds, excluding accrued interest of U.S. $ , will be approximately U.S. $ after deduction of the underwriting discount and of certain expenses payable by Colombia (which are estimated to be U.S. $ ). Colombia will use the net proceeds of the offering for general budgetary purposes.

Underwriting	Under the terms and subject to the conditions contained in an underwriting agreement dated as of , 2021, BBVA Securities Inc., BNP Paribas Securities Corp. and Goldman Sachs & Co. LLC, as underwriters, are obligated to purchase all of the bonds if any are purchased.

RISK FACTORS

This section describes certain risks associated with investing in the bonds. You should consult your financial and legal advisors about the risk of investing in the bonds. Colombia disclaims any responsibility for advising you on these matters.

Risk Factors Relating to the Bonds

The price at which the bonds will trade in the secondary market is uncertain.

Colombia has been advised by the underwriters that they intend to make a market in the bonds but are not obligated to do so and may discontinue market making at any time without notice. Application will be made to list the bonds on the official list of the Luxembourg Stock Exchange and to trade them on the Euro MTF Market of the Luxembourg Stock Exchange. No assurance can be given as to the liquidity of the trading market for the bonds. The price at which the bonds will trade in the secondary market is uncertain.

The bonds will contain provisions that permit Colombia to amend the payment terms without the consent of all holders.

The bonds will contain provisions regarding acceleration and voting on amendments, modifications and waivers which are commonly referred to as “collective action clauses.” Under these provisions, certain key terms of the bonds may be amended, including the maturity date, interest rate and other payment terms, without your consent. See “Description of the Securities—Meetings and Amendments—Collective Action Clause” in the accompanying prospectus.

Risk Factors Relating to Colombia

Colombia is a foreign sovereign state and accordingly it may be difficult to obtain or enforce judgments against it.

Colombia is a foreign state. As a result, it may not be possible for investors to effect service of process within their own jurisdictions upon Colombia or to enforce against Colombia judgments obtained in their own jurisdictions. See “Description of the Securities—Jurisdiction; Enforceability of Judgments” in the accompanying prospectus.

Certain economic risks are inherent in any investment in an emerging market country such as Colombia.

Investing in an emerging market country such as Colombia carries economic risks. These risks include economic instability that may affect Colombia’s economic results. Economic instability in Colombia and in other Latin American and emerging market countries has been caused by many different factors, including the following:

•	high interest rates;

•	changes in currency values;

•	changes in government revenue and spending trends;

•	changes in commodity prices, such as a decline in oil prices;

•	increases in public sector debt;

•	high levels of inflation;

•	exchange controls;

•	wage and price controls;

•	changes in economic or tax policies;

•	the imposition of trade barriers;

•	internal security issues; and

•	the public health crisis and economic shutdowns caused by the COVID-19 pandemic, any subsequent wave or resurgence and/or new pandemic.

Any of these factors, as well as volatility in the markets for securities similar to the bonds, may adversely affect the liquidity of, and trading markets for, the bonds. See “Forward-Looking Statements” in the accompanying prospectus. For further information on internal security, see “Recent Developments—Republic of Colombia—Internal Security.”

The worldwide economic effects of the outbreak and economic shutdown caused by the COVID-19 pandemic could continue to adversely affect Colombia’s economy, and the impact could be material.

The outbreak of the coronavirus (“COVID-19”) pandemic has had an adverse impact on the world economy. COVID-19 was reportedly first detected in Wuhan, Hubei Province, China, and first reported to the World Health Organization (“WHO”) country office in China on December 31, 2019. On January 30, 2020, the WHO declared COVID-19 a public health emergency of international concern and on March 11, 2020 declared the outbreak a pandemic. COVID-19 has begun to have numerous worldwide effects on general commercial activity. Many of our trading partners, such as China, the European Union, the United Kingdom and the United States, among others, have undertaken various public health measures to control the spread of COVID-19 including mandatory quarantines, forced economic shutdowns and travel restrictions, as well as economic measures to mitigate the impacts of such public health policies on their respective national economy.

On March 17, 2020, the Government, through Legislative Decree 417 of 2020, declared a 30-day state of national emergency in light of the health and economic crisis caused by the outbreak of COVID-19. On May 6, 2020, through Legislative Decree 637 of 2020, the Government declared a state of emergency for an additional 30 days. The Government implemented various economic and public health measures to address the crisis, including (i) mandatory shelter in place orders; (ii) border closure for all non-citizens and non-residents; (iii) short term and low interest loans for all types of agricultural producers; (iv) payroll subsidies for companies and credit lines for different sectors of the economy; (iv) closure of all schools and universities; (v) incentivizing working from home and a mandatory work from home order for 80% of Government employees; (vi) actions by the Banco de la Republica, including reductions of its interest rate by 250 basis points in 2020, the provision of non-delivery forwards in the amount of up to U.S. $1 billion and supplying liquidity auctions up to Ps. 20 trillion; (vii) suspension of increases in utility tariffs; (viii) reduction in the prices of gasoline; and (ix) changes to the general budget and measures to render more flexible certain procedures to enable the Government to access the credit markets, among others. The efficacy of certain of these measures cannot yet be evaluated, and their duration and effect remain uncertain.

The Government announced on February 25, 2021 that the declaration of a health emergency would be extended until at least May 31, 2021. On May 26, 2021, through Resolution No. 738 of 2021, the Government announced the extension of the health emergency until August 31, 2021. On August 27, 2021, through Resolution No. 1315 of 2021, the Government announced the extension of the health emergency until November 30, 2021.

On January 29, 2021, the Government issued Decree 109 of 2021, which establishes the vaccination plan against COVID-19, which program consists of vaccinating the population in two phases and five stages, prioritizing risk groups and thus progressively reaching 37.8 million vaccinated individuals. In the first phase, the plan sought to reduce mortality and the incidence of serious cases from the virus, as well as protect health workers. The second phase aimed to reduce contagion and generate herd immunity. Vaccinations started on February 20, 2021. On July 17, 2021, the last stage of the vaccination program began. As of October 9, 2021, a total of 42.9 million doses of COVID-19 vaccines had been administered in Colombia.

As of October 4, 2021, the Government had purchased 76.3 million doses of COVID-19 vaccines for 42.7 million people, of which 20.3 million doses were purchased through the multilateral Covax agreement and 56.0 million doses were purchased through bilateral agreements. The bilateral agreements include 15 million doses from Pfizer, 10 million doses from AstraZeneca, 10 million doses from Moderna, 9 million doses from Janssen, and 12 million doses from Sinovac. The Government has also received 6.9 million doses in donations, of which 2.5 million doses were from Janssen, 3.5 million doses were from Moderna and 0.9 million were from AstraZeneca. As October 11, 2021, COVID-19 infections in Colombia totaled 13,974 active cases.

If the economic and public health crisis caused by the COVID-19 outbreak continues and the Government’s measures are not effective, the economic performance of the country may suffer further than already anticipated, as a result of adverse effects on commerce, transportation and foreign investment, among other things, and thus may potentially adversely affect the Republic’s ability to service its debt, including the bonds. The effects of the COVID-19 pandemic and the economic shutdown may also include an increase in unemployment, a reduction in household income, reduction in Government revenues, increased Government expenditures with potential budget additions and a deterioration of the Republic’s financial position. Moreover, the COVID-19 pandemic has contributed and coincided with sharply lower demand for oil and its derivatives and as a result a lower and more volatile price of oil and gas, which has also negatively affected the Colombian economy and the financial position of Ecopetrol. GDP decreased by 6.8% in 2020, the first recession in Colombia in over two decades.

The COVID-19 pandemic, any subsequent wave or resurgence and/or new pandemic may also have the effect of heightening the other risks described herein, such as those relating to economic, social and political developments in Colombia and its credit ratings. Consequently, the current COVID-19 pandemic and its potential impact on the global economy may require the Republic to enact additional changes to existing regulations or implement more stringent regulations, which may further adversely impact the Republic’s economy, the prices of, and the Republic’s ability to make payments on, its outstanding securities or other indebtedness.

Colombia’s economy remains vulnerable to external shocks, including those that could be caused by future significant economic difficulties of its major regional trading partners or by more general “contagion” effects, which could have a material adverse effect on Colombia’s economic growth and its ability to service its public debt.

The mining sector (including oil) is a significant contributor to the Colombian economy and is a principal source of exports. Oil prices are volatile and a significant decrease in oil prices would have a negative impact on Colombia’s economy. The United States, European Union and China are Colombia’s first, second and third most important trading partners in terms of exports, respectively. For the eight-month period ended August 31, 2021 according to preliminary figures, exports to the United States, the European Union and China totaled accounted for 28.2%, 10.6% and 10.6%, respectively. For the eight-month period ended August 31, 2021, total exports increased by 22.5%, compared to the same period of 2020, mainly due to the growth in foreign sales of oil, petroleum products and related products. For more information, see “Recent Developments—Monetary System—Interest Rates and Inflation” and “ —Foreign Exchange Rates and International Reserves” in this prospectus supplement, and “Economy—Gross Domestic Product,” “Monetary System—Foreign Exchange Rates and International Reserves” and “ —Interest Rates and Inflation” in Colombia’s annual report on Form 18-K for the year ended December 31, 2020, filed with the SEC on August 31, 2021 (“2020 Annual Report”).

Emerging-market investment generally poses a greater degree of risk than investment in more mature market economies because the economies in the developing world are more susceptible to destabilization resulting from domestic and international developments.

A significant decline in the economies of any of Colombia’s major trading partners, such as the United States, the European Union or China could have a material adverse impact on Colombia’s balance of trade and adversely affect Colombia’s economic growth. The United States and the European Union are Colombia’s largest export markets. In 2020, the United States accounted for 28.7% of Colombia’s total exports and the European Union accounted for 11.6% of Colombia’s total exports. A decline in United States or European Union demand for imports could have a material adverse effect on Colombian exports and Colombia’s economic growth. In addition, because international investors’ reactions to the events occurring in one emerging market country sometimes appear to demonstrate a “contagion” effect, in which an entire region or class of investments is disfavored by international investors, Colombia could be adversely affected by negative economic or financial developments in other emerging market countries. Colombia has been adversely affected by such contagion effects on a number of occasions, including following the 1997 Asian financial crisis, the 1998 Russian financial crisis, the 1999 devaluation of the Brazilian real, the 2001 Argentine financial crisis, the global economic crisis that began in 2008 and the COVID-19 pandemic. Similar developments can be expected to affect the Colombian economy in the future.

Continued outbreaks due to COVID-19 or a future pandemic and economic shutdown to combat such outbreaks in the United States and Europe could have a material adverse impact on Colombia’s exports and economic growth.

There can be no assurance that any crises such as those described above or similar events will not negatively affect investor confidence in emerging markets or the economies of the principal countries in Latin America, including Colombia. In addition, there can be no assurance that these events will not adversely affect Colombia’s economy and its ability to raise capital in the external debt markets in the future. See “Forward-Looking Statements” in the accompanying prospectus.

There can be no assurance that Colombia’s credit ratings will improve or remain stable, or that they will not be downgraded, suspended or cancelled by the rating agencies.

Colombia’s long-term public external indebtedness are currently rated by S&P Global Ratings (“S&P”), Moody’s Investors Services Inc. (“Moody’s”) and Fitch Ratings, Inc. (“Fitch”). On March 19, 2021, S&P downgraded Colombia’s long-term foreign currency rating to BB+ from BBB- and revised its outlook to stable from negative. On July 1, 2021, Fitch downgraded Colombia’s long-term foreign currency rating to BB+ from BBB- and revised its outlook to stable from negative. Moody’s has had a Baa2 rating since May 23, 2019, and on October 6, 2021, Moody’s affirmed Colombia’s long-term foreign currency rating at Baa2, and changed the outlook to stable from negative.

Ratings address the creditworthiness of Colombia and the likelihood of timely payment of Colombia’s long-term debt securities. Ratings are not a recommendation to purchase, hold or sell securities and may be changed, suspended or withdrawn at any time. Colombia’s current ratings and the rating outlooks currently assigned to it depend, in part, on economic conditions and other factors that affect credit risk and are outside the control of Colombia, as well as assessments of the creditworthiness of its productive state-owned enterprises.

There can be no assurances that Colombia’s credit ratings will be maintained or that they will not be downgraded, suspended or cancelled. Any credit rating downgrade, suspension or cancellation may have an adverse effect on the market price and the trading of the bonds.

CERTAIN DEFINED TERMS AND CONVENTIONS

Currency of Presentation

Unless otherwise stated, Colombia has translated historical amounts into U.S. dollars (“U.S. dollars,” “dollars,” “$” or “U.S. $”) or pesos (“pesos,” “Colombian pesos” or “Ps.”) at historical average exchange rates for the period indicated. Translations of pesos to dollars have been made for the convenience of the reader only and should not be construed as a representation that the amounts in question have been, could have been or could be converted into dollars at any particular rate or at all.

ABOUT THIS PROSPECTUS SUPPLEMENT

You should read this prospectus supplement along with the accompanying prospectus attached hereto. Colombia is furnishing this prospectus supplement and the accompanying prospectus solely for use by prospective investors in connection with their consideration of a purchase of the bonds and for Luxembourg listing purposes.

Responsibility Statement

Colombia, having taken all reasonable care to ensure that such is the case, confirms that the information contained in this prospectus (which includes this prospectus supplement together with the accompanying prospectus) is, to the best of Colombia’s knowledge, in accordance with the facts and contains no material omission likely to affect its import. Colombia accepts responsibility accordingly.

INCORPORATION BY REFERENCE

The SEC allows Colombia to incorporate by reference some information that Colombia files with the SEC. Colombia can disclose important information to you by referring you to those documents. Any information referred to in this way is considered part of this prospectus supplement from the date Colombia files that document. Except for the purposes of Regulation (EU) 2017/1129 (the “Prospectus Regulation”), reports filed by Colombia with the SEC on or after the date of this prospectus supplement and before the date that the offering of the bonds by means of this prospectus supplement is terminated will automatically update and, where applicable, supersede any information contained in this prospectus supplement and the accompanying prospectus or incorporated by reference in this prospectus supplement and the accompanying prospectus. Colombia’s SEC filings are also available to the public from the SEC’s website at http://www.sec.gov.

Exhibit D to Colombia’s 2020 Annual Report is considered part of and incorporated by reference in this prospectus supplement and the accompanying prospectus.

Any person receiving a copy of this prospectus supplement may obtain, without charge and upon request, a copy of the above document (including only the exhibits that are specifically incorporated by reference in it). Requests for such document should be directed to:

Dirección General de Crédito Público y Tesoro Nacional

Ministerio de Hacienda y Crédito Público

Carrera 8, No. 6C-38, Piso 1

Bogotá D.C., Colombia

Telephone: 57-60-1-381-2802 /57-60-1-381-4153

Fax: 57-60-1-381-2801/57-60-1-381-2102

You may also obtain copies of documents incorporated by reference, free of charge, at the office of the Luxembourg paying agent specified on the inside back cover of this prospectus supplement or from the website of the Luxembourg Stock Exchange at http://www.bourse.lu.

TABLE OF REFERENCES

For purposes of Commission Regulation (EC) No. 2019/980, any information not listed in the cross-reference table but included in the documents incorporated by reference is given for information purposes only:

Prospectus Regulation Item	2020 Annual Report

Annex XVI, 3.1: Issuer’s position within the governmental framework	“Republic of Colombia—Government and Political Parties” on pages D-6 to D-8 of Exhibit D

Annex XVI, 3.2: Geographic location and legal form of the issuer	“Republic of Colombia—Geography and Population” and “—Government and Political Parties” on pages D-5 to D-8 of Exhibit D

Annex XVI, 3.3: Recent events relevant to the issuer’s solvency	“Introduction” on pages D-3 to D-5 of Exhibit D, “Republic of Colombia—Internal Security” on pages D-8 to D-21 of Exhibit D; and “Recent Developments” beginning on page S-15 of the prospectus supplement

Annex XVI, 3.4(a): Structure of the issuer’s economy	“Economy—Principal Sectors of the Economy,” “—Infrastructure Development,” “—Role of the State in the Economy; Privatization,” “—Environment,” “—Employment and Labor” and “—Poverty” on pages D-31 to D-55 of Exhibit D and “Monetary System” on pages D-71 to D-80 of Exhibit D; and “Recent Developments—Economy” beginning on page S-19 of the prospectus supplement

Annex XVI, 3.4(b): Gross domestic product	“Economy—Gross Domestic Product” on pages D-29 to D-31 of Exhibit D; and “Recent Developments—Economy” beginning on page S-19 of the prospectus supplement

Annex XVI, 3.5: Colombia’s political system and government	“Republic of Colombia—Government and Political Parties” on pages D-6 to D-8 of Exhibit D

Annex XVI, 4(a): Tax and budgetary systems of the issuer	“Public Sector Finance—General,” “—Public Sector Accounts” and “—2021 Budget” on pages D-81 to D-90 of Exhibit D; and “Recent Developments—Public Sector Finance” beginning on page S-30 of the prospectus supplement

Annex XVI, 4(b): Gross public debt of the issuer	“Public Sector Debt” and “Tables and Supplementary Information” on pages D-93 to D-103 of Exhibit D; and “Recent Developments—Public Sector Debt” beginning on page S-32 of the prospectus supplement

Annex XVI, 4(c): Foreign trade and balance of payments	“Foreign Trade and Balance of Payments” on pages D-56 to D-70 of Exhibit D; and “Recent Developments—Foreign Trade and Balance of Payments” beginning on page S-22 of the prospectus supplement

Prospectus Regulation Item	2020 Annual Report
Annex XVI, 4(d): Foreign exchange reserves	“Monetary System—Foreign Exchange Rates and International Reserves” on pages D-76 to D-79 of Exhibit D; and “Recent Developments—Monetary System—Foreign Exchange Rates and International Reserves” beginning on page S-28 of the prospectus supplement

Annex XVI, 4(e): Financial position and resources	“Foreign Trade and Balance of Payments” on pages D-56 to D-70 of Exhibit D and “Public Sector Finance—General,” “—Public Sector Accounts” and “—2021 Budget” on pages D-81 to D-90 of Exhibit D; and “Recent Developments—Foreign Trade and Balance of Payments” beginning on page S-22 of the prospectus supplement and “Recent Developments—Public Sector Finance” beginning on page S-30 of the prospectus supplement

Annex XVI, 4(f): Income and expenditure figures and 2020 budget	“Public Sector Finance—Public Sector Accounts” and “—2021 Budget” on pages D-82 to D-90 of Exhibit D; and “Recent Developments—Public Sector Finance” beginning on page S-30 of the prospectus supplement

USE OF PROCEEDS

The net proceeds of the sale of the bonds, excluding accrued interest of U.S. $                , will be approximately U.S. $                after deduction of the underwriting discount and of certain expenses payable by Colombia (which are estimated to be U.S. $                ). Colombia will use the net proceeds of the offering for general budgetary purposes.

RECENT DEVELOPMENTS

This section provides information that supplements the information about Colombia contained in Colombia’s 2020 Annual Report, as it may be amended from time to time. To the extent the information in this section is inconsistent with the information contained in the 2020 Annual Report, as amended, the information in this section replaces such information. Capitalized terms not defined in this section have the meanings ascribed to them in the 2020 Annual Report, as amended to date.

Republic of Colombia

Covid-19

On March 17, 2020, through Decree 417 of 2020, President Duque declared a national Estado de Emergencia Económica, Social y Ecológica, or State of Emergency, for a period of 30 calendar days, in accordance with the provisions of article 215 of the Political Constitution of Colombia, to manage the coronavirus (COVID-19) pandemic. The State of Emergency allows the Government to take extraordinary legislative measures necessary to handle the crisis. Decree 417 of 2020 provides for the adoption of measures including: the use of resources such as the Fondo de Ahorro y Estabilización (FAE) of the Sistema General de Regalías, the Fondo de Pensiones Territoriales (FONPET) and the new Fondo de Mitigación de Emergencias (FOME); the strengthening of the Fondo Nacional de Garantías (FNG) to maintain the availability of credit; the reduction of tax burdens on residents during the crisis; isolation and social distancing; and the continuance of social assistance programs, among other measures adopted by the Government. On May 6, 2020, the Government issued Decree 637 of 2020, declaring a new State of Emergency for a period of 30 calendar days, with the aim of continuing to attend to the crisis derived from the COVID-19 pandemic.

In the framework of the declaration of the States of Emergency, on March 18, 2020, March 22, 2020, and May 6, 2020, respectively, President Duque announced social and economic measures aimed at helping the country through the COVID-19 pandemic.

The main economic measures taken to date during the COVID-19 emergency are described below:

•	2021 Budget

The 2021 budget was enacted by Law No. 2063 on November 28, 2020 and authorizes the Government to incorporate into the 2021 budget the uncommitted outstanding balances of 2020 that had been financed with resources from FOME. These resources have been appropriated to the public health sector, economic recovery and development and the promotion of job creation. On January 26, 2021, through Decree No. 85 of 2021, the Government supplemented the 2021 budget with an additional Ps. 18.5 trillion.

•	Fondo de Mitigación de Emergencias (FOME)

As of July 31, 2021, use of FOME funds in 2021 totaled Ps. 10.3 trillion, which was distributed as follows: Ps. 4.1 trillion for the COVID-19 healthcare emergency, Ps. 4.2 trillion for care of vulnerable populations and Ps. 2.0 trillion for job protection and economic recovery.

•	Fondo Nacional de Garantías (FNG)

On March 28, 2020, the Government issued Decree 492 of 2020, which establishes measures to strengthen the FNG. One of the measures was the capitalization of the FNG with Ps. 3.25 trillion through which the Government sought to facilitate access to credit for micro-, small- and medium-sized companies, by granting guarantees for credit extended to these companies. The capitalization of the FNG comes from the Fondo Nacional para el Desarollo de la Infraestructura (FONDES) and from the surplus capital of entities with state ownership. As of September 22, 2021, FNG has guaranteed operations in an amount of approximately Ps. 30.3 trillion, of which Ps. 21.5 trillion was directed to the program Unidos por Colombia and Ps. 8.8 trillion to other programs.

•	Programa de Apoyo al Empleo Formal (PAEF)

On May 8, 2020, the Government issued Decree 639 of 2020, which creates the Programa de Apoyo al Empleo Formal (PAEF), through which the Government made up to three monthly payments of 40% of the minimum wage, or, Ps. 351,000, per employee, to help companies pay the wages of their workers. The Government, through the Ministry of Housing and the Ministry of Finance, announced a new measure to help the economy by boosting the construction sector, which has gradually resumed activities under strict public health safety protocols. The initiative consists of granting subsidies for the purchase of 200,000 housing units between 2020 and 2022, of which 100,000 will be designated as low-income housing and 100,000 will be for families of any income level, with certain pricing requirements.

On August 14, 2020, the Government submitted a bill to Congress which proposed to extend PAEF through the end of 2020. On October 22, 2020, the Government announced that PAEF would continue until March 2021 to provide support to the labor market. On January 25, 2021, the Government submitted Bill No. 373 to Congress proposing to extend PAEF until September 2021. During the second debate in the Senate, the proposal was modified to extend PAEF until December 2021. On September 13, 2021, Congress approved such bill, and enacted Law No. 2155 of 2021, under which the PAEF is extended until December 2021 for companies that have up to 50 employees on their payroll and natural persons that have two or more employees.

The Government, through Decree No. 789 of 2020, announced a temporary exclusion of VAT for specific products and services including (i) chemical raw materials for medicines for the duration of the public health emergency; (ii) restaurants and cafeterias, until December 31, 2020; (iii) imported vehicles, until December 31, 2021; and (iv) hotel and tourism services, until December 31, 2021.

The Government announced on February 25, 2021 that the declaration of a health emergency would be extended until at least May 31, 2021. On May 26, 2021, through Resolution No. 738 of 2021, the Government announced the extension of the health emergency until August 31, 2021. On August 27, 2021, through Resolution No. 1315 of 2021, the Government announced the extension of the health emergency until November 30, 2021.

Through Law 2073 of December 31, 2020, Colombia approved an increase in the country’s debt ceiling by the amount of U.S. $14.0 billion. This increase was intended to give the Government sufficient flexibility in the budget and a prudent financing margin to face potential economic shocks.

The Government, through FOME, has allocated to the Ministry of Health Ps. 6.1 trillion in 2020 and Ps. 3.9 trillion in 2021. The focus areas of these supplemental appropriations are (i) increasing hospital capacity, (ii) improving the quality and access of health insurance to the population and (iii) the implementation of the national COVID-19 vaccination plan.

On January 29, 2021, the Government issued Decree 109 of 2021, which establishes the vaccination plan against COVID-19, which program consists of vaccinating the population in two phases and five stages, prioritizing risk groups and thus progressively reaching 37.8 million vaccinated individuals. In the first phase, the plan sought to reduce mortality and the incidence of serious cases from the virus, as well as protect health workers. The second phase aimed to reduce contagion and generate herd immunity. Vaccinations started on February 20, 2021. On July 17, 2021, the last stage of the vaccination program began. As of October 9, 2021, a total of 42.9 million doses of COVID-19 vaccines have been administered in Colombia.

As of October 4, 2021, the Government had purchased 76.3 million doses of COVID-19 vaccines for 42.7 million people, of which 20.3 million doses were purchased through the multilateral Covax agreement and 56.0 million doses were purchased through bilateral agreements. The bilateral agreements include 15 million doses from Pfizer, 10 million doses from AstraZeneca, 10 million doses from Moderna, 9 million doses from Janssen, and 12 million doses from Sinovac. The Government has also received 6.9 million doses in donations, of which 2.5 million doses were from Janssen, 3.5 million doses were from Moderna and 0.9 million were from AstraZeneca.

On June 2, 2021, the Government issued Resolution No. 777 of 2021, which establishes conditions for the reopening of economic, social and government activities. The gradual reopening of activities will be subject to certain biosecurity protocols, such as operation of businesses below maximum capacity and the keeping of one meter of distance between persons, as well as evolving health statistics, such as vaccination rate, infection rate and availability of ICU beds.

As of October 11, 2021, COVID-19 infections in Colombia totaled 13,974 active cases.

Government and Political Parties

The National Development Plan 2018—2022 (the “2018-2022 Plan”), approved on May 25, 2019, is focused on consolidating the Republic’s social advances and improvements. The 2018-2022 Plan is based on three main pillars: (i) rule of law, (ii) entrepreneurship and (iii) social justice.

•	Rule of Law: promotion of the rule of law, increase security and the consolidation of peace;

•	Entrepreneurship: economic growth will be enhanced with an environment favorable to the creation and consolidation of a friendly business environment; and

•	Social Justice: promote social mobility and increased prosperity.

The 2018-2022 Plan aims to increase local, regional and national integration as well as reduce poverty and inequality and increase employment. The 2018-2022 Plan focuses on economic reactivation and employment promoting economic growth in the social inclusion, mines and energy, transportation and housing sectors. The 2018-2022 Plan also seeks to reduce poverty and inequality.

On September 22, 2021, the investment budget for fiscal year 2022, amounting to Ps. 68.2 trillion, was approved by the joint Senate and Chamber Economic Commission in the first debate and is awaiting second debate in the plenary session of Congress.

The Special Jurisdiction for Peace (“JEP”) is the justice component of the integral system of truth, justice, reparation and non-repetition implemented by the peace agreement between the Government and Fuerzas Armadas Revolucionarias Colombianas (Colombian Revolutionary Armed Forces, or “FARC”), which entered into force in March 2017. The JEP has the function of administering transitional justice and deciding cases related to crimes within the framework of the armed conflict committed before December 1, 2016. The JEP was created to last for no more than 20 years.

As of August 18, 2021, 13,117 Colombians had been submitted to the JEP. Of that group, 9,812 were members of the FARC, 3,143 were members of the military, 150 were agents of the state and 12 were social protesters.

As of August 18, 2021, the JEP’s justice courts had adopted 39,689 judicial decisions and the JEP’s peace tribunal had adopted 7,379 judicial decisions. The JEP had received 423 reports from victims’ organizations and state institutions and 94 proceedings of dialogical construction of truth and inter-jurisdictional coordination and intercultural dialogue.

Corruption Investigations

On January 12, 2017, the Fiscalia General de la Nación initiated a corruption investigation into the activities of the Brazilian construction firm Odebrecht.

On September 14, 2018, the Superintendencia de Industria y Comercio initiated a corruption investigation into Odebrecht’s actions in relation to the adjudication of the Ruta del Sol II highway concession.

On December 13, 2018, a local court disqualified Odebrecht from bidding and contracting with the Republic for a period of 10 years.

On May 22, 2019, the Attorney General announced the conviction of a businessman for activities related to the Odebrecht case.

On February 22, 2021, the Colombian prosecutor’s office announced the indictment of 12 individuals for different alleged crimes related to corruption investigations into activities of Odebrecht.

On March 30, 2021, the Attorney General announced the indictment of three former officers of Odebrecht for alleged crimes related to several phases of the Ruta del Sol project. On April 8, 2021, the Attorney General announced that two businessmen were convicted for several crimes related to the Odebrecht case.

On July 29, 2021, the Supreme Court of Justice convicted a former senator for his actions as a co-conspirator of crimes related to the Odebrecht case, including money laundering.

Internal Security

On August 3, 2021, the Minister of the Interior and the Minister of Defense announced the capture of Henry Darío Areiza Jaramillo, one of the main organizers of drug trafficking, attacks on the military and forced displacement, in Ituango, Antioquia.

On September 13, 2021, the Minister of Defense announced the success of a military operation against the Gulf Clan in Ituango, which operation neutralized seven members of the Gulf Clan and captured two members. The Gulf Clan is responsible for numerous terrorist attacks against the police in this region.

On September 16, 2021, the Minister of Defense attributed responsibility for a terrorist attack against the police in San Vicente del Caguán, which attack caused the death of one police officer and injured another, to FARC dissidents.

On September 20, 2021, the Minister of Interior announced that progress had been made in a military operation against two longtime ELN leaders in the department of Chocó.

Other Domestic Initiatives

On July 20, 2021, the Government submitted a new fiscal bill to Congress called the Ley de Inversión Social. The proposed bill includes a set of measures intended to protect the most vulnerable population, reactivate economic activity and stabilize public finances. The proposal is a result of a consensus with different political and social actors, and seeks to collect Ps. 15.2 trillion per year. On September 7, 2021, Congress approved the bill, and on September 14, 2021, President Duque enacted the Ley de Inversión Social as Law No. 2155 of 2021.

Pact for the Construction of Peace: Culture of Legality, Coexistence, Stabilization and Victims (“2018-2022 Pact”)

The 2018-2022 Plan approved the 2018-2022 Pact, which aims to build a culture of legality based on the essential relationship between security and justice for a peaceful coexistence. A budget of Ps. 37.1 trillion was approved to fund the 2018-2022 Pact. The main objectives of the 2018-2022 Pact include (i) increased investments in the municipalities most affected by violence; (ii) welfare and assistance programs focused on 1.7 million vulnerable individuals; and (iii) increased efficiency in the use of resources aimed at providing reparations to approximately 1.3 million victims of the armed conflict.

On September 16, 2021, President Duque reported that as part of the 2018-2022 Pact, the Government has invested more than U.S. $3.0 billion for the benefit of 170 municipalities affected by violence in Colombia.

Humanitarian Crisis in Venezuela

On March 1, 2021, through Decree No. 216 of 2021, the Temporary Protection Statute for Venezuelan Migrants, which is valid for 10 years, was enacted. The Temporary Protection Statute, which will serve as a complementary mechanism to the international refugee protection regime, establishes a registry to identify Venezuelan migrants, provides them with a temporary protected status and allows them to obtain a resident visa.

As of August 31, 2021, more than 1,233,300 Venezuelan migrants had registered under the Temporary Protection Statue.

On October 5, 2021, the Colombian-Venezuelan border was reopened. The Colombian government announced that it expected the border reopening to be gradual and orderly.

Migration

Since July 2021, Colombia has received over 15,000 migrants from Haiti traveling to cross the Colombian border to Panamá. Due to the small number of boats available to transport the migrants across the Gulf of Urabá, a large number of migrants have been gathering in Necoclí, Colombia, causing a humanitarian crisis. On August 10, 2021, the Colombian government met with the Panamanian government to discuss cooperation between the two countries to prevent crime and guarantee migrants’ rights at the border.

Economy

Gross domestic product

Real GDP grew by 2.1%, 1.4%, 2.6%, and 3.3% in 2016, 2017, 2018 and 2019 respectively, and, based on preliminary figures, decreased by 6.8% in 2020. According to preliminary figures, GDP increased by 1.1% in the first quarter of 2021 compared to an increase of 7.0% during the same period in 2020. According to preliminary figures, GDP increased by 17.6% in the second quarter of 2021 compared to a decrease of 15.7% in the same period of 2020. The increase in GDP during 2021 was mainly due to the reactivation of the economy due to the decrease in COVID-19 cases as a result of the vaccination progress in the country. The economic activities that contributed the most to the increase in the second quarter of 2021 were arts and entertainment, which increased 83.8%, retail, which increased 40.3%, and manufacturing, which increased 32.5%.

The services sector has traditionally been the largest sector of the Colombian economy. In 2020, the services sector decreased by 4.9% in real terms and represented approximately 59.5% of GDP. According to preliminary figures, the services sector increased by 3.3% during the three-month period ended March 31, 2021 and increased by 11.5% during the six-month period ended June 30, 2021.

The manufacturing sector decreased by 7.7% in real terms in 2020 and represented approximately 11.7% of GDP in 2020. According to preliminary figures, the manufacturing sector increased by 7.0% during the three-month period ended March 31, 2021 and increased by 18.2% during the six-month period ended June 30, 2021.

Agriculture, livestock, fishing, forestry and hunting have also traditionally played an important role in the Colombian economy. Production in the agriculture, livestock, fishing, forestry and hunting sector increased by 2.6% in real terms in 2020, and the sector accounted for approximately 6.8% of GDP in 2020. According to preliminary figures, the agriculture, livestock, fishing, forestry and hunting sector increased by 3.7% during the three-month period ended March 31, 2021 and increased by 3.8% during the six-month period ended June 30, 2021.

Construction activity decreased by 25.8% in real terms in 2020 and accounted for approximately 5.2% of GDP in 2020. According to preliminary figures, the construction sector decreased by 6.6% during the three-month period ended March 31, 2021 and increased by 3.6% during the six-month period ended June 30, 2021.

Mining (including oil) decreased by 16.0% in real terms in 2020 and represented approximately 4.5% of GDP in 2020. According to preliminary figures, the mining sector decreased by 14.8% during the three-month period ended March 31, 2021 and decreased by 5.1% during the six-month period ended June 30, 2021.

The electricity, gas and water sector decreased by 2.6% in real terms in 2020 and represented approximately 3.2% of GDP in 2020. According to preliminary figures, the electricity, gas and water sector decreased by 1.3% during the three-month period ended March 31, 2021 and increased by 3.7% during the six-month period ended June 30, 2021.

Principal Sectors of the Economy

Services

As of the first quarter of 2021, the number of internet broadband connections reached a total of 40.95 million internet subscribers (8.05 million with fixed broadband connections and 32.9 million with mobile connections), a 10.7% increase from the same quarter in 2020.

Role of the State in the Economy

Ecopetrol reported a net profit of Ps. 3.7 trillion in the second quarter of 2021, compared with a net profit of Ps. 0.0 trillion in the same period of 2020. The results from the first quarter of 2021 are Ecopetrol’s best results in the last 5 years.

ISA reported a net profit of Ps. 585.9 billion in the second quarter of 2021, compared to a net profit of Ps. 550.4 billion in the same quarter of 2020. The increase in the net profit was mainly due to an increase in revenue.

Employment and Labor

The following table presents national monthly average rates of unemployment from January 2016 through July 2021, according to the methodology adopted by DANE:

National Monthly Unemployment Rates(1)

	2016	2017	2018	2019	2020	2021
January	11.9%	11.7%	11.8%	12.8%	13.0%	11.0%
February	10.0	10.5	10.8	11.8	12.2	15.9
March	10.1	9.7	9.4	10.8	12.6	14.2
April	9.0	8.9	9.5	10.3	19.8	15.1
May	8.8	9.4	9.7	10.5	21.4	15.6
June	8.9	8.7	9.1	9.4	19.8	14.4
July	9.8	9.7	9.7	10.7	20.2	14.3
August	9.0	9.1	9.2	10.8	16.8	—
September	8.5	9.2	9.5	10.2	15.8	—
October	8.3	8.6	9.1	9.8	14.7	—
November	7.5	8.4	8.8	9.3	13.3	—
December	8.7	8.6	9.7	9.5	13.4	—

(1)	Unemployment rate is defined as the unemployed population divided by the labor force.

Source: DANE.

The following table presents national quarterly average rates of employment by gender for the periods indicated:

National Quarterly Employment Rates by Gender

	2017		2018		2019		2020		2021
	Women	Men	Women	Men	Women	Men	Women	Men	Women	Men
First Quarter	46.0%	68.5%	45.3%	68.0%	45.1%	67.4%	42.6%	65.6%	39.3%	63.5%
Second Quarter	48.7%	69.6%	47.7%	69.2%	46.0%	67.6%	33.1%	54.7%	39.2%	63.2%
Third Quarter	47.5%	69.3%	47.3%	69.2%	45.6%	67.3%	36.2%	61.1%
Fourth Quarter	48.9%	70.2%	47.6%	69.9%	46.7%	69.2%	41.3%	65.8%

Source: DANE.

The following tables present the distribution of national employment by sector of the economy for the periods indicated:

National Quarterly Employment Rates by Sector

	2017
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Agriculture, fishing, hunting and forestry	16.2%	16.4%	16.9%	17.1%
Mining and quarrying	0.8%	1.0%	1.0%	0.6%
Manufacturing	11.5%	12.2%	11.2%	12.2%
Electricity, gas and water supply	0.5%	0.5%	0.5%	0.5%
Construction	6.1%	6.0%	6.1%	6.3%
Retail, hotels and restaurants	27.8%	26.6%	27.1%	27.2%
Transport, storage and communications	8.5%	8.1%	7.9%	7.9%
Financial intermediation	1.4%	1.4%	1.4%	1.3%
Real estate, renting and business activities	8.1%	8.1%	8.3%	8.3%
Community, social and personal services	19.2%	19.8%	19.7%	18.6%
Total	100.0%	100.0%	100.0%	100.0%

	2018
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Agriculture, fishing, hunting and forestry	17.1%	16.1%	16.5%	17.3%
Mining and quarrying	0.9%	1.1%	1.1%	0.7%
Manufacturing	11.6%	12.1%	11.9%	12.6%
Electricity, gas and water supply	0.6%	0.6%	0.6%	0.5%
Construction	5.8%	6.0%	6.4%	6.7%
Retail, hotels and restaurants	27.5%	26.7%	27.0%	26.1%
Transport, storage and communications	8.2%	8.0%	7.9%	7.8%
Financial intermediation	1.3%	1.3%	1.5%	1.4%
Real estate, renting and business activities	8.1%	7.8%	7.6%	7.8%
Community, social and personal services	19.0%	20.3%	19.6%	19.0%
Total	100.0%	100.0%	100.0%	100.0%

	2019
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Agriculture, fishing, hunting and forestry	15.9%	15.2%	15.9%	16.3%
Mining and quarrying	0.9%	0.9%	0.9%	0.7%
Manufacturing	11.6%	12.3%	11.5%	11.4%
Electricity, gas and water supply	0.6%	0.6%	0.7%	1.0%
Construction	6.4%	6.5%	6.8%	7.1%
Retail, hotels and restaurants	27.7%	27.2%	26.9%	26.9%
Transport, storage and communications	8.2%	8.2%	7.8%	8.1%
Financial intermediation	1.5%	1.5%	1.5%	1.3%
Real estate, renting and business activities	7.8%	7.7%	7.7%	7.5%
Community, social and personal services	19.6%	20.4%	20.4%	19.7%
Total	100.0%	100.0%	100.0%	100.0%

	2020
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Agriculture, fishing, hunting and forestry	15.4%	17.3%	17.9%	16.8%
Mining and quarrying	0.8%	1.4%	1.0%	0.8%
Manufacturing	10.9%	10.5%	11.0%	11.6%
Electricity, gas and water supply	1.2%	1.3%	1.2%	1.0%
Construction	6.8%	6.1%	7.2%	7.2%
Retail, hotels and restaurants	26.6%	25.8%	25.3%	26.3%
Transport, storage and communications	9.0%	8.7%	8.2%	8.5%
Financial intermediation	1.5%	1.6%	1.4%	1.2%
Real estate, renting and business activities	7.7%	7.8%	7.3%	7.3%
Community, social and personal services	20.0%	19.4%	19.6%	19.3%
Total	100.0%	100.0%	100.0%	100.0%

	2021
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Agriculture, fishing, hunting and forestry	15.8%	15.5%	—	—
Mining and quarrying	0.8%	1.3%	—	—
Manufacturing	10.9%	10.6%	—	—
Electricity, gas and water supply	1.2%	1.3%	—	—
Construction	7.3%	7.1%	—	—
Retail, hotels and restaurants	27.5%	26.7%	—	—
Transport, storage and communications	8.9%	9.0%	—	—
Financial intermediation	1.4%	1.4%	—	—
Real estate, renting and business activities	7.4%	7.7%	—	—
Community, social and personal services	18.9%	19.4%	—	—
Total	100.0%	100.0%	—	—

Source: DANE. Calculations: Ministry of Finance.

Foreign Trade and Balance of Payments

Balance of Payments

In June 2014, Banco de la República adopted the sixth edition of the IMF’s Balance of Payments Manual framework and incorporated changes in balance of payments statistics from 2000 onward. The key changes from the fifth edition to the sixth edition of the IMF’s Balance of Payments Manual methodology include the reclassification of accounts within the balance of payments. On the current account side, a financial intermediation services account (FISIM) has been created and is included within the services account. The corresponding information was previously incorporated in the income line.

On the capital account side, loans between affiliates (for nonfinancial sector companies), which had previously been incorporated within the loans account, are now included in the direct investment account. Furthermore, changes in the format for the presentation of information have been incorporated. Additionally, measurements of exports in the table “Balance of Payments” are different from the table “Exports (FOB) by Group of Products” and from the table “Trends in the Composition of Exports”, because these two latter tables do not incorporate special trade operations and commerce from the Free Trade Zones.

According to provisional figures, Colombia’s current account registered a deficit of U.S. $9,927 million in 2020 compared to a deficit of U.S. $14,991 million in 2019. The decrease in the deficit was mainly due to a decrease in imports as a result of reduced economic activity during the COVID-19 pandemic. The financial account registered a deficit of U.S. $8,319 million in 2020 compared to a U.S. $13,299 million deficit in 2019. The decrease in the financial account deficit in 2020 compared to 2019 was due to a decrease in net liabilities incurred.

The following table presents the balance of payments figures for the periods indicated based on the sixth edition of the IMF’s Balance of Payments Manual:

Balance of Payments(1)(2)(3)(4)

	For the Year ended December 31,
Account	2016	2017	2018	2019	2020
Current Account	(12,587)	(10,110)	(14,188)	(14,991)	(9,927)
Credit (Exports)	54,748	62,646	68,800	68,324	52,189
Debit (Imports)	67,334	72,756	82,988	83,315	62,116
Goods and Services	(13,451)	(8,947)	(10,703)	(14,336)	(13,371)
Credit (Exports)	42,769	49,313	53,724	51,324	38,056
Debit (Imports)	56,220	58,260	64,427	65,660	51,427
Goods	(9,176)	(4,470)	(6,541)	(10,053)	(8,981)
Credit (Exports)	34,063	39,777	42,993	40,656	32,309
Debit (Imports)	43,239	44,247	49,534	50,708	41,290
Services	(4,275)	(4,477)	(4,162)	(4,283)	(4,390)
Credit (Exports)	8,706	9,536	10,731	10,668	5,747
Debit (Imports)	12,981	14,013	14,893	14,952	10,137
Primary Income	(5,312)	(8,046)	(11,442)	(9,710)	(5,343)
Credit (Exports)	4,994	5,577	6,177	6,983	4,479
Debit (Imports)	10,306	13,623	17,619	16,693	9,823
Secondary Income	6,177	6,883	7,957	9,055	8,788
Credit (Exports)	6,985	7,757	8,899	10,017	9,654
Debit (Imports)	808	873	941	962	866
Financial Account	(12,339)	(9,625)	(12,954)	(13,299)	(8,319)
Direct Investment	(9,341)	(10,011)	(6,172)	(10,836)	(5,921)
Net Acquisition of Financial Assets	4,517	3,690	5,126	3,154	1,721
Equity and Investment Fund Share	4,975	3,386	3,656	3,301	2,741
Debt Instruments	(458)	304	1,471	(147)	(1,020)
Net Incurrence of Liabilities	13,858	13,701	11,299	13,990	7,641
Equity and Investment Funds Share	9,186	11,907	9,695	11,579	5,114
Debt Instruments	4,672	1,794	1,604	2,411	2,527
Portfolio Investment	(4,945)	(1,800)	862	24	(1,792)
Net Acquisition of Financial Assets	5,084	6,012	1,211	315	5,747
Equity and Investment Fund Share	903	4,600	(163)	364	3,075
Debt Securities	4,181	1,413	1,374	(48)	2,672
Net Incurrence of Liabilities	10,029	7,812	349	291	7,539
Equity and Investment Fund Share	(363)	472	(823)	(1,232)	(454)
Debt Securities	10,392	7,340	1,172	1,523	7,993
Financial Derivatives and Options to Purchase Shares Employees	(621)	365	21	84	(513)
Net Acquisition of Financial Assets	(794)	(169)	(473)	(405)	(1,081)
Net Incurrence of Liabilities	(173)	(534)	(494)	(489)	(568)
Other Investments	2,403	1,276	(8,852)	(5,904)	(4,421)
Net Acquisition of Financial Assets	2,929	(264)	211	(3,476)	3,469
Net Incurrence of Liabilities	526	(1,540)	9,062	2,428	7,890
Reserve Assets	165	545	1,187	3,333	4,329
Net Errors and Omissions	247	485	1,234	1,692	1,608
Memorandum of the Financial Account Excluding Reserve Assets	(12,504)	(10,170)	(14,141)	(16,632)	(12,647)

(1)	Data for 2018, 2019 and 2020 are preliminary and data for 2017 and 2016 are revised.

(2)

The calculation of the change in international reserves is made based on the 6th edition of the IMF Balance of Payments Manual, following the recommendation not to include in this calculation changes due to exchange rate and price valuations.

(3)	Other financial corporations are institutional units that provide financial services, and which assets and liabilities are, in general, not available in open financial markets.
(4)

Non-financial companies are companies whose main activity is the production of market non-financial goods or services. Legally constituted companies, branches of non-resident companies, quasi-corporations, hypothetical resident units that own land and resident non-profit institutions that are market producers of non-financial goods or services belong to this category.

Source: Banco de la República—Economic Studies.

According to Banco de la República, exports of goods decreased by 21.0% in 2020 compared to 2019, principally due to a 45.2% decrease in exports of oil and its derivatives. Nontraditional exports, including emeralds, increased by 1.5%, from U.S. $15,032 million in 2019 to U.S. $15,253 million in 2020. Among industrial exports, taking into account the variation from December 2019 to December 2020, the largest increases among the categories of specifically identified export products were registered by food, which increased by 26.1%, textiles and manufacturing, which increased by 9.8%, and manufacturing and paper production, which increased by 23.4%. Exports of goods in 2020 totaled approximately U.S. $31,056 million, including oil and its derivatives (28.2% of total exports), coal (13.4% of total exports), coffee (7.9% of total exports), nickel (1.4% of total exports) and nontraditional exports (49.1% of total exports). As of July 31, 2021 exports of goods increased 20.1% compared to the same period of 2020. During the same period, non-traditional exports increased by 25.8% to U.S. $10,309 million, compared to U.S. $8,192 million during the same period in 2020.

According to preliminary figures supplied by DANE and DIAN, exports of goods totaled U.S. $3,252 million FOB in July of 2021, representing a 27.4% increase compared to the same month in 2020, mainly due to a 32.6% increase in fuel sales.

Geographic Distribution of Trade

The following tables show the destination and origin, respectively, of Colombia’s exports and imports for the periods indicated.

Merchandise Exports to Major Trading Partners

	2016(1)	2017(1)	2018(1)	2019(1)	2020(1)	As of July 31, 2021(1)
	(percentage of total exports)
United States	32.1%	27.9%	25.5%	29.2%	28.7%	28.8%
Venezuela	1.9%	0.8%	0.8%	0.5%	0.6%	0.7%
China	3.7%	5.8%	10.0%	11.6%	8.9%	10.9%
Netherlands	3.8%	4.1%	2.5%	3.1%	2.3%	2.4%
Ecuador	3.8%	3.9%	4.4%	4.9%	4.7%	4.2%
Panama	6.4%	6.5%	7.0%	6.0%	4.6%	4.6%
Spain	3.6%	2.6%	2.8%	1.3%	1.6%	1.6%
Chile	2.1%	2.7%	2.8%	2.5%	2.5%	2.6%
Peru	3.3%	3.0%	2.8%	2.9%	2.8%	2.8%
Brazil	3.1%	3.6%	3.7%	3.7%	4.1%	5.0%
India	0.7%	0.7%	1.3%	0.9%	2.6%	3.1%
United Kingdom	1.5%	1.1%	1.0%	1.2%	1.2%	1.2%
Switzerland	1.2%	0.9%	0.8%	0.4%	0.4%	0.5%
Others	32.6%	36.4%	34.5%	31.9%	35.0%	31.6%
Total	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%

Totals may differ due to rounding.

1:	Preliminary.

Sources: DANE and National Directorate of Customs and Taxes.

Merchandise Imports by Major Trading Partners(1)

	2016(2)	2017(2)	2018(2)	2019(2)	2020(2)	As of July 31, 2021(2)
	(percentage of total imports)
United States	26.4%	26.0%	25.2%	25.1%	24.1%	23.7%
Mexico	7.7%	7.6%	7.8%	7.5%	6.9%	6.4%
China	19.2%	18.9%	20.6%	20.8%	23.8%	23.1%
Panama	0.1%	0.1%	0.1%	0.1%	0.1%	0.0%
Switzerland	0.9%	0.9%	0.9%	0.9%	0.9%	0.8%
South Korea	1.9%	1.7%	1.6%	1.3%	1.5%	1.6%
Germany	3.8%	4.1%	4.3%	4.2%	3.8%	3.6%
Brazil	4.7%	5.0%	5.5%	6.0%	5.7%	5.7%
Chile	1.6%	1.5%	1.4%	1.2%	1.4%	1.1%
Japan	2.5%	2.7%	2.5%	2.3%	2.0%	2.1%
Spain	2.0%	2.1%	1.9%	1.9%	1.8%	2.3%
Uruguay	0.2%	0.1%	0.1%	0.1%	0.2%	0.1%
Ecuador	1.8%	1.6%	1.6%	1.6%	1.9%	1.4%
Others	27.1%	27.8%	26.4%	26.9%	26.0%	28.1%
Total	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%

Totals may differ due to rounding.

1:	Correspond to country of purchase.
2:	Preliminary

Sources: DANE and National Directorate of Customs and Taxes.

Colombia’s major trading partners classified by exports are the United States, the European Union and China. Exports to the United States were U.S. $8.9 billion in 2020, compared to U.S. $11.5 billion in 2019. According to preliminary figures, exports to the United States were U.S. $7.0 billion for the eight-month period ended August 31, 2021, compared to U.S. $5.8 billion in the same period of 2020.

Exports to the European Union were U.S. $4.0 billion in 2020, compared to U.S. $4.6 billion in 2019. According to preliminary figures, exports to the European Union totaled U.S. $2.6 billion for the eight-month period ended August 31, 2021, compared to U.S. $2.3 billion in the same period of 2020.

Exports to China were U.S. $2.8 billion in 2020, compared to U.S. $4.6 billion in 2019. According to preliminary figures, exports to China totaled U.S. $2.6 billion for the eight-month period ended August 31, 2021, compared to U.S. $1.8 billion in the same period of 2020.

Colombia’s major trading partners classified by imports are the United States, China and México. Imports from the United States were U.S. $10.5 billion in 2020, compared to U.S. $13.3 billion in 2019. According to preliminary figures, imports from the United States were U.S. $7.3 billion for the seven-month period ended July 31, 2021, compared to U.S. $6.3 billion in the same period of 2020.

Imports from China totaled U.S. $10.4 billion in 2020, compared to U.S. $11.0 billion in 2019. According to preliminary figures, imports from China totaled U.S. $7.5 billion for the seven-month period ended July 31, 2021, compared to U.S. $5.6 billion in the same period of 2020.

Imports from México totaled U.S. $2.9 billion in 2020, compared to U.S. $3.9 billion in 2019. According to preliminary figures, imports from México totaled U.S. $1.9 billion for the seven-month period ended July 31, 2021, compared to U.S. $1.6 billion in the same period of 2020.

Monetary System

Financial sector

As of July 31, 2021, Colombia’s financial sector had a total gross loan portfolio of Ps. 534.7 trillion, compared to Ps. 517.8 trillion as of July 31, 2020. Past due loans totaled Ps. 24.6 trillion as July 31, 2021, compared to Ps. 20.1 trillion as of July 31, 2020. Past due loans were 4.6% of total loans as of July 31, 2021 and 3.9% of total loans as of July 31, 2020. Provisions as a percentage of past due loans were 157.1% as of July 31, 2021, compared to 169.0% as of July 31, 2020.

The aggregate net technical capital (or solvency ratio) of Colombian banks was 20.3% of risk-weighted assets as of July 31, 2021 compared to 15.5% as of July 31, 2020. Risk-weighted assets decreased to Ps. 453.8 trillion as of July 31, 2021, from Ps. 552.5 trillion as of July 31, 2020

The following table shows the results of the financial sector as of and for the 12 months ended July 31, 2021:

Selected Financial Sector Indicators

(in millions of pesos as of and for

the 12 months ended July 31, 2021)

	Assets	Liabilities	Net Worth	Earnings
Banks	Ps. 767.919.361	Ps. 671,560,323	Ps. 96,359,038	Ps. 7,134,997
Non-Banking Financial Institutions(1)	40,069,713	24,472,705	15,597,008	1,370,646
Special State-Owned Institutions(2)	93.084.722	54,370,958	38,713,764	2,127,248

Total	Ps. 901,073,796	Ps. 750,403,986	Ps. 150,669,810	Ps. 10,632,890

(1)	Includes financial corporations, commercial financing companies and cooperatives.
(2)	Includes FDN, Bancoldex, FINDETER, FINAGRO, FONADE, FNA, FOGAFIN, FOGACOOP, FNG, ICETEX.

Source: Financial Superintendency.

Interest rates and inflation

Inflation, as measured by the change in the consumer price index, was 5.8% in 2016, 4.1% in 2017, 3.2% in 2018, 3.8% in 2019 and 1.6% in 2020. The rate of inflation decreased in 2020 as compared to 2019 mainly due to a decrease in the prices of education, clothing and footwear and furniture, household items and items for its ordinary upkeep. The 12-month change in CPI as of September 30, 2021 was 4.5%.

Producer price inflation (as measured by the change in the producer price index, or “PPI”) stood at 2.2% in 2016, increased to 3.3% in 2017, decreased to 2.3% in 2018, increased to 6.1% in 2019 but decreased to 0.9% in 2020. The decrease in the year-over-year producer price index was mainly due to a decrease in prices of mining (17.8%). As of September 30, 2021, the year-over-year PPI increased 19.7%, mainly due to an increase in prices of mining (63.5%) and agriculture, livestock and fishing (21.5%).

The average short-term composite reference rate (depósitos a término fijo, or “DTF”) for 2017 was 6.0%. The average DTF for 2018 was 4.7%. The average DTF for 2019 was 4.5%. The average DTF for 2020 was 3.4%. As of September 30, 2021, the DTF was 2.1%.

The following table shows changes in the CPI and the PPI and average 90-day deposit rates for the periods indicated.

Inflation and Interest Rates

Period	Consumer Price Index (CPI)(1)	Producer Price Index (PPI)(1)	Short-Term Reference Rate (DTF)(2)
2017	5.5	3.3	6.0
2018	3.7	2.3	4.7
2019	3.8	6.1	4.5
2020
January	3.6	4.7	4.5
February	3.5	2.7	4.5
March	3.6	(0.2)	4.5
April	3.0	(4.8)	4.6
May	2.6	(5.2)	4.3
June	2.3	(1.9)	3.8
July	2.3	(1.0)	3.3
August	2.2	0.3	2.8
September	2.2	(1.3)	2.4
October	2.1	(0.7)	2.0
November	2.0	(0.6)	2.0
December	1.6	(0.9)	1.9
2021
January	1.6	2.6	1.9
February	1.6	6.3	1.8
March	1.5	11.3	1.8
April	2.0	16.5	1.8
May	3.3	18.7	1.8
June	3.6	18.2	1.9
July	4.0	18.3	1.9
August	4.4	17.6	2.0
September	4.5	19.7	2.1

1:	Percentage change over the previous 12 months at the end of each month indicated.
2:	Average for each of the years 2017-2019 and, for each indicated month in 2020 and 2021, year-on-year of the DTF, as calculated by the Financial Superintendency.

Sources: DANE and Banco de la República.

On March 27, 2020, Banco de la República decreased the discount rate by 50 basis points to 3.75% due to the COVID-19 pandemic, which directly affected Colombian economic activity, contracted international trade, and caused a collapse in the price of oil. From March 30, 2020 to September 28, 2020, Banco de la República decreased the discount rate by an additional 200 basis points to 1.75% as a countercyclical monetary policy stance in response to the global economic collapse caused by the COVID-19 pandemic. On September 30, 2021, Banco de la República increased the discount rate by 25 basis points to 2.00%, due mainly to strengthening domestic and international demand.

Banco de la República Response to COVID-19

The COVID-19 pandemic has caused an indeterminable adverse impact on the world economy. Colombia has been severely affected by the collapse in the international price of oil. To guarantee a broad and timely provision of liquidity in both pesos and dollars, in addition to interest rate reductions, Banco de la República has taken actions to support the Colombian economy and financial system, including the provision of non-delivery forwards in the amount of up to U.S. $1 billion. On March 13, 2020, Banco de la República increased the allotment of liquidity auctions to Ps. 17 trillion, and on March 17, 2020, increased them again to Ps. 20 trillion. On March 23, 2020, the board of directors of Banco de la República authorized Banco de República to buy private instruments and to buy TES up to Ps. 2 trillion for the month of March. By the end of April 2020, the balance of TES held by Banco de la República totaled Ps. 19.9 billion. During April 2020, Banco de la República made definitive purchases of private debt securities totaling Ps. 3.4 billion.

On May 4, 2020, with the aim of increasing international reserves and taking into account the monetization of dollars provided by the Government, Banco de la República bought U.S. $2 billion through the General Directorate of Public Credit and National Treasury of the Ministry of Finance.

With the purpose of reinforcing the adequate supply of liquidity to the economy and supporting the provision of credit required by companies and households, on May 5, 2020, the board of directors of Banco de la República authorized Banco de la República to carry out temporary expansion operations with portfolio securities for an amount of up to Ps. 6.3 trillion.

On June 30, 2020, Banco de la República announced that it would continue to supply liquidity to the economy and would maintain indefinitely the REPO collateralized with bank credit claims. Banco de la República continued to offer non-delivery forward contracts up until November 27, 2020.

On December 2, 2020, Banco de la República purchased U.S. $1.5 billion from the Ministry of Finance and Public Credit at the then-current certified exchange rate.

In December 2020, Banco de la República signed inter-institutional agreements with both the Central Bank of Paraguay and the Bank of México that aim to establish coordination in areas of vital importance in central banking such as monetary and exchange policy, the administration of international reserves, the analysis of financial stability and the design and evaluation of macroprudential policies.

Foreign Exchange Rates and International Reserves

Exchange Rates

From January 1994 to September 1999, Banco de la República maintained a band within which the exchange rate was permitted to fluctuate. On September 25, 1999, Banco de la República decided to abandon the band system and adopt a free-floating exchange rate system. This change was made only after an initial agreement with the IMF for an Extended Fund Facility had been reached, evidencing a commitment by multilateral organizations to support the Colombian economic program. The transition to the floating foreign exchange regime did not result in a significant deterioration of the exchange rate. The floating exchange rate system continues in place.

The general legal principles of Colombia’s foreign exchange controls, including tradability of the currency, and international investments regulations were established by Law 9 of 1991. Pursuant to these powers and to those established in Law 31 of 1992, Banco de la República enacted External Resolution No. 1 of 2018 and Regulation DCIP-83, and the Ministry of Finance and Public Credit enacted Decree No. 1068 of 2015, as amended, which together with External Resolution No. 1 of 2018, are referred to as the “Foreign Investment Statute”.

The Foreign Investment Statute establishes two types of markets for foreign currency exchange:

•

The controlled foreign exchange market, or the FX market, which consists of all foreign exchange transactions which must be mandatorily conducted through foreign exchange intermediaries (i.e., commercial and mortgage banks, financial corporations, commercial finance companies, Financiera de Desarrollo Nacional, Banco de Comercio Exterior, financial cooperatives and local stock broker dealers) or compensation accounts (i.e., offshore bank accounts registered with the Banco de la República and subject to periodic reports before the Colombian authorities). Payments between Colombian residents and foreign residents in respect of foreign investments, imports, exports, foreign indebtedness, derivative transactions and guarantees in foreign currency, among others, must be conducted through the FX market; and

•	The free market, which consists of all other transactions that are not mandatorily traded on the FX market.

Banco de la República considers exchange rate flexibility a fundamental element to achieve its objectives of a low and stable inflation rate, growth close to its potential and the preservation of financial stability and liquidity in the payment system. Nonetheless, Banco de la República, as the country’s foreign exchange authority, has the power to intervene in the foreign exchange market. Such intervention does not limit exchange rate flexibility, does not seek to fix or achieve any particular level for the exchange rate and pursues objectives compatible with the inflation targeting strategy. Specifically, foreign exchange intervention by Banco de la República is intended to (i) increase the level of international reserves to reduce external vulnerability and improve access to external credit; (ii) mitigate movements in the exchange rate that do not clearly reflect the performance of the economy’s fundamentals and may negatively affect inflation and economic activity; and (iii) curb rapid and sustained deviations of the exchange rate from its trend, so as to avoid disorderly performance in financial markets.

Banco de la República’s regulations also establish a deposit requirement for all foreign currency denominated loans granted to Colombian residents from non-residents or from FX market intermediaries. The deposit requirement operates as a condition precedent to the disbursement of the funds. Currently, the deposit requirement is equal to 0% of the disbursements made under the loan, so in practice, as of April 1, 2021, no deposit that must be posted with Banco de la República by debtors of foreign currency loans.

On September 27, 2021, the Representative Market Rate published by the Financial Superintendency for the payment of obligations denominated in U.S. dollars was Ps. 3,844.88=U.S. $1.00, compared to Ps. 3,867.81=U.S. $1.00 on September 27, 2020. During the 12-month period ended September 27, 2021, the Representative Market Rate reached a high of Ps. 3,988.27=U.S. $1.00 on August 10, 2021 and a low of Ps. 3,410.82=U.S. $1.00 on December 18, 2020.

International Reserves

As of December 31, 2016, gross international reserves amounted to U.S. $46,682.8 million. As of December 31, 2017, gross international reserves increased by U.S. $954.4 million to U.S. $47,637.2 million. As of December 31, 2018, gross international reserves increased by U.S. $764.3 million to U.S. $48,401.5 million. As of December 31, 2019 gross international reserves increased by U.S. $4,772.7 million to U.S. $53,174.2 million. As of December 31, 2020, gross international reserves increased by U.S. $5,865.1 million to U.S. $59,039.3 million. As of August 31, 2021, gross international reserves increased to U.S. $58,854.4 million from U.S. $57,193.1 million as of August 31, 2020.

From February 2015 to September 2018, Banco de la República did not increase its international reserves. On October 1, 2018, Banco de la República initiated a program to accumulate international reserves with an initial auction of up to U.S. $400 million. As of May 22, 2020, Banco de la República had accumulated U.S. $1,878.4 million in eight auctions, with the last auction held on April 30, 2019. On May 4, 2020, to increase international reserves, Banco de la República purchased U.S. $2.0 billion through the General Directorate of Public Credit and National Treasury of the Ministry of Finance and Public Credit at the TRM in effect on that day. On December 2, 2020, in line with its long-term external risk coverage policy, Banco de la República purchased U.S. $1.5 billion from the Government at the TRM in effect on that day.

As established by Decree 4712 of 2008 and in accordance with the technical criteria established by Resolution No. 262 of February 11, 2011, which governs the administration of excess liquidity, the General Directorate of Public Credit and the National Treasury is allowed to perform any transaction that Colombia may require in the foreign exchange market, including the purchase of foreign exchange in such amounts and at such times as it may determine from time to time and derivatives operations that consist of swaps and forward contracts over foreign exchange. As of September 27, 2021, the General Directorate of Public Credit and National Treasury had no current position in swaps and forward contracts over foreign exchange.

On May 22, 2012, the Government issued Decree 1076 of 2012, which established a system to administer the FAE. Based on Legislative Act No. 05 of 2011, up to 30% of the income from the General System of Royalties will be disbursed to the Savings and Stabilization Fund. The General Directorate of Public Credit and National Treasury is responsible for transferring such royalties to the Savings and Stabilization Fund, which is managed by Banco de la República. For this purpose, the General Directorate of Public Credit and National Treasury, at its sole discretion, may buy dollars in the secondary market. Royalties are derived from natural resources, such as oil, coal and other mining activities. On March 21, 2020, the Government issued Decree 444 of 2020, which established that the Central Government could borrow money from the FAE to attend the national emergency due to the COVID-19 pandemic. As of December 31, 2020, transfers in dollars into the Savings and Stabilization Fund since inception totaled U.S. $4.0 billion.

Public Sector Finance

General

On June 10, 2021, the Government published its Medium-Term Fiscal Framework, which reflects the adjustments that the Government made in its economic expectations after the implementation of measures to control the spread of the COVID-19 pandemic during 2020, which, together with an environment dominated by global uncertainty, led to a revision of the GDP growth forecast to 6.0% in 2021 and 4.3% in 2022, driven primarily by private consumption and investment, as well as moderate growth in government consumption.

For 2022, the fiscal deficit of the Central Government is projected to be 7.0% of GDP, 1.7% lower than the preliminary deficit of 8.6% of GDP projected for 2021. This result is mainly explained by the decrease in spending on the COVID-19 pandemic and economic reactivation plan.

As the effects of the COVID-19 pandemic gradually dissipate, in 2022, the Government expects to begin to gradually reduce the fiscal deficit. The Social Investment Law is a fundamental part of the fiscal strategy contemplated, as it maintains social support while the economy continues to recover.

The figures set forth in this “—Public Sector Finance” section represent the Government’s assumptions as of June 10, 2021, of the 2021 Colombian economy. While the Government believes that these assumptions and targets were reasonable when made, some are beyond the control or significant influence of the Government, and actual outcomes will depend on future events. Accordingly, no assurance can be given that economic results will not differ materially from the figures set forth above.

Social Investment law (Ley Inversión Social)

On July 20, 2021, the Government submitted a fiscal bill to Congress called the Ley de Inversión Social or Law No. 2155 of 2021 (“Law No. 2155”) which was approved and sanctioned on September 14, 2021 by President Duque. Law No. 2155 includes a set of measures intended to protect the most vulnerable population, reactivate economic activity and stabilize public finances. Additionally, Law No. 2155 is a result of a consensus with different political and social actors, and seeks to collect Ps. 15.2 trillion per year of permanent resources through a set of actions that will not affect individuals or alter the VAT rate. Finally, Law No. 2155 added Ps. 10.9 trillion in revenue to the General Budget of the Nation for 2021.

Law No. 2155 contains as one of its main pillars an austerity plan, expected to generate recurrent savings of Ps. 1.9 trillion annually on average between 2022 and 2032. This plan will generate reductions in public expenses and limit the growth in personnel expenses and bureaucracy, among others.

Another big pillar of Law No. 2155 is the fight against tax evasion. Law No. 2155 aims to increase tax revenues by Ps. 2.7 trillion annually, derived from the tools and measures implemented to aid the tax administration’s monitoring and compliance activities. These measures include the issuance of the RUT (tax registration) and suggested income tax returns to people who do not comply with their tax obligations, among others.

With Law No. 2155, the Government expects a significant increase in tax revenues, derived from corporate taxation, of about Ps. 11 trillion per year. The permanent sources of this additional revenue are expected to be: (i) the reduction to 50% (deleting the extension to 100% that would be in place from 2022) of the Industry and Commerce Tax—ICA (municipal turnover tax) tax credit in the corporate income tax, which would generate additional revenues of Ps. 3.9 trillion per year, and (ii) an increase in the corporate income tax rate to 35% (yielding Ps. 6.7 trillion annually in tax revenue). Law No. 2155 also contemplates the following temporary sources of additional revenues: (i) a corporate income tax surcharge to the financial sector of three percentage points until 2025 and (ii) a normalization tax to incentivize the report of the assets of Colombians abroad.

As a complementary measure to boost economic activity and household consumption, Law No. 2155 allows the Government to regulate the use of electronic commerce to establish up to three days per year free of VAT.

Also, as an indirect result of Law No. 2155, the Government expects an increase in revenues and, consequently, expects an increase in the transfers to subnational governments through the Sistema General de Participaciones. These transfers are used to finance expenditures mostly in education and health.

The expected use of proceeds derived from Law No. 2155 between 2021 and 2022 are, among others: (i) Ps. 10.1 trillion for the extension to December 2022 of the Ingreso Solidario program (Solidary Income), of which Ps. 2.9 trillion are budgeted for 2021 and Ps. 7.2 trillion are for 2022, to provide a minimum income to socioeconomically vulnerable households that are not beneficiaries of any other cash transfer program of the national Government, (ii) Ps. 0.8 trillion for programs that promote employment for youth and the rest of the population through partial wage subsidies for new workers, (iii) Ps. 1.1 trillion for the extension of payrolls subsidies (PAEF) until December 2021, (iv) Ps. 1.0 trillion to provide permanent access to higher education for vulnerable students and (v) additional spending in 2021 to promote economic activity.

Furthermore, Law No. 2155 aims to strengthen fiscal sustainability to ensure sustainable financing of social spending through a strengthening of the independence and operational capacity of the Fiscal Rule Committee, the establishment of a limit for public debt (71% of GDP) and sets goals for the fiscal balance to move public debt towards the prescribed limit.

Law No. 2155’s changes to the fiscal rule’s parameters are based on the following main principles: (i) reaching a stable public debt at prudential levels, (ii) redefining fiscal balance targets in order to include one-time transactions and reduce biases that may affect the estimation of structural balance targets, (iii) establishing a correction mechanism in fiscal balance targets that internalizes changes in debt levels and ensures their convergence to the debt limit and (iv) establishing a transition regime, considering the effects of the COVID-19 pandemic on public finance.

2022 Budget

On August 24, 2021, the Ministry of Finance presented to Congress the draft General Budget of the Nation for 2022 amounting to Ps. 350.4 trillion, a 3.8% increase over the 2021 budget.

The budget was structured based on the Medium-Term Fiscal Framework and has three main goals: protection of the most vulnerable population, reactivation of the economy and fiscal sustainability. The investment budgets for social inclusion and reconciliation, education, and health and social protection increased by 39.9%, 16.2% and 21.6%, respectively, compared to 2021. The investment budget for transportation infrastructure increased by 13.5% compared to 2021. The investment budget for housing also increased by 19.6% compared to budget figures for the 2018-2020 period.

On September 22, 2021, the joint Senate and Chamber Economic Commission approved the draft General Budget of the Nation for 2022 in the first debate. The Commission’s discussion focused on the importance of social spending, transfers to the public pension fund, Colpensiones, and the amendment to the Ley de Garantías Electorales. With respect to social spending, the budget includes increases in investment for social inclusion and reconciliation, education, and health and social protection. With respect to Colpensiones, the budget allows members of private pension funds who have made contributions for at least 750 weeks (and are over the age of 52, for men, or over the age of 47, for women) to transfers their funds to Colpensiones. With respect to the Ley de Garantías Electorales, the budget contains an amendment that allows national and regional governmental entities to enter into administrative agreements to coordinate the execution of public funds.

Public Sector Debt

Colombia’s ratio of total net non-financial public sector debt to GDP was 42.9% in 2016 and increased to 44.2% in 2017, 45.9% in 2018 and 47.6% in 2019. For the year ended December 31, 2020, the ratio of total net non-financial public sector debt to GDP increased to 61.8%, mainly due to the increase in debt of the Central Government.

Public Sector Internal Debt

As of August 31, 2021, the Central Government’s total direct internal funded debt (with an original maturity of more than one year) was Ps. 410.6 trillion, compared to Ps. 371.5 trillion as of August 31, 2020. The Central Government’s internal funded debt (i.e., long-term debt with an original maturity of more than one year) was U.S. $122.2 billion (Ps. 419.6 trillion) on December 31, 2020, an increase of 10.0% in dollar terms (a 15.2% increase in peso terms) from the U.S. $111.1 billion (Ps. 364.2 trillion) outstanding on December 31, 2019.

On December 30, 2020, the Central Government signed an investment loan in the amount of Ps. 181,759,500,000 with the Inter-American Development Bank (“IDB”) to finance the Drinking Water and Sanitation Program for the Department of La Guajira, which will be executed by the Ministry of Housing, City and Territory, with the aim of improving the population’s access to continuous potable water and adequate sanitation. Colombia is the first country in the southern hemisphere to sign a sovereign loan with the IDB in local currency. This loan is expected to reduce exchange risk and extend the average term of the public debt while contributing to the development of the local capital market.

On September 29, 2021 the Ministry of Finance and Public Credit auctioned Ps. 750,000,000 in green treasury bonds due 2031. The proceeds will be used to fund eligible green projects, such as clean transportation and water management, as detailed in Colombia’s Sovereign Green Bond Framework, adopted in July 2021.

The following table shows the direct internal funded debt of the Central Government as of August 31, 2021 by type:

Central Government: Internal Public Funded Debt—Direct Funded Debt

(in millions of Ps.)

	At August 31, 2020	At August 31, 2021
	(in million COP)	(in million COP)
Treasury Bonds	Ps. 320,438,415	Ps. 367,222,315
Treasury Bonds (short term)	14,104,999	12,386,999
Pension Bonds	7,927,576	7,104,312
Peace Bonds	1,058	845
Constant Value Bonds	1,311,317	0
Others(1)	1,767,726	1,883,199
Security Bonds	1	1
Treasury notes	27,352,582	21,673,486
Solidarity notes	12,719,621	12,719,620

Total	385,623,294	422,990,777

Total may differ due to rounding. (1) Includes other assumed debt.

Source: Deputy Directorate of Risk—Ministry of Finance.

Total direct internal floating debt (i.e., short-term debt with an original maturity of one year or less) of the Central Government was Ps. 57.2 billion as of September 27, 2021.

Public Sector External Debt

The following tables show the total external funded debt of the public sector (with an original maturity of more than one year) by type and by creditor:

Public Sector External Funded Debt by Type(1)

	As of July 31, 2020		As of July 31, 2021
Central Government	U.S. $	60,297	U.S. $	69,918
Public Entities(2)
Guaranteed		1,938		1,664
Non-Guaranteed		22,695		21,422

Total External Funded Debt	U.S. $	84,930	U.S. $	93,005

(1)

Provisional; subject to revision. Includes debt with an original maturity of more than one year. Debt in currencies other than U.S. dollars has been converted into U.S. dollars using exchange rates as of July 31, 2020 and July 31, 2021, respectively.

(2)	Includes Banco de la República, public agencies and entities, departments and municipal governments and state-owned financial entities.

Source: Debt Database—Ministry of Finance.

Public Sector External Funded Debt by Creditor(1)

	As of July 31, 2020		As of July 31, 2021
	(in millions of U.S. dollars)
Multilaterals	U.S. $	25,082	U.S. $	31,123
IDB		10,863		10,316
World Bank		11,846		12,893
Others		2,373		7,914
Commercial Banks		4,969		4,347
Export Credit Institutions		2,803		3,045
Bonds		47,078		49,308
Foreign Governments		4,995		5,179
Suppliers		3		3

Total	U.S. $	84,930	U.S. $	93,005

Total may differ due to rounding.

(1)

Provisional; subject to revision. Debt with an original maturity of more than one year. Debt in currencies other than U.S. dollars has been converted into U.S. dollars using exchange rates as of July 31, 2020 and July 31, 2021, respectively.

Source: Debt Registry Office Ministry of Finance.

On October 6, 2021, Moody’s affirmed Colombia’s long-term foreign currency rating at Baa2, and changed the outlook to stable from negative.

DESCRIPTION OF THE BONDS

This prospectus supplement describes the terms of the bonds in greater detail than the accompanying prospectus and may provide information that differs from the accompanying prospectus. If the information in this prospectus supplement differs from the accompanying prospectus, you should rely on the information in this prospectus supplement.

Colombia will issue the bonds under an indenture, dated as of January 28, 2015, as supplemented by the first supplemental indenture dated as of September 8, 2015, between Colombia and The Bank of New York Mellon, as trustee. The information contained in this section and in the accompanying prospectus summarizes some of the terms of the bonds and the indenture. Because this is a summary, it does not contain all of the information that may be important to you as a potential investor in the bonds. Therefore, you should read the indenture and the form of the bonds in making your investment decision. Colombia has filed copies of these documents with the SEC and also filed copies of these documents at the offices of the trustee and the paying agents.

General Terms of the Bonds

The bonds offered by this prospectus supplement will:

•

constitute a further issuance of, and will form a single series with the outstanding U.S. $1,800,000,000 aggregate principal amount of Colombia’s 5.200% Global Bonds due 2049 that were previously issued on January 28, 2019 and January 30, 2020 and will be fully fungible with the outstanding bonds;

•	be issued on , 2021, in an initial aggregate principal amount of U.S. $ ;

•	mature at par on May 15, 2049;

•	be issued in denominations of U.S. $200,000 and integral multiples of U.S. $1,000 in excess thereof;

•	bear interest at 5.200% per year, accruing from , 2021;

•

pay interest in U.S. dollars on May 15 and November 15 of each year. The first interest payment will be made on                , 2021. Interest will be computed on the basis of a 360-day year consisting of twelve 30-day months;

•	pay interest to persons in whose names the bonds are registered at the close of business on May 1 or November 1, as the case may be, preceding each payment date;

•	be represented by one or more global securities in fully registered form only, without coupons;

•

be registered in the name of a nominee of The Depository Trust Company, known as DTC, and recorded on, and transferred through, the records maintained by DTC and its participants, including the depositaries for Euroclear Bank SA/NV, as operator of the Euroclear System plc (“Euroclear”), and Clearstream Banking, S.A. (“Clearstream, Luxembourg”);

•	be available in definitive, certificated form only under certain limited circumstances;

•	be redeemable at the option of Colombia, in whole or in part, before maturity, on not less than 30 nor more than 60 days’ notice on the terms described under “—Optional Redemption;” and

•	not be entitled to the benefit of any sinking fund.

The public offering price is     %, and the resulting yield to maturity (calculated on a semi-annual basis) is     %. The reoffer yield is calculated on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) on the issue date on the basis of the public offering price. It is not an indication of future yield.

Optional Redemption

Prior to November 15, 2048 (six months prior to the maturity date of the bonds), the bonds will be redeemable, in whole or in part, at any time and from time to time, at Colombia’s option, on not less than 30 nor more than 60 days’ notice, at a redemption price equal to the greater of (1) 100% of the principal amount of the bonds and (2) the sum of the present values of the remaining scheduled payments of principal and interest on the bonds (excluding the portion of any such interest accrued to the redemption date) discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Yield (as defined below), plus 35 basis points, plus accrued and unpaid interest to, but excluding, the redemption date.

At any time on or after November 15, 2048 (six months prior to the maturity date of the bonds), the bonds will be redeemable, in whole or in part at any time and from time to time, at Colombia’s option, on not less than 30 nor more than 60 days’ notice, at a redemption price equal to 100% of the principal amount of the bonds to be redeemed, plus accrued and unpaid interest and additional amounts, if any, to, but excluding, the date of redemption.

For this purpose, the following terms have the following meanings:

•

“Treasury Yield” means, with respect to the redemption date, the rate per year equal to the semi-annual equivalent yield to maturity or interpolated (on a day-count basis) yield to maturity of the applicable Comparable Treasury Issue, assuming a price for such Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the applicable Comparable Treasury Price for such redemption date.

•

“Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker appointed by Colombia as having an actual or interpolated maturity comparable to the remaining term of the bonds, or such other maturity that would be utilized at the time of selection and in accordance with customary financial practice, in pricing new issues of investment grade debt securities of comparable maturity to the remaining term of the bonds.

•

“Comparable Treasury Price” means, with respect to any redemption date, (1) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations for such redemption date, or (2) if Colombia obtains fewer than three such Reference Treasury Dealer Quotations, the average of all such Reference Treasury Dealer Quotations.

•

“Independent Investment Banker” means one of BNP Paribas Securities Corp., Merrill Lynch, Pierce, Fenner & Smith Incorporated or Morgan Stanley & Co. LLC, or their respective successors or, if such firms are unwilling or unable to select the Comparable Treasury Issue, one of the remaining Reference Treasury Dealers appointed by Colombia.

•

“Reference Treasury Dealer” means (1) one of BNP Paribas Securities Corp., Merrill Lynch, Pierce, Fenner & Smith Incorporated or Morgan Stanley & Co. LLC, or their affiliates, provided, however, that if BNP Paribas Securities Corp., Merrill Lynch, Pierce, Fenner & Smith Incorporated; or Morgan Stanley & Co. LLC, or any of their respective affiliates shall cease to be a Primary Treasury Dealer, Colombia will appoint another Primary Treasury Dealer as a substitute for such entity, and (2) any other primary U.S. Government securities dealer in the United States (a “Primary Treasury Dealer”) designated by, and not affiliated with, BNP Paribas Securities Corp, Merrill Lynch, Pierce, Fenner & Smith Incorporated; or Morgan Stanley & Co. LLC; and (3) any other Primary Treasury Dealer selected by Colombia.

•

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by Colombia, of the bid and asked prices for the applicable Comparable Treasury Issue (expressed, in each case, as a percentage of its principal amount) quoted in writing to Colombia by such Reference Treasury Dealer at 3:30 p.m. (New York time) on the third business day preceding such redemption date.

Colombia will mail, or cause to be mailed, a notice of redemption to each holder by first-class mail, postage prepaid, at least 30 days and not more than 60 days prior to the redemption date, to the address of each holder as it appears on the register maintained by the registrar. A notice of redemption will specify the redemption date and may provide that it is subject to certain conditions that will be specified in the notice. If those conditions are not met, the redemption notice will be of no effect and Colombia will not be obligated to redeem the bonds.

In the event that fewer than all of the bonds are to be redeemed at any time, selection of bonds for redemption will be made in compliance with the requirements governing redemptions of the principal securities exchange, if any, on which bonds are listed or if such securities exchange has no requirement governing redemption or the bonds are not then listed on a securities exchange, by lot (or, in the case of bonds issued in global form, based on the applicable procedures of DTC). If bonds are redeemed in part, the remaining outstanding amount of any bond must be at least equal to U.S. $200,000 and be an integral multiple of U.S. $1,000.

Unless Colombia defaults in the payment of the redemption price, on and after the redemption date interest will cease to accrue on the bonds called for redemption.

Payment of Principal and Interest

Colombia will make payments of principal and interest on the bonds represented by global securities by wire transfer of U.S. dollars in immediately available funds to DTC or to its nominee as the registered holder of the bonds, which will receive the funds for distribution to the owners of beneficial interests in the bonds. Colombia will make these payments by making the funds available to the trustee in time for payments to be made on the bonds when due by the trustee or another paying agent.

Colombia has been informed by DTC that the owners will be paid in accordance with the procedures of DTC and its participants. None of Colombia, the trustee or any paying agent shall have any responsibility or liability for any of the records of, or payments made by, DTC or its nominee.

If the bonds are issued in definitive, certificated form, Colombia will make its interest and principal payments to you, if you are the person in whose name the certificated bonds are registered, by wire transfer if:

•	you own at least U.S. $1,000,000 aggregate principal amount of the bonds; and

•

not less than 15 days before the payment date, you notify the trustee or any paying agent of your election to receive payment by wire transfer and provide it with your bank account information and wire transfer instructions;

or

•	Colombia is making such payments at maturity; and

•	you surrender the certificated bonds at the corporate trust office of the trustee or at the offices of one of the other paying agents that Colombia appoints pursuant to the indenture.

Colombia will make these payments by making the funds available to the trustee in time for payments to be made on the bonds when due by the trustee or another paying agent. If Colombia does not pay interest by wire transfer for any reason, it will, subject to applicable laws and regulations, mail or cause to be mailed a check on or before the due date for the payment. The check will be mailed to you at your address as it appears on the security register maintained by the trustee on the applicable record date. If you hold your bonds through DTC, the check will be mailed to DTC, as the registered owner.

If any date for an interest or principal payment is a day on which the law (or an executive order) at the place of payment permits or requires banking or trust institutions to close, Colombia will make the payment on the next following business day at such place. Colombia will treat those payments as if they were made on the due date, and no interest on the bonds will accrue as a result of the delay in payment.

Paying Agents and Transfer Agents

Until all of the bonds are paid, Colombia will maintain a paying agent in The City of New York. Colombia has initially appointed The Bank of New York Mellon to serve as its paying agent. In addition, Colombia will maintain a paying agent in Luxembourg. Colombia has initially appointed The Bank of New York Mellon S.A./N.V., Luxembourg Branch to serve as its Luxembourg paying agent and transfer agent. You can contact the paying agents and transfer agent at the addresses listed on the inside back cover of this prospectus supplement.

Notices

Colombia will mail any notices to the holders of the bonds at the addresses appearing in the security register maintained by the trustee. Colombia will consider a notice to be given at the time it is mailed. So long as the bonds are listed on the Luxembourg Stock Exchange and the rules of the exchange so require, Colombia will also publish notices to the holders in a leading newspaper having general circulation in Luxembourg or on the website of the Luxembourg Stock Exchange at http://www.bourse.lu. If publication in a leading newspaper in Luxembourg or on the website of the Luxembourg Stock Exchange at http://www.bourse.lu is not practicable, Colombia will give notices in an English language newspaper with general circulation in the respective market regions or in another way consistent with the rules of the Luxembourg Stock Exchange.

Registration and Book-Entry System

Colombia will issue the bonds in the form of one or more fully registered global securities, registered in the name of a nominee of DTC. Financial institutions, acting as direct and indirect participants in DTC, will hold your beneficial interests in a global security. These financial institutions will record the ownership and transfer of your beneficial interests through book-entry accounts, eliminating the need for physical movement of bonds.

If you wish to purchase bonds under the DTC system, you must either be a direct participant in DTC or make your purchase through a direct participant in DTC. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and other organizations which have accounts with DTC. Euroclear and Clearstream, Luxembourg participate in DTC through their New York depositaries. Indirect participants are securities brokers and dealers, banks and trust companies that do not have an account with DTC, but that clear through or maintain a custodial relationship with a direct participant. Thus, indirect participants have access to the DTC system through direct participants. The SEC has on file a set of the rules applicable to DTC and its participants.

You may hold your beneficial interest in a global security through Euroclear or Clearstream, Luxembourg, or indirectly through organizations that are participants in these systems. Euroclear and Clearstream, Luxembourg will hold their participants’ beneficial interests in a global security in their customers’ securities accounts with their depositaries. These depositaries of Euroclear and Clearstream, Luxembourg in turn will hold such interests in their customers’ securities accounts with DTC. Euroclear’s or Clearstream, Luxembourg’s ability to take actions as a holder under the bonds or the indenture will be limited by the ability of their respective depositaries to carry out actions for them through DTC.

In sum, you may elect to hold your beneficial interests in the global security:

•	in the United States, through DTC;

•	in Europe, through Euroclear or Clearstream, Luxembourg, which in turn will hold their interests through DTC; or

•	through organizations that participate in any of these systems.

Certificated Bonds

Colombia will issue bonds in certificated form in exchange for a global security only if:

•

the depositary notifies Colombia that it is unwilling or unable to continue as depositary, is ineligible to act as depositary or ceases to be a clearing agency registered under the U.S. Securities Exchange Act of 1934 and Colombia does not appoint a successor depositary or clearing agency within 90 days;

•

the trustee has instituted or has been directed to institute any judicial proceeding to enforce the rights of the holders under the bonds and has been advised by its legal counsel that it should obtain possession of the securities for the proceeding; or

•	Colombia elects not to have the bonds represented by a global security or securities.

If a physical or certificated security becomes mutilated, defaced, destroyed, lost or stolen, Colombia may execute, and the trustee shall authenticate and deliver, a substitute security in replacement. In each case, the affected holder will be required to furnish to Colombia and to the trustee an indemnity under which it will agree to pay Colombia, the trustee and any of their respective agents for any losses that they may suffer relating to the security that was mutilated, defaced, destroyed, lost or stolen. Colombia and the trustee may also require that the affected holder present other documents or proof. The affected holder may be required to pay all taxes, expenses and reasonable charges associated with the replacement of the mutilated, defaced, destroyed, lost or stolen security.

If Colombia issues certificated securities, a holder of certificated securities may exchange them for securities of a different authorized denomination by submitting the certificated securities, together with a written request for an exchange, at the office of the trustee as specified in the indenture in New York City, or at the office of any transfer agent. In addition, the holder of any certificated security may transfer it in whole or in part by surrendering it at any of such offices together with an executed instrument of transfer.

Colombia will not charge the holders for the costs and expenses associated with the exchange, transfer or registration of transfer of certificated securities. Colombia may, however, charge the holders for certain delivery expenses as well as any applicable stamp duty, tax or other governmental or insurance charges. The trustee may reject any request for an exchange or registration of transfer of any security made within 15 days of the date for any payment of principal of, or premium or interest on the securities.

Jurisdiction; Enforceability of Judgments

Colombia is a foreign sovereign. It may, therefore, be difficult for investors to obtain or enforce judgments against Colombia.

Colombia will appoint the Consul General of Colombia in The City of New York and his or her successors from time to time as its process agent for any action arising out of or based on the bonds instituted in any state or federal court in the Borough of Manhattan, The City of New York.

Colombia will irrevocably submit to the exclusive jurisdiction of any state or federal court in the Borough of Manhattan, The City of New York and the courts of Colombia that sit in Bogota D.C. in respect of any action brought by a holder based on the bonds. Colombia will also irrevocably waive any objection to the venue of any of these courts in an action of that type. Holders of the bonds may, however, be precluded from initiating actions arising out of or based on the bonds in courts other than those mentioned above.

Subject to the next sentence hereof, Colombia will, to the fullest extent permitted by law, irrevocably waive and agree not to plead any immunity from the jurisdiction of any of the above courts in any action based upon the bonds. This waiver covers Colombia’s sovereign immunity and immunity from prejudgment attachment, post-judgment attachment and execution except as provided under (i) Articles 192, 195, 298 and 299 of Law 1437 of 2011 (Código de Procedimiento Administrativo y de lo Contencioso Administrativo) as amended by Articles 80, 81 and 87 of Law 2080 of 2021; (ii) Articles 593, 594 and 595 et al. of Law 1564 of 2012 (Código General del Proceso), and (iii) Article 19 of Decree 111 of January 15, 1996, pursuant to which the revenues, assets and property of the Republic located in the Republic are not subject to execution, set-off or attachment.

Nevertheless, Colombia reserves the right to plead sovereign immunity under the U.S. Foreign Sovereign Immunities Act of 1976, as amended (the “Immunities Act”), in actions brought against it under the United States federal securities laws or any state securities laws. Colombia’s appointment of its process agent will not extend to these actions. Without Colombia’s waiver of immunity, you will not be able to obtain a United States judgment against Colombia in such actions unless the court determines that Colombia is not entitled under the Immunities Act to sovereign immunity. In addition, execution upon property of Colombia located in the United States to enforce a judgment obtained under the Immunities Act may not be possible except in the limited circumstances specified in the Immunities Act.

Even if you are able to obtain a judgment against Colombia in an action under the United States federal securities laws or any state securities laws, you might not be able to enforce it in Colombia. Your ability to enforce foreign judgments in Colombia is dependent, among other factors, on such judgments not violating the principles of Colombian public order. The Head or Acting Head of the Legal Affairs Group of the General Directorate of Public Credit and National Treasury of the Ministry of Finance and Public Credit of Colombia will render an opinion on this matter in connection with the issuance of the bonds.

TAXATION

United States Federal Taxation

The following discussion supplements the disclosure provided under the heading “Taxation—United States Federal Taxation” in the accompanying prospectus. This discussion describes the material U.S. federal income tax consequences of your purchase, ownership and disposition of a bond pursuant to this offering. The discussion is based on the provisions of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), and the regulations promulgated thereunder by the U.S. Department of the Treasury (the “Treasury Regulations”), rulings and judicial decisions interpreting the Code as of the date that this prospectus supplement was issued. These authorities may be repealed, revoked or modified, possibly with retroactive effect, so the discussion below might not be reliable in the future. This discussion does not cover any U.S. state, U.S. local or non-U.S. tax issues, nor does it cover issues under the U.S. federal estate or gift tax laws.

Colombia has not sought any ruling from the U.S. Internal Revenue Service (the “IRS”) with respect to the statements made and the conclusions reached in this discussion, and there can be no assurance that the IRS will agree with all of such statements and conclusions. A different treatment from that described below could adversely affect the amount, timing, and character of income, gain or loss in respect of an investment in the bonds.

This discussion deals only with holders that hold a bond as a capital asset for U.S. federal income tax purposes (generally, property held for investment). This discussion does not purport to deal with all aspects of U.S. federal income taxation that may be relevant to a particular holder in light of the holder’s circumstances.

In particular, this discussion assumes that you are not subject to any special U.S. federal income tax rules, including, among others, the special tax rules applicable to:

•	persons subject to special tax accounting rules under Section 451(b) of the Code;

•	dealers in securities or currencies;

•	securities traders using a mark-to-market accounting method;

•	banks or life insurance companies;

•	regulated investment companies;

•	real estate investment trusts;

•	persons subject to the alternative minimum tax;

•	persons that purchase or sell bonds as part of a wash sale for U.S. federal income tax purposes;

•	persons that purchase or sell bonds as part of a hedging transaction or as a position in a straddle or conversion transaction;

•	partnerships or other entities treated as partnerships for U.S. federal income tax purposes, or persons holding the bonds through partnerships or other pass-through entities;

•	U.S. Holders (as defined below) that do not use the U.S. dollar as their functional currency; or

•	tax-exempt organizations.

If any of these assumptions are not correct in your case, the purchase, ownership or disposition of a bond may have U.S. federal income tax consequences for you that differ from, or are not covered in, this discussion.

If a partnership (including any entity treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of a bond, the tax treatment of a partner in that partnership generally will depend on the status of the partner and the activities of the partnership. Holders of bonds that are partnerships and partners in those partnerships should consult their own tax advisor regarding the U.S. federal income tax consequences of purchase, ownership and disposition of the bonds.

In certain circumstances (see “Description of the Bonds—Optional Redemption”), we may be obligated to pay additional amounts to optionally redeem the bonds. These potential payments may implicate the provisions of the Treasury Regulations relating to “contingent payment debt instruments.” If the bonds have an issue price that does not exceed the stated principal amount of the bonds, then the foregoing potential obligation to pay certain additional amounts generally may be ignored under these regulations. Furthermore, under these regulations, a contingency should not cause a debt instrument to be treated as a contingent payment debt instrument if, as of the issue date, such contingency is considered “remote” or “incidental” or, in certain circumstances, it is significantly more likely than not that the contingency will not occur. We intend to take the position that the foregoing potential obligation to pay certain additional amounts should not cause the bonds to be treated as contingent payment debt instruments for U.S. federal income tax purposes. Our position is binding on a holder unless such holder discloses its contrary position in the manner required by the applicable Treasury Regulations. It is possible that the IRS may take a different position, in which case, if such position is sustained, the timing and amount of income included and the character of the income recognized with respect to the bonds may be materially and adversely different from the consequences discussed herein. Furthermore, if the bonds are treated as contingent payment debt instruments and the outstanding 5.200% Global Bonds due 2049 that were previously issued on January 28, 2019 and January 30, 2020, are not so treated, the bonds will not be fungible with the outstanding 5.200% Global Bonds due 2049 that were previously issued on January 28, 2019 and January 30, 2020 for U.S. federal income tax purposes. The remainder of this discussion assumes that the bonds will not be treated as contingent payment debt instruments. You should consult your own tax advisors regarding the possible application of the contingent payment debt instrument rules to the bonds.

Colombia expects, and the remainder of this summary assumes, that the bonds will not be issued with greater than a de minimis amount of “original issue discount” for U.S. federal income tax purposes.

You should consult your own tax advisor concerning the U.S. federal, U.S. state, U.S. local, non-U.S. and other tax consequences to you of the purchase, ownership or disposition of a bond.

Deemed Taxable Exchange

A change made to the terms of the bonds pursuant to the “collective action clauses” may give rise to a deemed taxable exchange of the bonds for U.S. federal income tax purposes upon which gain or loss is realized if the modified bond differs materially either in kind or extent from the original bond (a “Significant Modification”). Such gain or loss would generally be measured by the difference between the fair market value of the bond after the Significant Modification and the holder’s tax basis in such bond before the Significant Modification. A modification of a bond that is not a Significant Modification does not create a deemed exchange for U.S. federal income tax purposes. Under applicable Treasury Regulations, the modification of a bond is a Significant Modification if, based on all of the facts and circumstances and taking into account all modifications of the bond collectively (other than modifications that are subject to special rules), the legal rights or obligations that are altered and the degree to which they are altered is “economically significant.” The applicable Treasury Regulations also provide specific rules to determine whether certain modifications, such as a change in the timing of payments, are significant. See the discussion under “Description of the Securities—Meetings and Amendments—Collective Action Clause” in the accompanying prospectus for more information about potential amendments of certain key terms of the bonds.

Qualified Reopening

For U.S. federal income tax purposes, we intend to treat the bonds as being issued in a “qualified reopening” of the outstanding 5.200% Global Bonds due 2049 that were previously issued on January 28, 2019 and January 30, 2020. For U.S. federal income tax purposes, debt instruments issued in a qualified reopening are deemed to be part of the same issue as the original debt instruments. Under the treatment described in this paragraph, the bonds will have the same issue date, the same issue price and the same adjusted issue price as the existing outstanding 5.200% Global Bonds due 2049 that were previously issued on January 28, 2019 and

January 30, 2020, for U.S. federal income tax purposes. Under the qualified reopening rules, because the outstanding 5.200% Global Bonds due 2049 that were previously issued on January 28, 2019 and January 30, 2020 were not issued with more than de minimis “original issue discount” for U.S. federal income tax purposes, the bonds also do not have more than de minimis original issue discount. The remainder of this discussion assumes that the bonds offered hereby are issued in a qualified reopening.

U.S. Holders

This section applies to you if you are a “U.S. Holder,” meaning that you are the beneficial owner of a bond and you are:

•	an individual who is a citizen or resident of the United States for U.S. federal income tax purposes;

•

a corporation (or other entity classified as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any state thereof or the District of Columbia;

•	an estate whose income is subject to U.S. federal income taxation regardless of its source; or

•

a trust (A) if a court within the United States is able to exercise primary jurisdiction over your administration and one or more “United States persons” as defined in the Code (each a “U.S. Person”) have authority to control all your substantial decisions, or (B) that was in existence on August 20, 1996 and has made a valid election under the Treasury Regulations to be treated as a U.S. trust.

If you are not a U.S. Holder, this section does not apply to you and you should refer to “––Non-U.S. Holders” below.

Pre-issuance Accrued Interest. A portion of the price paid for the bonds may be allocable to interest that accrued prior to the date the bonds are purchased (the “pre-issuance accrued interest”). That portion of interest received on the first interest payment date equal to the pre-issuance accrued interest should be treated as a return of the pre-issuance accrued interest and not as a payment of interest on the bonds. Amounts treated as a return of pre-issuance accrued interest will not be taxable when received but should reduce the adjusted tax basis in the bonds by such amount.

Payments of Interest. Payments or accruals of stated interest on a bond (other than pre-issuance accrued interest, which will be treated as described above) generally will be taxable to you as ordinary income. If you generally report your taxable income using the accrual method of accounting, you must include payments of interest in your income as they accrue. If you generally report your taxable income using the cash method of accounting, you must include payments of interest in your income when you actually or constructively receive them.

You must include any tax withheld from the interest payment as ordinary income even though you do not in fact receive it. You may be entitled to deduct or credit this tax, subject to applicable limits. You will also be required to include in income as interest any additional amounts paid with respect to withholding tax on the bonds, including withholding tax on payments of such additional amounts. For purposes of the foreign tax credit provisions of the Code, interest (including any additional amounts) on a bond generally will constitute foreign source income and will be categorized as passive or another category of income depending on your circumstances.

Bonds Purchased at a Premium. If you purchase a bond for an amount that is greater than its stated principal amount (after excluding the portion attributable to any pre-issuance accrued interest), you will be considered to have purchased the bond with “amortizable bond premium” equal in amount to that excess. You may elect to amortize such bond premium using a constant-yield method over the remaining term of the bond. However, because the bonds may be redeemed by us prior to maturity at a premium, special rules apply that may reduce, eliminate or defer the amount of premium that you may amortize with respect to the bonds.

If you make the election (or are already subject to a prior election), you would reduce the amount required to be included in your income each accrual period with respect to interest on your bond by the amount of amortizable bond premium allocable to that accrual period, based on your bond’s yield to maturity. Furthermore, if you elect to amortize bond premium you must reduce your tax basis in your bond by the amount amortized as such amount is amortized. If you do not elect to amortize bond premium, the amount of the premium will decrease the amount of capital gain or increase the amount of capital loss that you otherwise would recognize on a sale or other taxable disposition of the bond.

Any election to amortize bond premium applies to all taxable debt instruments (other than debt instruments the interest on which is excludible from gross income) held by you at the beginning of the first taxable year to which the election applies and to all taxable debt instruments acquired on or after that date. The election may be revoked only with consent of the IRS. You should consult your tax advisor before making the election and regarding the calculation and amortization of any bond premium on the bonds.

Disposition of Bonds. If you sell or otherwise dispose of a bond, you generally will recognize a gain or loss equal to the difference between your “amount realized” and your “adjusted tax basis” in the bond. Your “amount realized” generally will be the value of what you receive for selling or otherwise disposing of the bond, other than amounts that represent interest that is due to you but that has not yet been paid (which, except in the case of pre-issuance accrued interest, will be taxed to you as ordinary income to the extent not previously included in income). Your “adjusted tax basis” in the bond generally will equal the amount that you paid for the bond decreased (but not below zero) by (i) any amortized bond premium and (ii) any amount attributable to pre-issuance accrued interest that you already have received.

Gain or loss from the sale or other disposition of a bond generally will be capital gain or loss, and will be long-term capital gain or loss if at the time you sell or dispose of the bond, you have held the bond for more than one year, or will be short-term capital gain or loss if you have held the bond for one year or less. Under the current U.S. federal income tax law, net capital gains of non-corporate taxpayers may be taxed at lower rates than items of ordinary income. Your ability to offset capital losses against ordinary income is limited. Any capital gains or losses that arise when you sell or dispose of a bond generally will be treated as U.S. source income, or loss allocable to U.S. source income, for purposes of the foreign tax credit provisions of the Code.

Medicare Tax. A U.S. Holder that is an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, will be subject to a 3.8% Medicare tax on the lesser of (i) the U.S. Holder’s “net investment income” (or, in the case of an estate or trust, the “undistributed net investment income”) for the relevant taxable year and (ii) the excess of the U.S. Holder’s modified adjusted gross income for the taxable year over a certain threshold (which in the case of individuals will be between $125,000 and $250,000, depending on the individual’s circumstances). A U.S. Holder’s net investment income generally will include its interest income and its net gains from the disposition of the bonds, unless such interest income or net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). If you are an individual, estate or trust, you are urged to consult your own tax advisor regarding the applicability of the Medicare tax to your income and gains in respect of your investment in the bonds.

Information with Respect to Foreign Financial Assets. Owners of “specified foreign financial assets” with an aggregate value in excess of $50,000 on the last day of the taxable year, or $75,000 at any time during the taxable year may be required to file information reports with respect to such assets with their U.S. federal income tax returns. Depending on your circumstances, higher threshold amounts may apply. “Specified foreign financial assets” include any financial accounts maintained by non-U.S. financial institutions, as well as any of the following, but only if they are held for investment and not held in accounts maintained by financial institutions: (i) stocks and securities issued by non-U.S. Persons, (ii) financial instruments and contracts that have non-U.S. issuers or counterparties, and (iii) interests in non-U.S. entities. The bonds may be treated as specified foreign financial assets and you may be subject to this information reporting regime. Failure to file information reports may subject you to penalties. You should consult your own tax advisor regarding your obligation to file information reports with respect to the bonds.

Non-U.S. Holders

This section applies to you if you are a “Non-U.S. Holder,” meaning that you are a beneficial owner of a bond and are not a partnership for U.S. federal income tax purposes and not a “U.S. Holder” as defined above.

Payments of Interest. Subject to the discussion of backup withholding below, you generally will not be subject to U.S. federal income tax, including withholding tax, on interest that you receive on a bond unless you are engaged in a trade or business in the United States and the interest on the bond is treated for U.S. federal income tax purposes as “effectively connected” to that trade or business (and in addition, if an income tax treaty applies, the interest is attributable to a permanent establishment or fixed place of business maintained by you within the United States). If you are engaged in a U.S. trade or business and the interest income is deemed to be effectively connected to that trade or business, you generally will be subject to U.S. federal income tax on that interest in the same manner as if you were a U.S. Holder (unless the interest is excluded under an applicable tax treaty). In addition, if you are a corporation for U.S. federal income tax purposes, your interest income subject to tax in that manner may increase your liability under the U.S. branch profits tax currently imposed at a 30% rate (or a lower rate under an applicable tax treaty).

Disposition of Bonds. Subject to the backup withholding discussion below, you generally will not be subject to U.S. federal income tax or withholding tax for any capital gain that you realize when you sell or otherwise dispose of a bond unless:

1.

that gain is effectively connected for U.S. federal income tax purposes to any U.S. trade or business you are engaged in (and in addition, if an income tax treaty applies, the gain is attributable to a permanent establishment or fixed base in the United States); or

2.

if you are an individual, you are present in the United States for 183 days or more in the taxable year in which you sell or otherwise dispose of the bond and either (i) you have a tax home (as defined in the Code) in the United States during the taxable year in which you sell or otherwise dispose of the bond, or (ii) the gain is attributable to any office or other fixed place of business that you maintain in the United States.

If you are described under (1) above, you generally will be subject to U.S. federal income tax on such gain in the same manner as a U.S. Holder and, if you are a corporation for U.S. federal income tax purposes, you may also be subject to the U.S. branch profits tax as described above. If you are described under (2) above, you generally will be subject to a 30% U.S. federal tax on the gain derived from the sale or other taxable disposition of a bond, which may be offset by certain U.S. source capital losses (notwithstanding the fact that you are not considered a U.S. resident for U.S. federal income tax purposes). Any amount attributable to accrued but unpaid interest on a bond generally will be treated in the same manner as payments of interest made to you, as described above under “—Payments of Interest.”

Backup Withholding and Information Reporting

If you are a U.S. Holder, and unless you prove that you are exempt, information reporting requirements will apply to payments of principal and interest to you if such payments are made within the United States or by or through a custodian or nominee that is a “U.S. Controlled Person,” as defined below. Backup withholding will apply to such payments of principal and interest if (i) you fail to provide an accurate taxpayer identification number; (ii) in the case of interest payments, you fail to certify that you are not subject to backup withholding; (iii) you are notified by the IRS that you have failed to report all interest and dividend income required to be shown on your U.S. federal income tax returns; or (iv) you fail to demonstrate your eligibility for an exemption.

If you are a Non-U.S. Holder, you generally are exempt from these withholding and reporting requirements (assuming that the gain or income is otherwise exempt from U.S. federal income tax), but you may be required to comply with certification and identification procedures in order to prove your exemption. If you hold a bond through a non-U.S. partnership, these certification procedures would generally be applied to you as a partner. If you are paid the proceeds of a sale or redemption of a bond effected at the U.S. office of a broker, you generally will be subject to the information reporting and backup withholding rules. In addition, the information reporting rules will apply to payments of proceeds of a sale or redemption effected at a non-U.S. office of a broker that is a “U.S. Controlled Person,” as defined below, unless the broker has documentary evidence that the holder or beneficial owner is not a U.S. Holder or the holder or beneficial owner otherwise establishes an exemption. A U.S. Controlled Person includes:

•	a U.S. Person;

•	a controlled foreign corporation for U.S. federal income tax purposes;

•	a non-U.S. Person 50% or more of whose gross income is effectively connected with a U.S. trade or business for tax purposes for a specified three-year period; or

•	a non-U.S. partnership in which U.S. Persons hold more than 50% of the income or capital interests or which is engaged in a U.S. trade or business.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to you generally will be allowed as a refund or a credit against your U.S. federal income tax liability as long as you provide the required information to the IRS in a timely manner.

UNDERWRITING

Under the terms and subject to the conditions contained in an underwriting agreement dated as of             , 2021, Colombia has agreed to sell to the underwriters named below, and the underwriters have severally agreed to purchase, the principal amount of the bonds indicated in the following table:

Underwriter	Principal Amount of Bonds
BBVA Securities Inc.	U.S. $
BNP Paribas Securities Corp.	U.S. $
Goldman Sachs & Co. LLC	U.S. $

Total	U.S. $

The underwriting agreement provides that the underwriters are obligated to purchase all of the bonds if any are purchased. The underwriting agreement also provides that if an underwriter defaults, the offering of the bonds may be terminated. BBVA Securities Inc. is located at 1345 Avenue of the Americas, 44th Floor, New York, New York 10105, BNP Paribas Securities Corp. is located at 787 Seventh Avenue, New York, New York, 10019 and Goldman Sachs & Co. LLC is located at 200 West Street, New York, New York 10282. The underwriters may also offer and sell bonds through certain of their affiliates.

Colombia expects that delivery of the bonds will be made against payment for the bonds on or about             , 2021, which is the fourth business day following the date of this prospectus supplement (this settlement cycle being referred to as “T+4”). Under Rule 15c6-1 of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), trades in the secondary market generally are required to settle in two business days, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade the bonds prior to the second business day before the delivery of the bonds will be required, by virtue of the fact that the bonds initially will settle on a delayed basis, to specify alternative settlement arrangements at the time of any such trade to prevent a failed settlement and should consult their own advisor.

The underwriters propose to offer the bonds initially at the public offering price on the cover page of this prospectus supplement and to securities dealers at that price less a selling concession of             % of the principal amount of the bonds. The underwriters and any such securities dealers may allow a discount of             % of the principal amount of the bonds on sales to other dealers. After the initial public offering of the bonds, the underwriters may change the public offering price and concession and discount to dealers. The offering of the bonds by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

Colombia has been advised by the underwriters that the underwriters intend to make a market in the bonds but are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the bonds.

In connection with the offering, the underwriters may purchase and sell the bonds in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of the bonds than they are required to purchase in the offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the bonds while the offering is in progress.

These activities by the underwriters, as well as other purchases by the underwriters for their own accounts, may stabilize, maintain or otherwise affect the market price of the bonds. As a result, the price of the bonds may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected in the over-the-counter market or otherwise.

Colombia has agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the underwriters may be required to make in respect of any of these liabilities.

The underwriters and their affiliates may have engaged and may in the future continue to engage in transactions with and perform services for Colombia, for which they received or will receive customary fees and expenses, in addition to the underwriting of this offering. These transactions and services are carried out in the ordinary course of business.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of Colombia. Certain underwriters or their affiliates, as part of routine market-making activity in respect of Colombia’s debt securities or any other exposure they may have to Colombian sovereign credit risk, may hedge such exposure consistent with their customary risk management policies. Typically, such underwriters and their affiliates would hedge such exposure by purchasing credit default swaps or creating short positions in Colombia’s securities, including potentially the bonds offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the bonds offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

The bonds are being offered for sale in jurisdictions in the United States and outside the United States where it is legal to make such offers. The underwriters have agreed that they will not offer or sell the bonds, or distribute or publish any document or information relating to the bonds, in any jurisdiction (including any Member State of the European Economic Area) without complying with the applicable laws and regulations of that jurisdiction.

If you receive this prospectus supplement and the accompanying prospectus, then you must comply with the applicable laws and regulations of the jurisdiction where you (a) purchase, offer, sell or deliver the bonds or (b) possess, distribute or publish any offering material relating to the bonds. Your compliance with these laws and regulations will be at your own expense.

Each underwriter has agreed to comply with the selling restrictions set forth in this prospectus supplement which are as follows:

Canada

The bonds may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations, and who are not individuals. Any resale of the bonds must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable Canadian securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.4 of National Instrument 33-105 Underwriting Conflicts (“NI 33-105”), the offer of the bonds is conducted pursuant to an exemption from the requirement that Canadian investors be provided with certain underwriter conflicts of interest disclosure that would otherwise be required pursuant to subsection 2.1(1) of NI 33-105.

Chile

PURSUANT TO THE SECURITIES MARKET LAW OF CHILE AND NORMA DE CARÁCTER GENERAL (RULE) NO. 336, DATED JUNE 27, 2012 (“RULE 336”), ISSUED BY THE FINANCIAL MARKET COMMISSION OF CHILE (COMISIÓN PARA EL MERCADO FINANCIERO OR “CMF”), THE BONDS MAY BE PRIVATELY OFFERED TO CERTAIN QUALIFIED INVESTORS IDENTIFIED AS SUCH BY RULE 336 (WHICH IN TURN ARE FURTHER DESCRIBED IN RULE NO. 216, DATED JUNE 12, 2008, AND RULE 410 DATED JULY 27, 2016, BOTH OF THE CMF).

RULE 336 REQUIRES THE FOLLOWING INFORMATION TO BE MADE TO PROSPECTIVE INVESTORS IN CHILE:

1. DATE OF COMMENCEMENT OF THE OFFER:                , 2021. THE OFFER OF THE BONDS IS SUBJECT TO RULE 336.

2. THE SUBJECT MATTER OF THIS OFFER ARE SECURITIES NOT REGISTERED IN THE SECURITIES REGISTRY (REGISTRO DE VALORES) OF THE CMF, NOR IN THE FOREIGN SECURITIES REGISTRY (REGISTRO DE VALORES EXTRANJEROS) OF THE CMF; HENCE, THE BONDS ARE NOT SUBJECT TO THE OVERSIGHT OF THE CMF;

3. SINCE THE BONDS ARE NOT REGISTERED IN CHILE THERE IS NO OBLIGATION BY THE ISSUER TO DELIVER PUBLIC INFORMATION ABOUT THE BONDS IN CHILE; AND

4. THE BONDS SHALL NOT BE SUBJECT TO PUBLIC OFFERING IN CHILE UNLESS REGISTERED IN THE RELEVANT SECURITIES REGISTRY OF THE CMF.

INFORMACIÓN A LOS INVERSIONISTAS CHILENOS

DE CONFORMIDAD CON LA LEY N° 18.045, DE MERCADO DE VALORES Y LA NORMA DE CARÁCTER GENERAL N° 336 (LA “NCG 336”), DE 27 DE JUNIO DE 2012, DE LA COMISIÓN PARA EL MERCADO FINANCIERO (LA “CMF)”, LOS BONOS PUEDEN SER OFRECIDOS PRIVADAMENTE A CIERTOS “INVERSIONISTAS CALIFICADOS”, A LOS QUE SE REFIERE LA NCG 336 Y QUE SE DEFINEN COMO TALES EN LA NORMA DE CARÁCTER GENERAL N° 216, DE 12 DE JUNIO DE 2008 Y EN LA NORMA DE CARÁCTER GENERAL Nº 410, DE 27 DE JULIO DE 2016, AMBAS DE LA CMF.

LA SIGUIENTE INFORMACIÓN SE PROPORCIONA A POTENCIALES INVERSIONISTAS DE CONFORMIDAD CON LA NCG 336:

1. LA OFERTA DE LOS BONOS COMIENZA EL                DE 2021, Y SE ENCUENTRA ACOGIDA A LA NCG 336;

2. LA OFERTA VERSA SOBRE VALORES NO INSCRITOS EN EL REGISTRO DE VALORES O EN EL REGISTRO DE VALORES EXTRANJEROS QUE LLEVA LA CMF, POR LO QUE TALES VALORES NO ESTÁN SUJETOS A LA FISCALIZACIÓN DE LA CMF;

3. POR TRATARSE DE VALORES NO INSCRITOS EN CHILE NO EXISTE LA OBLIGACIÓN POR PARTE DEL EMISOR DE ENTREGAR EN CHILE INFORMACIÓN PÚBLICA SOBRE ESTOS VALORES; Y

4. LOS BONOS NO PODRÁN SER OBJETO DE OFERTA PÚBLICA EN CHILE MIENTRAS NO SEAN INSCRITOS EN EL REGISTRO DE VALORES CORRESPONDIENTE DE LA CMF.

Colombia

The bonds may not be offered, sold or negotiated in Colombia, except in compliance with Part 4 of Decree 2555 of 2010. This document does not constitute and may not be used for, or in connection with, a public offering as defined under Colombian law.

European Economic Area (EEA)

Prohibition of Sales to EEA Retail Investors. Each underwriter has represented and agreed that it has not offered, sold or otherwise made available and will not offer, sell or otherwise make available any bonds to any retail investor in the European Economic Area. For the purposes of this provision:

(a) the expression “retail investor” means a person who is one (or more) of the following:

(i) a retail client as defined in point (11) of Article 4(1) of MiFID II; or

(ii) a customer within the meaning of the Insurance Distribution Directive, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; and

(b) the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the bonds to be offered so as to enable an investor to decide to purchase or subscribe for the bonds.

Hong Kong

Each manager represents, warrants and agrees that the debt securities have not been offered or sold and will not be offered or sold in Hong Kong by means of any document other than (a) in circumstances which do not constitute an offer to the public within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32, Laws of Hong Kong) (the “CWUMPO”), or (b) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) (the “SFO”) and any rules made thereunder, or (c) in other circumstances which do not result in the document being a “prospectus” as defined in the CWUMPO.

No advertisement, invitation or document relating to the debt securities has been or will be issued, or has been or will be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to the debt securities which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the SFO and any rules made thereunder.

Italy

The offering of the bonds has not been registered pursuant to Italian securities legislation and, accordingly, no bonds may be offered, sold or delivered, nor may copies of the prospectus, the prospectus supplement nor any other document relating to any bonds be distributed in the Republic of Italy, except, in accordance with all Italian securities, tax and exchange control and other applicable laws and regulations.

The offering of the bonds is being carried out in the Republic of Italy as an exempted offer pursuant to article 1, paragraph 4, letter c) of Regulation EU 2017/1129.

The bonds will not be offered, sold or delivered nor any copies of the prospectus, the prospectus supplement and/or any other document relating to the bonds will be distributed in the Republic of Italy except in circumstances which are exempted from the rules on public offerings, as provided under Regulation (EU) 2017/1129, the Legislative Decree No. 58 of 24 February 1998 (the “Consolidated Financial Act”) and the Consob Regulation No. 11971 of 14 May 1999 (the “Issuer Regulation”).

Any offer, sale or delivery of the bonds or distribution of copies of the prospectus, the prospectus supplement or any other document relating to the bonds in the Republic of Italy must be:

(a) made by an investment firm, bank or financial intermediary permitted to conduct such activities in the Republic of Italy in accordance with Regulation (EU) 2017/1129, the Consolidated Financial Act, Regulation No. 20307, Legislative Decree No. 385 of 1 September 1993 (the “Banking Act”) (in each case, as amended) and any other applicable laws or regulation;

(b) in compliance with Article 129 of the Banking Act, and the implementing guidelines of the Bank of Italy, as amended from time to time; and

(c) in compliance with any other applicable laws and regulations or requirement imposed by CONSOB or the Bank of Italy or other competent authority.

Each intermediary must comply with the applicable laws and regulations concerning information duties vis-à-vis its clients in connection with the bonds or the relevant offering.

Japan

The bonds have not been and will not be registered under the Financial Instruments and Exchange Act of Japan (Act No. 25 of 1948, as amended, the “Financial Instruments and Exchange Act”) and each manager has represented and agreed that it has not offered or sold, and will not offer or sell any bonds, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (as defined under Article 6, Paragraph 1, Item 5 of the Foreign Exchange and Foreign Trade Act of Japan (Act No. 228 of 1949, as amended)), or to others for re-offering or resale, directly or indirectly, in Japan or to, or for the benefit of, a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Act and any other applicable laws, regulations and ministerial guidelines of Japan.

Mexico

The bonds have not been and will not be registered with the Mexican National Securities Registry (Registro Nacional de Valores) maintained by the Mexican National Banking and Securities Commission (Comisión Nacional Bancaria y de Valores) (the “CNBV”), and may not be offered or sold publicly in Mexico, except that the bonds may be offered to institutional or qualified investors pursuant to the private placement exemption set forth in article 8 of the Mexican Securities Market Law (Ley del Mercado de Valores). The information contained in this prospectus is exclusively the responsibility of the Issuer and has not been reviewed or authorized by the CNBV. The acquisition of the bonds by an investor who is a resident of Mexico will be made under such investor’s own responsibility.

Peru

The bonds and the information contained in this prospectus supplement have not been and will not be registered with or approved by SMV, SBS or the Lima Stock Exchange. Accordingly, the bonds cannot be offered or sold in Peru, except if such offering is a private offering under the securities laws and regulations of Peru. The Peruvian securities market law establishes that any offering may qualify as a private offering if it is directed exclusively to institutional investors.

Singapore

Each underwriter has acknowledged that this prospectus supplement has not been, and will not be, registered as a prospectus with the Monetary Authority of Singapore. Accordingly, each underwriter has represented and agreed that it has not offered or sold any bonds or caused such bonds to be made the subject of an invitation for subscription or purchase and will not offer or sell such bonds or cause such bonds to be made the subject of an invitation for subscription or purchase, and has not circulated or distributed, nor will it circulate or distribute, this prospectus supplement, the accompanying prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the bonds, whether directly or indirectly, to any person in Singapore other than (i) to an institutional investor (as defined in Section 4A of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”) under Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA and (where applicable) Regulation 3 of the Securities and Futures (Classes of Investors) Regulations 2018 of Singapore, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the bonds are subscribed or purchased in reliance on an exemption under Section 274 or 275 of the SFA, the bonds shall not be sold within the period of six months from the date of the initial acquisition of the bonds, except to any of the following persons:

(i) an institutional investor (as defined in Section 4A of the SFA);

(ii) a relevant person (as defined in Section 275(2) of the SFA); or

(iii) any person pursuant to an offer referred to in Section 275(1A) of the SFA,

unless expressly specified otherwise in Section 276(7) of the SFA or Regulation 37A of the Securities and Futures (Offers of Investments) (Securities and Securities-based Derivatives Contracts) Regulations 2018 of Singapore.

Where the bonds are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

(a) a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

securities or securities-based derivatives contracts (each term as defined in Section 2(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the bonds pursuant to an offer made under Section 275 of the SFA except:

(a) to an institutional investor or to a relevant person as defined in Section 275(2) of the SFA, or (in the case of such corporation) where the transfer arises from an offer referred to in Section 276(3)(i)(B) of the SFA or (in the case of such trust) where the transfer arises from an offer referred to in Section 276(4)(i)(B) of the SFA;

(b) where no consideration is or will be given for the transfer;

(c) where the transfer is by operation of law;

(d) as specified in to Section 276(7) of the SFA; or

(e) as specified in Regulation 37A of the Securities and Futures (Offers of Investments) (Securities and Securities-based Derivatives Contracts) Regulations 2018 of Singapore.

Switzerland

The offer of the bonds is made in Switzerland on the basis of a private placement, not as a public offering. The bonds may not be publicly offered, directly or indirectly, in Switzerland within the meaning of the Swiss Financial Services Act (“FinSA”), and will not be admitted to any trading venue (exchange or multilateral trading facility in Switzerland. Neither this document, nor any other offering or marketing material relating to the bonds constitutes a prospectus as such term is understood pursuant to the FinSa, and neither this prospectus supplement, the accompanying prospectus nor any other offering or marketing material relating to the offer of the bonds may be publicly distributed or otherwise made publicly available in Switzerland.

The United Arab Emirates

This prospectus supplement has been provided to you at your written request and is not intended to constitute an offer, sale or delivery of bonds or other securities under the laws of the United Arab Emirates. The global bonds have not been and will not be approved or licensed by the UAE Central Bank, the UAE Securities and Commodities Authority (SCA), the Dubai Financial Services Authority, the Financial Services Regulatory Authority or any other relevant licensing authorities in the UAE, and accordingly does not constitute a public offer of securities in the UAE in accordance with the UAE Commercial Companies Law (Federal Law No. 2 of 2015 (as amended)), SCA Resolution No. 3 R.M. of 2017 Regulating Promotions and Introductions or otherwise. Accordingly, the global bonds may not be offered to the public in the United Arab Emirates (including the Dubai International Financial Centre and Abu Dhabi Global Market).

United Kingdom

Each underwriter has represented and agreed that:

(a) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the bonds in circumstances in which Section 21(1) of the FSMA does not apply to Colombia; and

(b) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the bonds in, from or otherwise involving the United Kingdom.

This prospectus supplement is only being distributed to and is only directed at: (i) persons who are outside the United Kingdom or (ii) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended, the “Order”); (iii) high net worth entities falling within Article 49(2)(a) to (d) of the Order (all such persons being referred to as “relevant persons”). The bonds will only be available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire the bonds will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this prospectus supplement or any of its contents.

Prohibition of Sales to UK Retail Investors—Each underwriter has represented and agreed that it has not offered, sold or otherwise made available and will not offer, sell or otherwise make available any bonds which are the subject of the offering contemplated by this prospectus supplement in relation thereto to any retail investor in the United Kingdom. For the purposes of this provision:

(a) the expression “retail investor” means a person who is one (or more) of the following:

(i) a retail client as defined in point (8) of Article 2 of Regulation (EU) 2017/565 as it forms part of domestic law by virtue of the EUWA; or

(ii) a customer within the meaning of the provisions of the FSMA and any rules or regulations made under the FSMA to implement Directive (EU) 2016/97, where that customer would not qualify as a professional client, as defined in point (8) of Article 2 (1) of Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the EUWA; and

(b) the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the bonds to be offered so as to enable an investor to decide to purchase or subscribe for the bonds.

GENERAL INFORMATION

Legislation

The creation and issue of the bonds have been authorized pursuant to: Article 16 (c) and (h) of Law 31 of 1992, the relevant portions of Law 80 of October 28, 1993, Law 533 of November 11, 1999, the surviving portions of Law 185 of January 27, 1995 which were not repealed or amended by Law 533 of November 11, 1999, 1993, Law 781 of December 20, 2002, Law 1366 of December 21, 2009, Law 1624 of April 29, 2013, Law 1771 of December 30, 2015, Decree 1068 of May 26, 2015, Law 2073 of December 31, 2020, Authorization by Acts of the Comisión Interparlamentaria de Crédito Público adopted in its meetings held on April 6 and 7, 2021, CONPES document No. 4022 DNP, MINHACIENDA, dated February 3, 2021 and Resolution No.         dated as of             , 2021 of the Ministry of Finance and Public Credit.

For as long as the bonds are listed on the Luxembourg Stock Exchange and the rules of the exchange so require, (1) Colombia will provide for inspection copies of Colombia’s registration statement, the indenture and the underwriting agreement at the offices of the Luxembourg paying agent during normal business hours on any weekday, (2) Colombia will make available copies of Colombia’s annual reports covering the last two fiscal years in English (as and when available), including the budget for the current fiscal year, at the offices of the Luxembourg paying agent during normal business hours on any weekday and (3) Colombia will also make available, free of charge, this prospectus supplement and the accompanying prospectus and copies of the documents incorporated by reference in this prospectus supplement or the accompanying prospectus at the offices of the Luxembourg paying agent. You may also obtain copies of this prospectus supplement together with the accompanying prospectus and any documents incorporated herein by reference from the website of the Luxembourg Stock Exchange at http://www.bourse.lu.

Authorization

As of             , 2021, Colombia has obtained all consents and authorizations that are necessary under Colombian law for (1) the issuance of the bonds and (2) Colombia’s performance of its obligations under the bonds and the indenture.

Litigation

Colombia is not involved and has not been involved in the past 12 months in any litigation or arbitration proceedings relating to claims or amounts that are material in the context of the issue of the bonds. Colombia is not aware of any such litigation or arbitration proceedings that are pending or threatened.

Clearing

The bonds have been accepted for clearing and settlement through DTC, Euroclear and Clearstream, Luxembourg. The securities codes are:

CUSIP	ISIN	Common Code
195325DQ5	US195325DQ52	194498772

Validity of the Bonds

The validity of the bonds will be passed upon for Colombia by the Head of the Legal Affairs Group of the General Directorate of Public Credit and National Treasury of the Ministry of Finance and Public Credit of the Republic of Colombia and by Arnold & Porter Kaye Scholer LLP, 250 West 55th Street, New York, New York 10019, United States counsel to Colombia.

The validity of the bonds will be passed upon for the underwriters by Sullivan & Cromwell LLP, 125 Broad Street, New York, New York 10004, United States counsel to the underwriters, and by Brigard & Urrutia Abogados S.A.S., Calle 70 Bis No. 4-41, Bogotá D.C., Colombia, Colombian counsel to the underwriters.

As to all matters of Colombian law, Arnold & Porter Kaye Scholer LLP may assume the correctness of the opinion of the Head of the Legal Affairs Group of the General Directorate of Public Credit and National Treasury, and Sullivan & Cromwell LLP may assume the correctness of that opinion and the opinion of Brigard & Urrutia Abogados S.A.S.

As to all matters of United States law, the Head of the Legal Affairs Group of the General Directorate of Public Credit and National Treasury may assume the correctness of the opinion of Arnold & Porter Kaye Scholer LLP, and Brigard & Urrutia Abogados S.A.S. may assume the correctness of the opinion of Sullivan & Cromwell LLP. All statements with respect to matters of Colombian law in this prospectus supplement and the accompanying prospectus have been passed upon by the Head of the Legal Affairs Group of the General Directorate of Public Credit and National Treasury and Brigard & Urrutia Abogados S.A.S. and are made upon their authority.

No Material Interest

Colombia is not aware of any interest, including any conflicting interest, that is material to the issue/offer.

Authorized Representative

The authorized representative of Colombia in the United States of America is Susana Pilar Berenguer Visbal, Consul General of the Republic of Colombia in The City of New York, whose address is 10 East 46th Street, New York, New York 10017.

PROSPECTUS

Republic of Colombia

Debt Securities

Warrants

Colombia may from time to time offer debt securities or warrants in amounts, at prices and on terms to be determined at the time of sale and to be set forth in supplements to this prospectus. Colombia may sell securities having an aggregate principal amount of up to $12,000,000,000 (or its equivalent in other currencies) in the United States.

The securities will be direct, general, unconditional, unsecured and unsubordinated external indebtedness of Colombia and will be backed by the full faith and credit of Colombia. The securities rank and will rank without any preference among themselves and equally with all other unsecured and unsubordinated external indebtedness of Colombia. It is understood that this provision shall not be construed so as to require Colombia to make payments under the securities ratably with payments being made under any other external indebtedness.

The securities will contain “collective action clauses,” unless otherwise indicated in the applicable prospectus supplement. Under these provisions, which differ from the terms of Colombia’s external indebtedness issued prior to January 28, 2015, Colombia may amend the payment provisions of the securities and other reserve matters listed in the indenture with the consent of the holders of: (1) with respect to a single series of securities, more than 75% of the aggregate principal amount outstanding of such series; (2) with respect to two or more series of securities, if certain “uniformly applicable” requirements are met, more than 75% of the aggregate principal amount of the outstanding securities of all series affected by the proposed modification, taken in the aggregate; or (3) with respect to two or more series of securities, more than 66 2/3% of the aggregate principal amount of the outstanding securities of all series affected by the proposed modification, taken in the aggregate, and more than 50% of the aggregate principal amount of the outstanding securities of each series affected by the proposed modification, taken individually.

Colombia may sell the securities directly, through agents designated from time to time or through underwriters.

Neither the Securities and Exchange Commission nor any state securities commission or any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

This prospectus may not be used to make offers or sales of securities unless accompanied by a prospectus supplement. You should read this prospectus and any prospectus supplement carefully. You should not assume that the information in this prospectus or any prospectus supplement or any document incorporated by reference is accurate as of any date other than the date on the front of those documents.

The date of this prospectus is April 15, 2021.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that Colombia filed with the SEC under a “shelf” registration process. Under this shelf process Colombia may sell, from time to time, any of the debt securities or warrants described in this prospectus in one or more offerings up to a total U.S. dollar equivalent amount of $12,000,000,000. This prospectus provides you with a general description of the debt securities and warrants Colombia may offer under this shelf process. Each time Colombia sells securities under this shelf process, it will provide a prospectus supplement that will contain updated information about Colombia, if necessary, and specific information about the terms of that offering.

Any information contained in this prospectus may be updated or changed in a prospectus supplement, in which case the more recent information will apply. You should rely only on the information contained or incorporated by reference in this prospectus and any prospectus supplement.

FORWARD-LOOKING STATEMENTS

The following documents relating to Colombia’s debt securities or warrants may contain forward-looking statements:

•	this prospectus;

•	any prospectus supplement; and

•	the documents incorporated by reference in this prospectus and any prospectus supplement.

Statements that are not historical facts, including statements about Colombia’s beliefs and expectations, are forward-looking statements. These statements are based on current plans, assumptions, estimates and projections, and therefore you should not place undue reliance on them. Forward-looking statements speak only as of the date they are made, and Colombia undertakes no obligation to update publicly any of them in light of new information or future events. Forward-looking statements involve inherent risks and uncertainties. Colombia cautions you that a number of important factors could cause actual results to differ materially from those contained in any forward-looking statement. Such factors include but are not limited to:

•	Adverse external factors, such as high international interest rates, low oil prices, a global or regional pandemic, and recession or low growth in Colombia’s trading partners. High international interest rates could increase Colombia’s current account deficit and budgetary expenditures. Low oil prices could decrease the Government’s revenues and could also negatively affect the current account. Recession or low growth in Colombia’s trading partners could lead to fewer exports from Colombia and, therefore have a negative impact on Colombia’s growth.

•	Adverse domestic factors, such as declines in foreign direct and portfolio investment, domestic inflation, high domestic interest rates, exchange rate volatility, political uncertainty and continuing insurgency in certain regions and adverse effects of climatic events. Each of these could lead to lower growth in Colombia and lower international reserves.

USE OF PROCEEDS

Unless otherwise specified in the applicable prospectus supplement, Colombia will use the net proceeds from the sale of the securities for general budgetary purposes.

DESCRIPTION OF THE SECURITIES

This prospectus provides you with a general description of securities that Colombia may offer. Each time Colombia sells securities, it will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. If the information in this prospectus differs from any prospectus supplement, you should rely on the information in the prospectus supplement.

Debt Securities

Colombia will issue the debt securities under an indenture between Colombia and The Bank of New York Mellon, as trustee. Colombia has previously filed or will file the indenture (which may be supplemented from time to time), any supplements thereto and the form of debt securities with the SEC and will also file copies of these documents at the office of the trustee.

The following description is a summary of the material provisions of the debt securities and the indenture pursuant to which they are issued. Given that it is only a summary, the description may not contain all of the information that is important to you as a potential investor in these debt securities. Therefore, you should read the indenture and the form of the debt securities in making your decision on whether to invest in the debt securities.

General Terms

The prospectus supplement relating to any series of debt securities offered will include specific terms relating to the debt securities. These terms will include some or all of the following:

•	the title;

•	any limit on the aggregate principal amount;

•	the issue price;

•	the maturity date or dates;
•	if the debt securities bear interest, the interest rate, which may be fixed or floating, the date from which interest will accrue, the interest payment dates and the record dates for these interest payment dates;

•	any mandatory or optional sinking fund provisions;

•	any provisions that allow Colombia to redeem the debt securities at its option;

•	any provisions that entitle you to early repayment at your option;

•	the currency or currencies that you may use to purchase the debt securities and that Colombia may use to pay principal, any premium and interest;

•	the form of debt security (global or certificated and registered);

•	the authorized denominations;

•	any special U.S. federal income tax considerations;

•	any index Colombia will use to determine the amount of principal, any premium and interest payment; and

•	any other terms of the debt securities that do not conflict with the provisions of the indenture.

Colombia may issue debt securities in exchange for other debt securities or which are convertible into new debt securities. The specific terms of the exchange or conversion of any debt security and the debt security to which it will be exchangeable or converted will be described in the prospectus supplement relating to the exchangeable or convertible debt security.

Colombia may issue debt securities at a discount below their stated principal amount, bearing no interest or interest at a rate which at the time of issuance is below market rates. If applicable, Colombia will describe the United States federal income tax consequences and any other relevant considerations in the applicable prospectus supplement for any issuance of debt securities.

Nature of Obligation

The debt securities constitute and will constitute direct, general, unconditional, unsecured and unsubordinated external indebtedness of Colombia and will be backed by the full faith and credit of Colombia. The debt securities rank and will rank without any preference among themselves and equally with all other unsecured and unsubordinated external indebtedness of Colombia. It is understood that this provision will not be construed so as to require Colombia to make payments under the debt securities ratably with payments made under any other external indebtedness.

Form and Denomination

Unless otherwise provided in the prospectus supplement for an offering, Colombia will issue debt securities:

•	denominated in U.S. dollars;

•	in fully registered book-entry form;

•	without coupons; and

•	in denominations of $2,000 and integral multiples of $1,000.

Payment of Principal and Interest

For each series of debt securities, Colombia will arrange for payments to be made on global debt securities by wire transfer to the applicable clearing system, or to its nominee or common depositary, as the registered owner or bearer of the debt securities, which will receive the funds for distribution to the holders. See “Description of the Securities—Global Securities” below.

Colombia will arrange for payments to be made on registered certificated debt securities on the specified payment dates to the registered holders of the debt securities. Colombia will arrange for such payments by wire transfer or by check mailed to the registered holders of the debt securities at their registered addresses. So long as the trustee has received from Colombia the funds required for the payment of the amounts due in respect of the debt securities and such funds are available to holders of the debt securities in accordance with the terms of the debt securities and the indenture and holders of the debt securities are not prevented from claiming such funds in accordance with the terms of the debt securities and the indenture, Colombia shall not be considered to have defaulted in its obligation to make payment of such amounts on the date on which such amounts become due and payable.

Any money that Colombia pays to the trustee for payment on any debt security that remains unclaimed for two years will be returned to Colombia. Holders of any debt security will thereafter look only to the Republic for any payment which a Holder may be entitled to collect. To the extent permitted by law, claims against Colombia for the payment of principal, interest or other amounts will become void unless made within five years after the date on which the payment first became due, or a shorter period if provided by law.

Additional Amounts

Colombia will make all principal and interest payments on the debt securities of each series without deducting or withholding any present or future Colombian taxes, unless the deduction or withholding is required by law. In the event that Colombia is required to make any such deductions, it will pay the holders the additional amounts required to ensure that they receive the same amount as they would have received without this withholding or deduction.

Colombia will not, however, pay any additional amounts in connection with any tax, assessment or other governmental charge that is imposed due to any of the following:

•	the holder or beneficial owner has some present or former connection with Colombia other than merely holding the debt security or receiving principal and interest payments on the debt security;

•	the holder or beneficial owner fails to comply with any certification, identification or other reporting requirement concerning the nationality, residence, identity or connection with Colombia of the holder or beneficial owner, if compliance is required by Colombia as a precondition to exemption from the deduction; or

•	the holder does not present (where presentment is required) its debt security within 30 days after Colombia makes a payment of principal or interest available.

Redemption and Repurchase

Unless otherwise provided in the prospectus supplement for a series of debt securities, the debt securities will not be redeemable prior to maturity at the option of Colombia or repayable before maturity at the option of the holders. Nevertheless, Colombia may at any time purchase the debt securities and hold or resell them or surrender them to the trustee for cancellation.

Negative Pledge

Colombia will agree when it issues debt securities that as long as any of those debt securities remain outstanding, it will not create or permit to exist any lien (i.e., a lien, pledge, mortgage, security interest, deed of trust or charge), other than certain permitted liens, on its present or future revenues, properties or assets to secure its public external indebtedness, unless the debt securities are secured equally and ratably. As used in this prospectus, “public external indebtedness” means:

•	all actual and contingent obligations of Colombia for borrowed money or for the repayment of which Colombia is responsible that are payable, or at the option of the holder may be payable, in any currency other than Colombian currency; and

•	that are in the form of bonds, debentures, notes or other securities that are or were intended at the time of issue by Colombia to be quoted, listed or traded or which are ordinarily purchased and sold on any securities exchange, automated trading system, over-the-counter or other securities market, including securities eligible for resale pursuant to Rule 144A under the Securities Act of 1933.

Nevertheless, Colombia may create or permit to exist certain liens as described below:

•	liens created before the date of the indenture, including renewals or refinancing of those liens; provided, however, that any renewal or refinancing of any of those liens secures only the renewal or extension of the original secured financing;

•	any lien on property to secure public external indebtedness arising in the ordinary course of business to finance export, import or other trade transactions, which matures, after giving effect to all renewals and refinancings, not more than one year after the date on which this type of public external indebtedness was originally incurred;

•	liens securing public external indebtedness incurred in connection with a project financing, as long as the security interest is limited to the assets or revenues of the project being financed. “Project financing” means any financing of all or part of the acquisition, construction or development costs of any project where the provider of the financing (a) agrees to limit its recourse to the project and the revenues of the project as the principal source of repayment and (b) has received a feasibility study prepared by competent independent experts on the basis of which it is reasonable to conclude that the project will generate sufficient foreign currency income to service substantially all public external indebtedness incurred in connection with the project;

•	liens on any asset or property, and related revenues, to secure indebtedness borrowed for the purpose of financing the acquisition, development or construction of that asset or property;

•	any renewal or extension of the above liens that is limited to the same asset or property, and related revenues, and that secures a renewal or extension of the original secured financing;

•	liens existing on any asset or property and any related revenues, at the time of its acquisition and any renewal or extension of the above liens that is limited to the same asset or property and related revenues and that secures a renewal or extension of the original secured financing; and

•	liens in addition to those permitted above, and any renewal or extension thereof; provided, that at any time the aggregate amount of public external indebtedness secured by such additional liens shall not exceed the equivalent of U.S.$14.768 billion.

Default and Acceleration of Maturity

Each of the following shall be an event of default under a series of debt securities:

1.	Non-Payment: Colombia fails to pay any principal of or interest on any debt security of that series within 30 days of the date when the payment was due; or

2.

Breach of Other Obligations: Colombia fails to perform any other material obligation contained in the debt securities of that series or the indenture and that failure continues for 60 days after the trustee or holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series give written notice to Colombia to remedy the failure; or

3.

Cross Default on Direct Obligations: Colombia fails to pay when due any public external indebtedness (other than public external indebtedness constituting guaranties by Colombia) with an aggregate principal amount greater than $20,000,000 or the equivalent, and that failure continues beyond any applicable grace period or waiver; or

4.

Cross Default on Guaranties: Colombia fails to pay when due any public external indebtedness constituting guaranties by Colombia with an aggregate principal amount greater than $20,000,000 or the equivalent, and that failure continues until the earlier of (a) the expiration of the applicable grace period or 30 days after written notice, whichever is longer, or (b) the acceleration of the public external indebtedness by any holder thereof and such acceleration shall not have been rescinded or annulled; or

5.

Denial of Obligations: Colombia or any governmental entity of Colombia which has the legal power to contest the validity of the debt securities contests the validity of the debt securities of that series in any type of formal proceeding; or

6.

Moratorium: Colombia declares a general suspension of payments or a moratorium on the payment of principal or interest on public external indebtedness which does not expressly exclude the debt securities of that series; or

7.	IMF Membership: Colombia ceases to be a member of the IMF or ceases to be eligible to use the general resources of the IMF.

If any of the events of default described above occurs and is continuing, the trustee or the holders of at least 25% of the aggregate principal amount of the debt securities of the series then outstanding may declare all the debt securities of that series to be due and payable immediately by giving written notice to Colombia, with a copy to the trustee.

Holders holding debt securities representing in the aggregate more than 50% of the principal amount of the then-outstanding debt securities of that series may waive any existing defaults and their consequences on behalf of the holders of all of the debt securities of that series if:

•	following the declaration that the principal of the debt securities of that series has become due and payable immediately, Colombia deposits with the trustee a sum sufficient to pay all outstanding amounts then due on those debt securities (other than principal due by virtue of the acceleration upon the event of default), together with interest on such amounts through the date of the deposit, as well as the reasonable fees and compensation of the holders that declared those notes due and payable, the trustee and their respective agents, attorneys and counsel; and

•	all events of default (other than non-payment of principal that became due by virtue of the acceleration upon the event of default) have been remedied.

Suits for Enforcement and Limitations on Suits by Holders

If an event of default for a series has occurred and is continuing, the trustee may, in its discretion, institute judicial action to enforce the rights of the holders of that series. With the exception of a suit to enforce the absolute right of a holder to receive payment of the principal of and interest on debt securities in the manner contemplated in the indenture and the securities on the stated maturity date therefor (as that date may be amended or modified pursuant to the terms of the debt securities, but without giving effect to any acceleration), a holder has no right to bring a suit, action or proceeding with respect to the debt securities of a series unless: (1) such holder has given written notice to the trustee that a default with respect to that series has occurred and is continuing; (2) holders of at least 25% of the aggregate principal amount outstanding of that series have instructed the trustee by specific written request to institute an action or proceeding and provided an indemnity satisfactory to the trustee; and (3) 60 days have passed since the trustee received the instruction, the trustee has failed to institute an action or proceeding as directed and no direction inconsistent with such written request shall have been given to the trustee by a majority of holders of that series. Moreover, any such action commenced by a holder must be for the equal, ratable and common benefit of all holders of debt securities of that series.

Meetings and Amendments – Collective Action Clause

The debt securities will contain “collective action clauses,” which permit Colombia to amend the payment provisions and certain other “reserve matters” relating to the debt securities of a series with the consent of the holders of less than all of the affected series of debt securities. As described below, Colombia may amend such provisions of the debt securities with the consent of the holders of: (1) with respect to a single series of debt securities, more than 75% of the aggregate principal amount outstanding of such series; (2) with respect to two or more series of debt securities, if certain “uniformly applicable” requirements are met, more than 75% of the aggregate principal amount of the outstanding debt securities of all series affected by the proposed modification, taken in the aggregate; or (3) with respect to two or more series of debt securities, more than 66 2/3% of the aggregate principal amount of the outstanding debt securities of all series affected by the proposed modification, taken in the aggregate, and more than 50% of the aggregate principal amount of the outstanding debt securities of each series affected by the proposed modification, taken individually.

Colombia may call a meeting of the holders of debt securities of a series at any time regarding the indenture or the debt securities of the series. Colombia will determine the time and place of the meeting. Colombia will notify the holders of the time, place and purpose of the meeting not less than 30 and not more than 60 days before the meeting.

In addition, Colombia or the trustee will call a meeting of holders of debt securities of a series if the holders of at least 10% in principal amount of all debt securities of the series then outstanding have delivered a written request to Colombia or the trustee (with a copy to Colombia) setting out the purpose of the meeting. Within 10 days of receipt of such written request or copy thereof, Colombia will notify the trustee, and the trustee will notify the holders, of the time, place and purpose of the meeting called by the holders, to take place not less than 30 and not more than 60 days after the date on which such notification is given.

Only holders and their proxies are entitled to vote at a meeting of holders. Colombia will set the procedures governing the conduct of the meeting and if additional procedures are required, Colombia will consult with the trustee to establish such procedures as are customary in the market.

Modifications may also be approved by holders of debt securities of a series pursuant to written action with the consent of the requisite percentage of debt securities of such series. Colombia will solicit the consent of the relevant holders to the modification not less than 10 and not more than 30 days before the expiration date for the receipt of such consents as specified by Colombia.

The holders may generally approve any proposal by Colombia to modify the indenture or the terms of the debt securities of a series with the affirmative vote (if approved at a meeting of the holders) or consent (if approved by written action) of holders of more than 50% of the outstanding principal amount of the debt securities of that series.

However, holders may approve, by vote or consent through one of three modification methods, any proposed modification by Colombia that would do any of the following (such subjects referred to as “reserve matters”):

•	change the date on which any amount is payable on the debt securities;

•	reduce the principal amount (other than in accordance with the express terms of the debt securities and the indenture) of the debt securities;

•	reduce the interest rate on the debt securities;

•	change the method used to calculate any amount payable on the debt securities (other than in accordance with the express terms of the debt securities and the indenture);

•	change the currency or place of payment of any amount payable on the debt securities;

•	modify Colombia’s obligation to make any payments on the debt securities (including any redemption price therefor);

•	change the identity of the obligor under the debt securities;

•	change the definition of “outstanding debt securities” or the percentage of affirmative votes or written consents, as the case may be, required to make a “reserve matter modification;”

•	change the definition of “uniformly applicable” or “reserve matter modification;”

•	authorize the trustee, on behalf of all holders of the debt securities, to exchange or substitute all the debt securities for, or convert all the debt securities into, other obligations or securities of Colombia or any other person; or

•	change the legal ranking, governing law, submission to jurisdiction or waiver of immunities provisions of the terms of the debt securities.

A change to a reserve matter, including the payment terms of any series of debt securities, can be made without your consent, as long as the change is approved, pursuant to one of the three following modification methods, by vote or consent by:

•	the holders of more than 75% of the aggregate principal amount of the outstanding debt securities of a series affected by the proposed modification;

•	where such proposed modification would affect the outstanding debt securities of two or more series, the holders of more than 75% of the aggregate principal amount of outstanding debt securities of all of the series affected by the proposed modification, taken in the aggregate, if certain “uniformly applicable” requirements are met; or

•	where such proposed modification would affect the outstanding debt securities of two or more series, whether or not the “uniformly applicable” requirements are met, the holders of more than 66 2/3% of the aggregate principal amount of the outstanding debt securities of all of the series affected by the proposed modification, taken in the aggregate, and the holders of more than 50% of the aggregate principal amount of the outstanding debt securities of each series affected by the modification, taken individually.

With respect to any such proposed modification that would affect the outstanding debt securities of two or more series, it is understood that any such modification that does not meet the “uniformly applicable” requirements must be effected pursuant to the third bullet above and such modification that is “uniformly applicable” may be effected pursuant to either the second or third bullet, at Colombia’s option.

“Uniformly applicable” means a modification by which holders of debt securities of all series affected by that modification are invited to exchange, convert or substitute their debt securities on the same terms for (x) the same new instruments or other consideration or (y) new instruments or other consideration from an identical menu of instruments or other consideration. It is understood that a modification will not be considered to be uniformly applicable if each exchanging, converting or substituting holder of debt securities of any series affected by that modification is not offered the same amount of consideration per amount of principal, the same amount of consideration per amount of interest accrued but unpaid and the same amount of consideration per amount of past due interest, respectively, as that offered to each other exchanging, converting or substituting holder of debt securities of any series affected by that modification (or, where a menu of instruments or other consideration is offered, each exchanging, converting or substituting holder of debt securities of any series affected by that modification is not offered the same amount of consideration per amount of principal, the same amount of consideration per amount of interest accrued but unpaid and the same amount of consideration per amount of past due interest, respectively, as that offered to each other exchanging, converting or substituting holder of debt securities of any series affected by that modification electing the same option under such menu of instruments).

Colombia may select, in its discretion, any modification method for a reserve matter modification in accordance with the indenture and to designate which series of debt securities will be included for approval in the aggregate of modifications affecting two or more series of debt securities. Any selection of a modification method or designation of series to be included will be final for the purpose of that vote or consent solicitation. If any one or more debt securities issued under the indenture prior to September 8, 2015 are included in a proposed modification affecting two or more series of debt securities under the indenture that seeks holder approval pursuant to a single aggregated vote, that modification will be uniformly applicable (as described above) to all such series, regardless of when they were issued.

Before soliciting any consent or vote of any holder of debt securities for any change to a reserve matter, Colombia will provide the following information to the trustee for distribution to the holders of debt securities of any series that would be affected by the proposed modification:

•	a description of Colombia’s economic and financial circumstances, that are in Colombia’s opinion relevant to the request for the proposed modification, a description of Colombia’s existing debts and a description of its broad policy reform program and provisional macroeconomic outlook;

•	if Colombia shall at the time have entered into an arrangement for financial assistance with multilateral and/or other major creditors or creditor groups and/or an agreement with any such creditors regarding debt relief, (x) a description of any such arrangement or agreement and (y) where permitted under the information disclosure policies of the multilateral or other creditors, as applicable, a copy of the arrangement or agreement;

•	a description of Colombia’s proposed treatment of external debt instruments that are not affected by the proposed modification and its intentions with respect to any other major creditor groups; and

•	if Colombia is then seeking any reserve matter modification affecting any other series of debt securities, a description of that proposed modification.

For purposes of determining whether the required percentage of holders of the debt securities of a series has approved any amendment, modification or change to, or waiver of, the debt securities or the indenture, or whether the required percentage of holders has delivered a notice of acceleration of the debt securities of that series, debt securities will be disregarded and deemed not to be outstanding and may not be counted in a vote or consent solicitation for or against a proposed modification if on the record date for the proposed modification or other action or instruction hereunder, the debt security is held by Colombia or by a public sector instrumentality, or by a corporation, trust or other legal entity that is controlled by Colombia or a public sector instrumentality, except that (x) debt securities held by Colombia or any public sector instrumentality of Colombia or by a corporation, trust or other legal entity that is controlled by Colombia or a public sector instrumentality which have been pledged in good faith may be regarded as outstanding if the pledgee establishes to the satisfaction of the trustee the pledgee’s right so to act with respect to such debt securities and that the pledgee is not

Colombia or a public sector instrumentality, and in case of a dispute concerning such right, the advice of counsel shall be full protection in respect of any decision made by the trustee in accordance with such advice and any certificate, statement or opinion of counsel may be based, insofar as it relates to factual matters or information which is in the possession of the trustee, upon the certificate, statement or opinion of or representations by the trustee; and (y) in determining whether the trustee will be protected in relying upon any such action or instructions hereunder, or any notice from holders, only debt securities that a responsible officer of the trustee knows to be so owned or controlled will be so disregarded.

As used in the preceding paragraph, “public sector instrumentality” means any department, ministry or agency of Colombia, and “control” means the power, directly or indirectly, through the ownership of voting securities or other ownership interests, by contract or otherwise, to direct the management of or elect or appoint a majority of the board of directors or other persons performing similar functions in lieu of, or in addition to, the board of directors of that legal entity.

Certain Amendments Not Requiring Holder Consent.

Colombia and the trustee may, without the vote or consent of any holder of debt securities of a series, amend the indenture or the debt securities of the series for the purpose of:

•	adding to Colombia’s covenants for the benefit of the holders;

•	surrendering any of Colombia’s rights or powers with respect to the debt securities of that series;

•	securing the debt securities of that series;

•	curing any ambiguity or curing, correcting or supplementing any defective provision in the debt securities of that series or the indenture;

•	amending the debt securities of that series or the indenture in any manner that Colombia and the trustee may determine and that does not materially adversely affect the interests of any holders of the debt securities of that series; or

•	correcting a manifest error of a formal, minor or technical nature.

Notices

Notices to the holders of debt securities will be mailed to the addresses of such holders as they appear in the register maintained by the trustee.

Further Issues of Debt Securities

From time to time, Colombia may, without the consent of holders of the debt securities of any series, create and issue additional debt securities with the same terms and conditions as those of the debt securities of that series (or the same except the amount of the first interest payment, the issue date and the issue price), provided, however, that any additional debt securities subsequently issued shall be fungible with the previously outstanding debt securities for U.S. federal income tax purposes. Additional debt securities issued in this manner will be consolidated with and will form a single series with the previously outstanding debt securities of that series.

Warrants

If Colombia issues warrants, it will describe their specific terms in a prospectus supplement. If any warrants are to be offered, Colombia will file a warrant agreement and form of warrant with the SEC. The following description briefly summarizes some of the general terms that will apply to warrants. You should read the applicable prospectus supplement, warrant agreement and form of warrant before making your investment decision.

Colombia may issue warrants separately or together with any debt securities. All warrants will be issued under a warrant agreement to be entered into between Colombia and a bank or trust company, as warrant agent. The applicable prospectus supplement will include some or all of the following specific terms relating to the warrants:

•	the initial offering price;

•	the currency you must use to purchase the warrants;

•	the title and terms of the debt securities or other consideration that you will receive on exercise of the warrants;

•	the principal amount of debt securities or amount of other consideration that you will receive on exercise of the warrants;

•	the exercise price or ratio;

•	the procedures for, and conditions to the exercise of, the warrants;

•	the date or dates on which the right to exercise the warrants shall commence and expire;

•	whether and under what conditions Colombia may terminate or cancel the warrants;

•	the title and terms of any debt securities issued with the warrants and the amount of debt securities issued with each warrant;

•	the date, if any, on and after which the warrants and any debt securities issued with such warrants will trade separately;

•	the form of the warrants (global or certificated and registered or bearer), whether they will be exchangeable between such forms and, if registered, where they may be transferred and exchanged;

•	the identity of the warrant agent;

•	any special U.S. federal income tax considerations; and

•	any other terms of such warrants.

Global Securities

DTC, Euroclear and Clearstream, Luxembourg are under no obligation to perform or continue to perform the procedures described below and they may modify or discontinue them at any time. None of Colombia, the trustee or any underwriter of securities named in a prospectus supplement will be responsible for DTC’s, Euroclear’s or Clearstream, Luxembourg’s performance of their obligations under their rules and procedures. Additionally, none of Colombia, the trustee or any underwriter of securities named in a prospectus supplement will be responsible for the performance by direct or indirect participants of their obligations under their rules and procedures.

Colombia may issue the debt securities or warrants in the form of one or more global securities, the ownership and transfer of which are recorded in computerized book-entry accounts, eliminating the need for physical movement of securities.

When Colombia issues global securities, it will deposit the applicable security with a clearing system. The global security will be registered in the name of the clearing system or its nominee or common depositary. Unless a global security is exchanged for physical securities, as discussed below under “Description of the Securities—Certificated Securities,” it may not be transferred, except as a whole among the clearing system, its nominees or common depositaries and their successors. Clearing systems include The Depository Trust Company, known as DTC, in the United States, and Euroclear and Clearstream, Luxembourg, in Europe.

Clearing systems process the clearance and settlement of global notes for their direct participants. A “direct participant” is a bank or financial institution that has an account with a clearing system. The clearing systems act only on behalf of their direct participants, who in turn act on behalf of indirect participants. An “indirect participant” is a bank or financial institution that gains access to a clearing system by clearing through or maintaining a relationship with a direct participant. Euroclear and Clearstream, Luxembourg are connected to each other by a direct link and participate in DTC through their New York depositaries, which act as links between the clearing systems. These arrangements permit you to hold global securities through participants in any of these systems, subject to applicable securities laws.

Ownership of Book-Entry Securities

If you wish to purchase global securities, you must either be a direct participant or make your purchase through a direct or indirect participant. Investors who purchase global securities will hold them in an account at the bank or financial institution acting as their direct or indirect participant. Holding securities in this way is called holding in “street name.”

When you hold securities in street name, you must rely on the procedures of the institutions through which you hold your securities to exercise any of the rights granted to holders. This is because the legal obligations of Colombia and the trustee run only to the registered owner of the global security, which will be the clearing system or its nominee or common depositary. For example, once Colombia and the trustee make a payment to the registered holder of a global security, they will no longer be liable for the payment, even if you do not receive it. In practice, the clearing systems will pass along any payments or notices they receive from Colombia to their participants, which will pass along the payments to you. In addition, if you desire to take any action which a holder of the global security is entitled to take, then the clearing system would authorize the participant through which you hold your global securities to take such action, and the participant would then either authorize you to take the action or would act for you on your instructions.

The transactions between you, the participants and the clearing systems will be governed by customer agreements, customary practices and applicable laws and regulations, and not by any legal obligation of Colombia or the trustee.

As an owner of securities represented by a global security, you will also be subject to the following restrictions:

•	you will not be entitled to (a) receive physical delivery of the securities in certificated form or (b) have any of the securities registered in your name except under the circumstances described below under “Description of the Securities—Certificated Securities;”

•	you may not be able to transfer or sell your securities to some insurance companies and other institutions that are required by law to own their securities in certificated form;

•	you may not be able to pledge your securities in circumstances where certificates must be physically delivered to the creditor or the beneficiary of the pledge in order for the pledge to be effective; and

•	clearing systems require that global securities be purchased and sold within their systems using same-day funds, for example by wire transfer.

Cross-Market Transfer, Clearance and Settlement

The following description reflects Colombia’s understanding of the current rules and procedures of DTC, Euroclear and Clearstream, Luxembourg relating to cross-market trades in global securities. These systems could change their rules and procedures at any time, and Colombia takes no responsibility for their actions or the accuracy of this description.

It is important for you to establish at the time of the trade where both the purchaser’s and seller’s accounts are located to ensure that settlement can be made on the desired value date, i.e., the date specified by the purchaser and seller on which the price of the securities is fixed.

When global securities are to be transferred from a DTC seller to a Euroclear or Clearstream, Luxembourg purchaser, the purchaser must first send instructions to Euroclear or Clearstream, Luxembourg through a participant at least one business day before the settlement date. Euroclear or Clearstream, Luxembourg will then instruct its New York depositary to receive the securities and make payment for them. On the settlement date, the New York depositary will make payment to the DTC participant through which the seller holds its securities, which will make payment to the seller, and the securities will be credited to the New York depositary’s account. After settlement has been completed, Euroclear or Clearstream, Luxembourg will credit the securities to the account of the participant through which the purchaser is acting. This securities credit will appear the next day European time after the settlement date, but will be back-valued to the value date, which will be the preceding day if settlement occurs in New York. If settlement is not completed on the intended value date, the securities credit and cash debit will instead be valued at the actual settlement date.

A participant in Euroclear or Clearstream, Luxembourg, acting for the account of a purchaser of global securities, will need to make funds available to Euroclear or Clearstream, Luxembourg in order to pay for the securities on the value date. The most direct way of doing this is for the participant to preposition funds, i.e. have funds in place at Euroclear or Clearstream, Luxembourg before the value date, either from cash on hand or existing lines of credit. The participant may require the purchaser to follow these same procedures.

When global securities are to be transferred from a Euroclear or Clearstream, Luxembourg seller to a DTC purchaser, the seller must first send instructions to and preposition the securities with Euroclear or Clearstream, Luxembourg through a participant at least one business day before the settlement date. Euroclear or Clearstream, Luxembourg will then instruct its New York depositary to credit the global securities to the account of the DTC participant through which the purchaser is acting and to receive payment in exchange. The payment will be credited to the account of the Euroclear or Clearstream, Luxembourg participant through which the seller is acting on the following day, but the receipt of the cash proceeds will be back-valued to the value date which will be the preceding day if settlement occurs in New York. If settlement is not completed on the intended value date, the receipt of the cash proceeds and securities debit will instead be valued at the actual settlement date.

Certificated Securities

Colombia will only issue securities in certificated form in exchange for a global security if:

•	the depositary notifies Colombia that it is unwilling or unable to continue as depositary, is ineligible to act as depositary or, in the case of DTC, ceases to be a clearing agency registered under the U.S. Securities Exchange Act of 1934 and Colombia does not appoint a successor depositary or clearing agency within 90 days;

•	the trustee has instituted or has been directed to institute any judicial proceeding to enforce the rights of the holders under the debt securities and has been advised by its legal counsel that it should obtain possession of the securities for the proceeding; or

•	Colombia elects not to have the securities of a series represented by a global security or securities.

In any of these cases, unless otherwise provided in the prospectus supplement for an offering, Colombia and the trustee will issue certificated securities:

•	registered in the name of each holder;

•	without interest coupons; and

•	in the same authorized denominations as the global securities.

The certificated securities will initially be registered in the names and denominations requested by the depositary. You may transfer or exchange registered certificated securities by presenting them at the corporate trust office of the trustee. When you surrender a registered certificated security for transfer or exchange, the trustee will authenticate and deliver to you or the transferee a security or securities of the appropriate form and denomination and of the same aggregate principal amount as the security you are surrendering. You will not be charged a fee for the registration of transfers or exchanges of certificated securities. However, you may be charged for any stamp, tax or other governmental charge associated with the transfer, exchange or registration. Colombia, the trustee and any other agent of Colombia may treat the person in whose name any certificated security is registered as the legal owner of such security for all purposes.

If any registered certificated security becomes mutilated, destroyed, stolen or lost, you can have it replaced by delivering the security or the evidence of its loss, theft or destruction to the trustee. Colombia and the trustee may require you to sign an indemnity under which you agree to pay Colombia, the trustee and any agent for any losses they may suffer relating to the security that was mutilated, destroyed, stolen or lost. Colombia and the trustee may also require you to present other documents or proof.

After you deliver these documents, if neither Colombia nor the trustee has notice that a bona fide purchaser has acquired the security you are exchanging, Colombia will execute, and the trustee will authenticate and deliver to you, a substitute security with the same terms as the security you are exchanging. You will be required to pay all expenses and reasonable charges associated with the replacement of the mutilated, destroyed, stolen or lost security.

If a security presented for replacement has become payable, Colombia in its discretion may pay the amounts due on the security in lieu of issuing a new security.

Governing Law

The indenture and the securities will be governed by and interpreted in accordance with the laws of the State of New York unless otherwise specified in any series of debt securities; provided, that all matters related to the consent of holders and any modifications to the indenture or the debt securities will always be governed by and construed in accordance with the law of the State of New York; provided, further, that the laws of Colombia will govern all matters relating to authorization and execution by Colombia.

Jurisdiction; Enforceability of Judgments

Colombia is a foreign sovereign. It may, therefore, be difficult for investors to obtain or enforce judgments against Colombia.

Colombia will appoint the Consul General of Colombia in The City of New York and his or her successors from time to time as its process agent for any action based on the debt securities or warrants of a series instituted in any state or federal court in the Borough of Manhattan, The City of New York.

Colombia will irrevocably submit to the exclusive jurisdiction of any state or federal court in the Borough of Manhattan, The City of New York and the courts of Colombia that sit in Bogota D.C. in respect of any action arising out of or based on the securities. Colombia will also irrevocably waive any objection to the venue of any of these courts in an action of that type. Holders of the securities may, however, be precluded from initiating actions arising out of or based on the securities in courts other than those mentioned above. Colombia will, to the fullest extent permitted by law, irrevocably waive and agree not to plead any immunity from the jurisdiction of any of the above courts in any action based upon the securities. This waiver covers Colombia’s sovereign immunity and immunity from prejudgment attachment, post judgment attachment and execution, except as provided under (i) Articles 192, 195, 298 and 299 of Law 1437 of 2011 (Código de Procedimiento Administrativo y de lo Contencioso Administrativo); and (ii) Articles 593, 594 and 595 et al of Law 1564 of 2012 (Código General del Proceso) and Article 19 of Decree 111 of January 15, 1996, pursuant to which the revenues, assets and property of the Republic located in the Republic are not subject to execution, set-off or attachment.

Nevertheless, Colombia reserves the right to plead sovereign immunity under the U.S. Foreign Sovereign Immunities Act of 1976, as amended (the “Immunities Act”), in actions brought against it under the United States federal securities laws or any state securities laws. Colombia’s appointment of its process agent will not extend to these actions. Without Colombia’s waiver of immunity, you will not be able to obtain a United States judgment against Colombia unless the court determines that Colombia is not entitled under the Immunities Act to sovereign immunity in such action. In addition, execution upon property of Colombia located in the United States to enforce a judgment obtained under the Immunities Act may not be possible except in the limited circumstances specified in the Immunities Act.

Even if you are able to obtain a judgment against Colombia in an action under the United States federal securities laws or any state securities laws, you might not be able to enforce it in Colombia. Your ability to enforce foreign judgments in Colombia is dependent, among other factors, on such judgments not violating the principles of Colombian public order. The Head or Acting Head of the Legal Affairs Group of the General Directorate of Public Credit and National Treasury of the Ministry of Finance and Public Credit of Colombia will render an opinion on this matter in connection with each issuance of securities and/or warrants hereunder.

Provision in National Budget

Colombia recognizes that amounts due under the securities must be paid out of appropriations provided in the national budget. Colombia will undertake that it will annually take all necessary and appropriate actions to provide for the due inclusion of such amounts in the national budget and to ensure timely payment of all amounts due.

Contracts with Colombia

In accordance with Colombian law, by purchasing the securities, you will be deemed to have waived any right to petition for diplomatic claims to be asserted by your government against Colombia with respect to your rights as a holder under the indenture and the securities, except in the case of denial of justice.

TAXATION

The following discussion summarizes certain United States federal and Colombian federal tax considerations that may be relevant to you if you invest in the debt securities. This summary is based on laws, regulations, rulings and decisions now in effect in the United States and on laws and regulations now in effect in Colombia and may change. Any change could apply retroactively and could affect the continued validity of this summary.

This summary does not describe all of the tax considerations that may be relevant to you or your situation, particularly if you are subject to special tax rules. You should consult your tax advisor about the tax consequences of holding debt securities, including the relevance to your particular situation of the considerations discussed below, as well as of state, local and other tax laws.

Colombian Taxation

Under current Colombian law, payments of principal and interest on the debt securities are not subject to Colombian income or withholding tax, provided that the holder of the debt securities is not a Colombian resident and is not domiciled in

Colombia. In addition, gains realized on the sale or other disposition of the debt securities will not be subject to Colombian income or withholding tax, provided that the holder of the debt securities is not a Colombian resident and is not domiciled in Colombia. There are no Colombian transfer, inheritance, gift or succession taxes applicable to the debt securities.

United States Federal Taxation

The following discussion describes the material U.S. federal income tax consequences of your purchase, ownership and disposition of a debt security. The following discussion does not describe any material U.S. federal income tax consequences attributable to investing in warrants. The discussion is based on the provisions of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), its legislative history, existing and proposed regulations promulgated by the U.S. Department of the Treasury under the Code (the “Treasury Regulations”), published rulings and judicial decisions interpreting the Code as of the date that this prospectus was issued. These laws and authorities may be repealed, revoked or modified, possibly with retroactive effect. No assurances can be given that any changes in these laws or authorities will not affect the accuracy of the discussion below. This discussion does not cover any U.S. state or local, or non-U.S. tax issues, nor does it cover issues under the U.S. federal estate or gift tax laws.

Colombia has not sought any ruling from the U.S. Internal Revenue Service (the “IRS”) with respect to the statements made and the conclusions reached in this discussion, and there can be no assurance that the IRS will agree with all of such statements and conclusions. A different treatment from that described below could adversely affect the amount, timing, and character of income, gain or loss in respect of an investment in the debt securities.

This discussion deals only with holders that (i) hold a debt security as a capital asset for U.S. federal income tax purposes (generally, property held for investment), (ii) were initial purchasers of that debt security, and (iii) acquired the debt security at its issue price. This discussion does not purport to deal with all aspects of U.S. federal income taxation that may be relevant to a particular holder in light of the holder’s circumstances (for example, persons subject to the alternative minimum tax provisions of the Code). This discussion also assumes that you are not subject to any special U.S. federal income tax rules, including, among others, the special tax rules applicable to:

•	persons subject to special tax accounting rules under Section 451(b) of the Code;

•	dealers in securities or currencies;

•	securities traders using a mark-to-market accounting method;

•	banks or life insurance companies;

•	persons subject to the alternative minimum tax;

•	United States expatriates;

•	persons that purchase or sell debt securities as part of a wash sale for tax purposes;

•	persons that purchase or sell debt securities as part of a hedging transaction or as a position in a straddle or conversion transaction;

•	partnerships or other entities classified as partnerships for U.S. federal income tax purposes, or persons holding debt securities through partnerships or other pass-through entities;

•	U.S. Holders (as defined below) that do not use the U.S. dollar as their functional currency; or

•	tax-exempt organizations.

If any of these assumptions are not correct in your case, the purchase, ownership or disposition of a debt security may have U.S. federal income tax consequences to you that differ from, or are not covered in, this discussion.

If a partnership (including any entity classified as a partnership for U.S. federal income tax purposes) is a beneficial owner of a debt security, the tax treatment of a partner in that partnership generally will depend on the status of the partner and the activities of the partnership. Holders of debt securities that are partnerships and partners in those partnerships should consult their own tax advisor regarding the U.S. federal income tax consequences of purchase, ownership and disposition of the debt securities.

Any special material U.S. federal income tax consequences not otherwise discussed herein, that are applicable to any particular issued debt securities, or that are applicable to any particular issued warrants, will be discussed in the applicable prospectus supplement, as necessary.

You should consult your own tax advisor concerning the U.S. federal, state, local, non-U.S. and other tax consequences to you of the purchase, ownership or disposition of a debt security.

U.S. Holders

This section applies to you if you are a “U.S. Holder,” meaning that you are the beneficial owner of a debt security and you are:

•	an individual citizen or resident of the United States for U.S. federal income tax purposes;

•	a corporation (or other entity classified as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any state thereof or the District of Columbia;

•	an estate whose income is subject to U.S. federal income taxation regardless of its source; or

•	a trust (A) if a court within the United States is able to exercise primary jurisdiction over your administration and one or more “United States persons” as defined in the Code (each a “U.S. Person”) have authority to control all your substantial decisions, or (B) that was in existence on August 20, 1996 and has made a valid election under the Treasury Regulations to be treated as a U.S. trust.

If you are not a U.S. Holder, this section does not apply to you and you should refer to “—Non-U.S. Holders” below.

Payments of Interest. Payments or accruals of stated interest on a debt security generally will be taxable to you as ordinary income. If you generally report your taxable income using the accrual method of accounting, you must include payments of interest in your income as they accrue. If you generally report your taxable income using the cash method of accounting, you must include payments of interest in your income when you actually or constructively receive them.

You must include any tax withheld from the interest payment as ordinary income even though you do not in fact receive it. You may be entitled to deduct or credit this tax, subject to applicable limits. You will also be required to include in income as interest any additional amounts paid with respect to withholding tax on the debt securities, including withholding tax on payments of such additional amounts. For purposes of the “foreign tax credit” provisions of the Code, interest (including any additional amounts) on a debt security generally will constitute “foreign source income” and will, depending on your circumstances, be categorized as “passive” or “general” category income for purposes of computing the foreign tax credit allowable to you under U.S. federal income tax laws.

Disposition of Debt Securities. If you sell or otherwise dispose of a debt security, you generally will recognize a gain or loss equal to the difference between your “amount realized” and your “adjusted tax basis” in the debt security. Your “amount realized” will be the value of what you receive for selling or otherwise disposing of the debt security, other than amounts that represent interest that is due to you but that has not yet been paid (which will be taxed to you as ordinary interest income to the extent not previously included in income). Your “adjusted tax basis” in the debt security will generally equal the amount that you paid for the debt security.

Gain or loss from the sale or other disposition of a debt security generally will be capital gain or loss, and will be long-term capital gain or loss if at the time you sell or dispose of the debt security, you have held the debt security for more than one year, or will be short-term capital gain or loss if you have held the debt security for one year or less. Under the current U.S. federal income tax law, long-term capital gains of non-corporate taxpayers may be taxed at lower rates than items of ordinary income. Your ability to offset capital losses against ordinary income is limited. Any capital gains or losses that arise when you sell or dispose of a debt security generally will be treated as U.S. source income, or loss allocable to U.S. source income, for purposes of the foreign tax credit provisions of the Code.

Medicare Tax. A U.S. Holder that is an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, will be subject to a 3.8 percent Medicare tax on the lesser of (i) the U.S. Holder’s “net investment income” (or, in the case of an estate or trust, the “undistributed net investment income”) for the relevant taxable year and (ii) the excess of the U.S. Holder’s modified adjusted gross income for the taxable year over a certain threshold (which in the case of individuals will be between $125,000 and $250,000, depending on the individual’s circumstances). A U.S. Holder’s net investment income generally will include its interest income and its net gains from the disposition of the debt securities, unless such interest income or net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). If you are an individual, estate or trust, you are urged to consult your own tax advisor regarding the applicability of the Medicare tax to your income and gains in respect of your investment in the debt securities.

Information with Respect to Foreign Financial Assets. Owners of “specified foreign financial assets” with an aggregate value in excess of $50,000 on the last day of the taxable year, or $75,000 at any time during the taxable year generally may be required to file information reports with respect to such assets with their U.S. federal income tax returns. Depending on your circumstances, higher threshold amounts may apply. “Specified foreign financial assets” include any financial accounts maintained by foreign financial institutions, as well as any of the following, but only if they are held for investment and not held in accounts maintained by financial institutions: (i) stocks and securities issued by non-U.S. persons,

(ii) financial instruments and contracts that have non-U.S. issuers or counterparties, and (iii) interests in non-U.S. entities. The debt securities may be treated as specified foreign financial assets and you may be subject to this information reporting regime. Failure to file information reports may subject you to penalties. You should consult your own tax advisor regarding your obligation to file information reports with respect to the debt securities.

Non-U.S. Holders

This section applies to you if you are a “Non-U.S. Holder,” meaning that you are a beneficial owner of a debt security and are not a partnership for U.S. federal income tax purposes or a “U.S. Holder” as defined above.

Payments of Interest. Subject to the discussion of backup withholding below, you generally will not be subject to U.S. federal income tax, including withholding tax, on interest that you receive on a debt security unless you are engaged in a trade or business in the United States and the interest on the debt security is treated for U.S. federal income tax purposes as “effectively connected” to that trade or business (or, if an income tax treaty applies, the interest is attributable to a permanent establishment or fixed place of business maintained by you within the United States). If you are engaged in a U.S. trade or business and the interest income is deemed to be effectively connected to that trade or business, you generally will be subject to U.S. federal income tax on that interest in the same manner as if you were a U.S. Holder. In addition, if you are a non-U.S. corporation, your interest income subject to tax in that manner may increase your liability under the U.S. “branch profits tax” currently imposed at a 30% rate (or a lower rate under an applicable tax treaty).

Disposition of Debt Securities. Subject to the backup withholding discussion below, you generally will not be subject to U.S. federal income tax or withholding tax on any capital gain that you realize when you sell or otherwise dispose of a debt security unless:

1.	that gain is effectively connected for U.S. federal income tax purposes to any U.S. trade or business you are engaged in (or, if an income tax treaty applies, the gain is attributable to a permanent establishment or fixed base in the United States); or

2.

if you are a nonresident alien individual, you are present in the United States for 183 days or more during the taxable year in which you sell or otherwise dispose of the debt security and either (i) you have a “tax home” (as defined in the Code) in the United States during the taxable year in which you sell or otherwise dispose of the debt security, or (ii) the gain is attributable to any office or other fixed place of business that you maintain in the United States.

If you are a Non-U.S. Holder described under (1) above, you generally will be subject to U.S. federal income tax on such gain in the same manner as a U.S. Holder and, if you are a non-U.S. corporation, you may also be subject to the U.S. branch profits tax as described above. If you are a Non-U.S. Holder described under (2) above, you generally will be subject to a 30% percent tax on the gain derived from the sale or other taxable disposition of a debt security, which may be offset by certain U.S. source capital losses (notwithstanding the fact that you are not considered a U.S. resident for U.S. federal income tax purposes). Any amount attributable to accrued but unpaid interest on a debt security generally will be treated in the same manner as payments of interest made to you, as described above under “—Payments of Interest.”

Backup Withholding and Information Reporting

If you are a U.S. Holder, and unless you prove that you are exempt, information reporting requirements will apply to payments of principal and interest on a debt security to you if such payments are made within the United States. Such payments will be considered made within the United States if transferred to an account maintained in the United States or mailed to a United States address, and the amount is paid by or through a custodian or nominee that is a “U.S. Controlled Person,” as defined below. Backup withholding will apply to such payments of principal and interest if (i) you fail to provide an accurate taxpayer identification number; (ii) you fail to certify that you are not subject to backup withholding; (iii) you are notified by the IRS that you have failed to report all interest and dividend income required to be shown on your U.S. federal income tax returns; or (iv) you fail to demonstrate your eligibility for an exemption.

If you are a Non-U.S. Holder, you generally are exempt from these withholding and reporting requirements (assuming that the gain or income is otherwise exempt from U.S. federal income tax), but you may be required to comply with certification and identification procedures in order to establish your exemption. If you are paid the proceeds of a sale or redemption of a debt security effected at the U.S. office of a broker, you generally will be subject to the information reporting and backup withholding rules. In addition, the information reporting rules will apply to payments of proceeds of a sale or redemption effected at a non-U.S. office of a broker that is a “U.S. Controlled Person,” as defined below, unless the broker has documentary evidence that the holder or beneficial owner is not a U.S. Holder (and has no actual knowledge or reason to know to the contrary) or the holder or beneficial owner otherwise establishes an exemption. A U.S. Controlled Person is:

•	a U.S. Person;

•	a “controlled foreign corporation” for U.S. federal income tax purposes;

•	a non-U.S. person 50% or more of whose gross income is effectively connected with a U.S. trade or business for U.S. federal income tax purposes for a specified three-year period; or

•	a non-U.S. partnership in which U.S. Persons hold, at any time during the non-U.S. partnership’s tax year, more than 50% of the income or capital interests or which is engaged in a U.S. trade or business.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to you generally will be allowed as a refund or a credit against your U.S. federal income tax liability as long as you provide the required information to the IRS in a timely manner.

DEBT RECORD

Colombia has regularly met all principal and interest obligations on its external debt for over 80 years.

PLAN OF DISTRIBUTION

Colombia may sell the debt securities and warrants in any of the following ways:

•	through underwriters or dealers;

•	directly to one or more purchasers; or

•	through agents.

Each prospectus supplement will set forth:

•	the name(s) and address(es) of any underwriters

•	or agents;

•	the purchase price of the securities;

•	the net proceeds to Colombia from the sale;

•	any underwriting discounts, agent commissions or other items constituting underwriters’ or agents’ compensation;

•	any initial public offering price and, if applicable, the auction mechanics used to determine such price;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchanges on which the securities may be listed.

If underwriters are used in the sale of any securities, the underwriters will purchase the securities for their own accounts and may resell them from time to time in one or more transactions, including:

•	in negotiated transactions;

•	at a fixed public offering price; or

•	at varying prices to be determined at the time of sale.

Colombia may offer the securities to the public either through underwriting syndicates represented by managing underwriters or directly by underwriters. Unless otherwise set forth in the applicable prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to certain conditions precedent. The underwriters will be obligated to purchase all of the securities if any are purchased. The underwriters may change any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

Underwriters may sell securities to or through dealers, and these dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters or commissions from the purchasers for whom they may act as agents.

Underwriters, dealers and agents that participate in the distribution of the securities may be deemed to be underwriters, and any discount or commission received by them from Colombia and any profit realized on the resale of securities by them may be deemed to be underwriting discounts and commissions under the Securities Act. The related prospectus supplements will identify any of these underwriters or agents and will describe any compensation received from Colombia.

Colombia may also sell the securities directly to the public or through agents designated by Colombia from time to time. The applicable prospectus supplement will name any agent involved in the offer or sale of securities and will disclose any commissions Colombia may pay to these agents. Unless otherwise specified in the applicable prospectus supplement, an agent used in the sale of securities will sell the securities on a best efforts basis for the period of its appointment.

Colombia may authorize agents, underwriters or dealers to solicit offers by certain specified entities to purchase the securities from Colombia under delayed delivery contracts. Purchasers of securities under delayed delivery contracts will pay the public offering price and will take delivery of these securities on a date or dates stated in the applicable prospectus supplement. Delayed delivery contracts will be subject only to those conditions set forth in the applicable prospectus supplement. The applicable prospectus supplement will set forth the commission payable for solicitation of these delayed delivery contracts.

Colombia may offer the securities of any series to holders of other Colombian securities as consideration for the purchase or exchange by Colombia of these other outstanding securities. This offer may be in connection with a publicly announced tender, exchange or other offer for these securities or in privately negotiated transactions. This type of offering may be in addition to or in lieu of sales of securities directly or through underwriters or agents as set forth in the applicable prospectus supplement.

Colombia may agree to indemnify agents and underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments which the agents or underwriters may be required to make in respect of any of these liabilities.

Agents and underwriters may engage in transactions with or perform services for Colombia in the ordinary course of business.

OFFICIAL STATEMENTS

Information included or incorporated by reference in this prospectus which is identified as being derived from a publication of, or supplied by, Colombia or one of its agencies or instrumentalities is included on the authority of that publication as a public official document of Colombia. All other information included or incorporated by reference in this prospectus and the registration statement (of which this prospectus is a part) is included as a public official statement made on the authority of the Minister of Finance and Public Credit of Colombia.

VALIDITY OF THE SECURITIES

The validity of the securities of each series will be passed upon for Colombia by the Head or Acting Head of the Legal Affairs Group of the General Directorate of Public Credit and National Treasury, and by Arnold & Porter Kaye Scholer LLP, 250 West 55th Street, New York, New York 10019-9710, United States counsel to Colombia. The validity of the securities of each series will be passed upon on behalf of any agents or underwriters by counsel named in the applicable prospectus supplement.

As to all matters of Colombian law, Arnold & Porter Kaye Scholer LLP will assume the correctness of the opinion of the Head or Acting Head of the Legal Affairs Group of the General Directorate of Public Credit and National Treasury. As to all matters of United States law, the Head or Acting Head of the Legal Affairs Group of the General Directorate of Public Credit and National Treasury will assume the correctness of the opinion of Arnold  & Porter Kaye Scholer LLP.

AUTHORIZED REPRESENTATIVE

The authorized representative of Colombia in the United States of America is the Consul General of the Republic of Colombia in The City of New York, whose address is 10 East 46th Street, New York, New York 10017, or such person as is designated in the applicable prospectus supplement.

WHERE YOU CAN FIND MORE INFORMATION

Colombia has filed a registration statement with the SEC relating to the debt securities and warrants. This prospectus does not contain all of the information described in the registration statement.

For further information, you should refer to the registration statement.

Colombia is not subject to the informational requirements of the U.S. Securities Exchange Act of 1934. Colombia commenced filing annual reports on Form 18-K with the SEC on a voluntary basis beginning with its fiscal year ended December 31, 1996. These reports include certain financial, statistical and other information concerning Colombia. Colombia may also file amendments on Form 18-K/A to its annual reports for the purpose of incorporating information in the Form 18-K or filing with the SEC exhibits which have not been included in the registration statement to which this prospectus and any prospectus supplements relate. When filed, this information and these exhibits will be incorporated by reference into, and these exhibits will become part of, this registration statement.

You can request copies of these documents by writing to the SEC. You may also read and copy these documents at the SEC’s public reference room in Washington, D.C.:

SEC Public Reference

100 F Street, N.E., Room 1580

Washington, D.C. 20549

Colombia’s SEC filings are also available to the public from the SEC’s website at http://www.sec.gov. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room or log on to www.sec.gov.

The SEC allows Colombia to incorporate by reference some information that Colombia files with the SEC. Incorporated documents are considered part of this prospectus. Colombia can disclose important information to you by referring you to those documents. The following documents, which Colombia has filed or will file with the SEC, are considered part of and incorporated by reference in this prospectus and any accompanying prospectus supplement:

•	Colombia’s annual report on Form 18-K for the year ended December 31, 2019 filed with the SEC on September 24, 2020 (SEC File No. 033-73840);

•	All amendments on Form 18-K/A to the 2019 annual report filed on or prior to the date of this prospectus;

•	Any amendment on Form 18-K/A to the 2019 annual report filed after the date of this prospectus and prior to the termination of the offering of the securities; and

•	Each subsequent annual report on Form 18-K and any amendment on Form 18-K/A filed after the date of this prospectus and prior to the termination of the offering of the securities.

Later information that Colombia files with the SEC will update and supersede earlier information that it has filed.

Any person receiving a copy of this prospectus may obtain, without charge and upon request, a copy of any of the above documents (including only the exhibits that are specifically incorporated by reference in them). Requests for such documents should be directed to:

Dirección General de Crédito Público y

Tesoro Nacional

Ministerio de Hacienda y Crédito Público

Carrera 8, No. 6C-38, Piso 1

Bogotá, D.C.

Colombia

Telephone:    57-1-381-2802/57-1-381-2156

Facsimile:    57-1-381-2801/57-1-381-2102

REPUBLIC OF COLOMBIA

Ministerio de Hacienda y Crédito Público

Dirección General de Crédito Público y Tesoro Nacional

Carrera 8, No. 6C-38, Piso 1

Bogotá D.C., Colombia

TRUSTEE, REGISTRAR, PAYING AND TRANSFER AGENT

The Bank of New York Mellon

Global Trust Services—Americas

240 Greenwich Street, Floor 7E

New York, New York 10286

PAYING AGENT

The Bank of New York Mellon S.A./N.V., Luxembourg Branch

Vertigo Building-Polaris

2-4 rue Eugène Ruppert

L-2453 Luxembourg

Luxembourg

LISTING AGENT

Banque International á Luxembourg S.A.

69, route d’Esch

L-2953 Luxembourg

LEGAL ADVISORS TO THE REPUBLIC

As to United States Law	As to Colombian Law

Arnold & Porter Kaye Scholer LLP	Legal Affairs Group
250 West 55th Street	Ministerio de Hacienda y Crédito Público
New York, New York 10019	Dirección General de Crédito Público y Tesoro Nacional
Carrera 8, No. 6C-38, Piso 1
Bogotá D.C., Colombia

LEGAL ADVISORS TO THE UNDERWRITERS

As to United States Law	As to Colombian Law

Sullivan & Cromwell LLP	Brigard & Urrutia Abogados S.A.S.
125 Broad Street	Calle 70 Bis No. 4-41
New York, New York 10004	Bogotá D.C., Colombia